UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Time Warner Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

April 8, 2013

Dear Fellow Stockholder:

You’re cordially invited to attend Time Warner Inc.’s 2013 Annual Meeting of Stockholders. The meeting will be held on Thursday, May 23, 2013, at 10:00 a.m. (local time) at the Omni Hotel at CNN Center in Atlanta, Georgia. A map with directions to the meeting is provided on the last page of this Proxy Statement. If you are unable to attend the meeting in person, please listen to the webcast live on the Internet at www.timewarner.com/annualmeetingmaterials.

Details about the business to be conducted at the Annual Meeting and other information can be found in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. As a stockholder, you will be asked to vote on a number of proposals.

Whether or not you plan to attend the Annual Meeting of Stockholders in person, your vote is important. After reading the attached Notice of Annual Meeting of Stockholders and Proxy Statement, please submit your proxy or voting instructions promptly.

We look forward to seeing those of you who are able to attend the Annual Meeting in person.

Sincerely,

Jeffrey L. Bewkes

Chairman of the Board

and Chief Executive Officer

YOUR VOTE IS IMPORTANT. PLEASE PROMPTLY SUBMIT YOUR PROXY

BY INTERNET, TELEPHONE OR MAIL.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

The Annual Meeting (the “Annual Meeting”) of Stockholders of Time Warner Inc. (the “Company”) will be held on Thursday, May 23, 2013, at 10:00 a.m. (local time). The meeting will take place at:

Omni Hotel at CNN Center

Grand Ballroom, M4 Level, North Tower

100 CNN Center

Atlanta, GA 30303

(see directions to the meeting and parking instructions on the last page)

The purposes of the meeting are:

1.	To elect 11 directors named in the attached Proxy Statement for a term of one year and until their successors are duly elected and qualified;

2.	To ratify the appointment of the firm Ernst & Young LLP as independent auditors of the Company for 2013;

3.	To hold an annual advisory vote to approve named executive officer compensation;

4.	To approve the Time Warner Inc. 2013 Stock Incentive Plan; and

5.	To transact such other business as may properly come before the Annual Meeting.

The close of business on March 25, 2013, is the record date for determining stockholders entitled to vote at the Annual Meeting or any adjournments or postponements thereof. Only holders of the Company’s common stock as of the record date are entitled to vote on the proposals described in this Notice of Annual Meeting of Stockholders and the accompanying Proxy Statement.

You can vote your shares using one of the following methods:

•

If you received a Notice of Internet Availability of Proxy Materials, submit your proxy or voting instructions via the Internet using the instructions included in the Notice of Internet Availability of Proxy Materials;

•

If you received a paper copy of the proxy materials, follow the instructions on the proxy card or voting instruction form and submit your proxy or voting instructions (i) via the Internet, (ii) by telephone or (iii) by completing and signing the written proxy card or voting instruction form and returning it in the pre-addressed reply envelope included with the printed proxy materials; or

•	Attend and vote at the Annual Meeting.

Whether or not you plan to attend the Annual Meeting in person, please promptly submit your proxy or voting instructions by Internet, telephone or mail by following the instructions found on your Notice of Internet Availability of Proxy Materials, proxy card or voting instruction form. Any holder of record who is present at the Annual Meeting may vote in person instead of by proxy, thereby revoking any previous proxy. If your shares are held through a bank or brokerage account, you will need to contact your bank or broker to obtain a written legal proxy from the record holder of your shares to vote in person at the Annual Meeting.

If you are planning to attend the Annual Meeting in person, because of security procedures, you should register in advance to be admitted to the Annual Meeting. You can register in advance by calling (855) 840-9414 by Monday, May 20, 2013. In addition to registering in advance, you will be required to present government-issued photo identification (e.g., driver’s license or passport) to be admitted to the Annual Meeting. Inspection of packages and bags, among other measures, may be employed to enhance the security of those attending the Annual Meeting. These procedures may require additional time, so please plan accordingly. To avoid disruption, admission may be limited once the Annual Meeting begins.

TIME WARNER INC.

PAUL F. WASHINGTON

Corporate Secretary

April 8, 2013

2013 PROXY STATEMENT SUMMARY

This summary highlights information contained in this Proxy Statement. You should read the entire Proxy Statement carefully before voting.

Annual Meeting of Stockholders

• Date and Time	Thursday, May 23, 2013, at 10:00 a.m. (local time)

• Place	Omni Hotel at CNN Center Grand Ballroom, M4 Level, North Tower 100 CNN Center Atlanta, GA 30303 (see directions to the meeting and parking instructions on the last page)

• Record Date	March 25, 2013

• Voting	Every holder of Time Warner common stock, par value $0.01 per share (“Common Stock”), on the record date will be entitled to one vote per share on all matters properly presented at the Annual Meeting.

Matters to be Voted on at the Annual Meeting

Matter		Board Recommendation	Page Reference For More Information

Election of 11 directors for a term of one year and until their successors are duly elected and qualified		FOR each nominee	Pages 10 to 20

James L. Barksdale	Fred Hassan
William P. Barr	Kenneth J. Novack
Jeffrey L. Bewkes	Jessica P. Einhorn
Stephen F. Bollenbach	Paul D. Wachter
Robert C. Clark	Deborah C. Wright
Mathias Döpfner

Ratification of the appointment of the firm Ernst & Young LLP as independent auditors for 2013		FOR	Page 21

Advisory vote to approve named executive officer compensation		FOR	Page 22

Approval of the Time Warner Inc. 2013 Stock Incentive Plan		FOR	Pages 23 to 31

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 1

2012 Company Performance

2012 Financial Performance Highlights1

•

Adjusted Diluted Net Income per Common Share (“Adjusted EPS”) grew 13.5% to a record $3.28 for 2012 – the fourth straight year of double-digit growth in Adjusted EPS. Diluted Income per Common Share increased from $2.71 for 2011 to $3.09 for 2012.

13.5% Growth

•	Adjusted Operating Income increased 4.5% from 2011, reaching a record $6.1 billion. At the same time, Operating Income rose 1.9% from $5.8 billion in 2011 to $5.9 billion in 2012.

4.5% Growth

•

The Company delivered strong Free Cash Flow, increasing 8.6% from 2011, which was due in part to the growth in Adjusted Operating Income. In 2012, Cash Provided by Operations from Continuing Operations reached $3.5 billion, up from $3.4 billion in 2011.

8.6% Growth

[1]	See Annex A to this Proxy Statement for definitions of the non-GAAP financial measures discussed in this summary (i.e., Adjusted EPS, Adjusted Operating Income, Free Cash Flow and return on invested capital excluding the impact of certain purchase price adjustments) and a reconciliation of each such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

2 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

•

The Company’s one-year total stockholder return (“TSR”) was 35.8% compared to a weighted average TSR of 16.0% for the S&P 500 Index, and the price of the Company’s Common Stock increased 32.3% during 2012. The Company also delivered a return on invested capital (excluding the impact of purchase price adjustments from a merger in 2001 and a significant corporate structure transaction in 2003) of 19% in 2012. See footnote 5 of the Reconciliation of Return on Invested Capital in Annex A for more information regarding the merger and the corporate structure transaction.

2012 Business Highlights – Significant Progress on Key Long-Term Strategic Objectives

•

Increasing investments in content. In 2012, the Company continued to invest aggressively to create, acquire and distribute compelling content, which resulted in continued leadership in television ratings and box office performance, as well as critical acclaim.

•

Advancing the digital transition of its businesses with Content Everywhere strategy. In 2012, the Company continued to develop and accelerate digital business models, such as TV Everywhere, UltraViolet, Disc-to-Digital and tablet editions of magazines, and entered into multi-year licensing agreements with subscription video-on-demand services.

•

Expanding the Company’s international businesses. During 2012, the Company continued to expand its international businesses, launching new networks and premium pay television services in Europe and Asia.

•

Improving the Company’s operating and capital efficiency. The Company reduced total operating expenses in 2012 while continuing to invest aggressively in content, and returned $4.3 billion to stockholders in the form of increased dividends and share repurchases.

For additional information regarding the Company’s 2012 business achievements, see page 50.

2012 Compensation

The Compensation and Human Development Committee (the “Compensation Committee”) is guided by its pay-for-performance philosophy and made compensation decisions regarding the Company’s named executive officers (“NEOs”) that reflect the Company’s strong 2012 financial performance and progress made on its key long-term strategic objectives under the effective leadership of the Company’s executive officers. The 2012 total direct compensation of Jeffrey Bewkes, the Company’s Chairman and CEO, was flat compared to the prior year reflecting the challenging bonus targets set for 2012. The components of Mr. Bewkes’ compensation were:

•	Base salary: $2.0 million, as set out in his employment agreement.

•

Performance-based cash bonus: The amount awarded to Mr. Bewkes ($13.6 million) reflected both the Company’s strong 2012 performance and the Compensation Committee’s review of Mr. Bewkes’ individual performance, in both cases against goals set at the beginning of the year.

•

Long-term incentive compensation: Mr. Bewkes was awarded performance stock units (“PSUs”), restricted stock units (“RSUs”) and stock options with an aggregate grant date fair value of $9.9 million. The value that Mr. Bewkes will actually realize from these awards will be based on the extent to which the Company is able to deliver long-term financial results and stock price growth.

Additional information regarding the executive compensation program and 2012 compensation is discussed in the “Compensation Discussion and Analysis” section of this Proxy Statement, beginning on page 49.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 3

New Employment Agreement for Chairman & CEO

In 2012, in anticipation of the expiration of Mr. Bewkes’ 2008 employment agreement on December 31, 2012, the Compensation Committee determined that it would be in the best interest of the Company to extend the term of Mr. Bewkes’ employment and retain his leadership for an additional five years. This decision was driven by the Company’s financial and operating performance since January 2008, when Mr. Bewkes became the CEO of the Company. During this period and under Mr. Bewkes’ leadership, the Company has delivered very strong financial results, developed, implemented and executed a new content-focused strategy and significantly increased stockholder returns.

Financial Performance Highlights during Mr. Bewkes’ Tenure as CEO

•	Adjusted EPS has increased at a compound annual growth rate (“CAGR”) of 15.6% since December 2007.

•	Adjusted Operating Income has increased at a CAGR of 7.0% since December 2007.

4 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

•	The Company has delivered stockholder returns during the most recent one-, three- and five-year periods that significantly exceeded the weighted average TSR of the S&P 500 during the same periods.

•

The following table shows the Company’s five-year TSR compared to the five-year TSR for the S&P 500 Index. The table assumes that $100 was invested in the Company’s Common Stock and the S&P 500 Index on December 31, 2007.

Business Highlights during Mr. Bewkes’ Tenure as CEO

Under Mr. Bewkes’ leadership, the Company has pursued a content-focused strategy designed to provide sustainable, attractive growth and returns for the Company’s stockholders. During his tenure, the Company has made significant and consistent progress in executing this strategy, including:

•

Repositioning the Company to focus on the creation, packaging and distribution of compelling branded content globally. As part of this strategy, the Company successfully spun-off Time Warner Cable Inc. and AOL Inc. to stockholders in 2009. Narrowing the Company’s focus provided better alignment among its divisions and allowed it to dedicate its resources to the accomplishment of its key long-term strategic objectives.

•

Creating compelling branded content. The Company significantly increased its investment in programming and production, which resulted in an expanded slate of original programming on the Company’s networks and premium pay television services, the acquisition and extension of marquee sports programming and the development of record-breaking and award-winning film franchises. In particular, the increased programming investment strengthened the competitive position of the Company’s networks and premium pay television services and laid the foundation for continued growth in subscription revenues in the coming years.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 5

•

Leading the development of new digital business models through its Content Everywhere strategy. The Company has led the industry in the development and adoption of new business models for the distribution of content that enable consumers to access content on any device and at any time. For example, Turner and HBO were instrumental in developing the technology and business rules to make TV Everywhere a success and were the first among their peers to widely offer these rights to their distribution partners. Likewise, Warner Bros. was a leading force behind the launch of UltraViolet, the new multiplatform standard for the home entertainment industry. In addition, Time Inc. was the first major publisher to offer subscribers to its U.S. magazines full access to those titles in print and on tablets.

•

Expanding international operations. The Company has executed an international strategy that has focused on achieving scale in industry segments and territories with attractive growth prospects, including in Latin America, Asia and Central and Eastern Europe. The successful execution of its strategy resulted in international revenue growth despite a stronger U.S. dollar. At the same time, the Company focused on rationalizing its networks’ cost structure in territories where it does not have a scale position.

•

Managing capital to provide sustainable, attractive growth and stockholder returns. From 2008 through 2012, the Company generated strong Free Cash Flow, increased its quarterly dividend three times (in each of 2010, 2011 and 2012) and repurchased more than $11 billion in Common Stock, returning an aggregate of $16.2 billion to stockholders from 2008 to 2012.

Factors Considered by the Compensation Committee in Setting Compensation Level and Structure

The Compensation Committee’s charter outlines the following factors for the Committee to take into consideration when determining compensation for the CEO.

•	Compensation previously provided to the CEO.

•	The Company’s overall performance and stockholder return.

•	The achievement of specific performance objectives that the Committee establishes on an annual basis.

•	The value of compensation provided to individuals in similar positions at comparable companies (i.e., one or more peer groups).

•	The measures taken by the Company to enhance its corporate compliance programs and to improve its systems of internal controls.

•	The views expressed by stockholders on executive compensation matters.

In determining the level and structure for Mr. Bewkes’ compensation under his new employment agreement, the Compensation Committee considered all the factors specified in the Committee’s charter and noted the following:

•

Prior Compensation Level. The target compensation level determined for Mr. Bewkes was driven by the amount of his compensation as of 2012, which had not been increased since 2010, and the Compensation Committee’s desire to recognize the Company’s very strong performance since Mr. Bewkes became CEO.

•

Peer Compensation Levels. While the Compensation Committee was mindful of the compensation provided to CEOs at comparable companies, it also recognized that some of the Company’s entertainment industry peers are effectively controlled companies. Accordingly, and consistent with the Compensation Committee’s practice, the Committee did not target an increase in Mr. Bewkes’ compensation on a specific percentile of compensation for CEOs at the Company’s entertainment industry peers.

•

Stockholder Alignment and Views. The Committee endeavored to provide a compensation structure that will provide effective incentives for Mr. Bewkes to continue to drive future long-term stockholder value and returns with a significant portion of his compensation tied to the Company’s long-term financial and stock price performance. In addition, the Committee considered the views expressed by some of the Company’s stockholders, including that (i) more of Mr. Bewkes’ compensation should be focused on long-term performance, (ii) gross-ups to cover excise taxes are considered a poor pay practice, and (iii) large up-front equity award grants can create the potential for significant windfalls for executives.

6 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

Following the Compensation Committee’s evaluation, the Committee developed the terms of a new agreement that (i) provides Mr. Bewkes with a compensation increase in 2013 that the Committee believes is appropriate in light of his historical and expected future performance and (ii) is structured to reflect the views of the Company’s stockholders and leading governance practices. The Company and Mr. Bewkes entered into a new five-year employment agreement in November 2012 that became effective January 1, 2013.

Key Employment Agreement Terms

•	Base salary and target annual bonus have not changed from 2010 levels.

•

Increase in target compensation consists entirely of increase in the target value of annual long-term incentives, with future long-term incentive awards consisting solely of stock options and PSUs (i.e., no time-vested RSUs).

•	No up-front equity grant.

•	Eliminated excise tax gross-up upon a change in control of the Company.

Stockholder Engagement

The Company has long-standing practice of actively engaging with its stockholders on executive compensation and corporate governance matters, generally both before and after its annual meeting of stockholders. For example, before and after each of the 2011 and 2012 Annual Meetings of Stockholders, the Company spoke with stockholders representing 40-55% of the Company’s outstanding Common Stock regarding their views on the advisory vote to approve NEO compensation and other compensation and governance matters.

At the 2011 Annual Meeting, 77.45% of the votes cast were in favor of the advisory vote to approve NEO compensation and, at the 2012 Annual Meeting, 79.32% were in favor of the advisory vote to approve NEO compensation. The Company placed a particular focus on seeking to speak with stockholders who voted against the proposals.

The discussions with stockholders have helped to inform the Compensation Committee’s deliberations and decisions regarding (i) the changes to the performance measures for the PSUs implemented in January 2012; (ii) the new compensation structure for the Company’s Chairman and CEO under the employment agreement entered into in November 2012, including an increased emphasis on long-term, performance-based compensation; and (iii) the 2013 Stock Incentive Plan being presented for stockholder approval at the 2013 Annual Meeting. For more information regarding the Company’s engagement with its stockholders, see pages 54 to 55 in the “Compensation Discussion and Analysis” section.

Approval of the Time Warner Inc. 2013 Stock Incentive Plan

The Company is asking its stockholders to approve the Time Warner Inc. 2013 Stock Incentive Plan (the “2013 Plan”). The purpose of the 2013 Plan is to aid the Company in recruiting and retaining employees, directors and advisors and to provide them with incentives that are aligned with the interests of the Company’s stockholders through equity grants that increase in value when the price of the Common Stock increases.

The 2013 Plan will replace the Time Warner Inc. 2010 Stock Incentive Plan (the “2010 Plan”), which is the Company’s only active equity plan. If the 2013 Plan is approved by stockholders, the plan will become effective on May 23, 2013, and the Company will terminate the 2010 Plan in the third quarter of 2013. Any equity awards by the Company after May 23, 2013 will continue to be made under the 2010 Plan until it is terminated, and then awards will be made under the 2013 Plan. The Company expects to grant a limited number of awards under the 2010 Plan after May 23, 2013 and prior to its termination. The number of shares represented by awards made during this period will be treated by the Company as reducing the total number of shares available under the 2013 Plan.

The Board recommends that the Company’s stockholders vote to approve the 2013 Plan for the following main reasons:

•

Stockholder approval of the 2013 Plan will enable the Company to grant awards using fewer shares. As of March 15, 2013, there were approximately 41.6 million shares available for equity grants out of the 70 million shares authorized under the 2010 Plan. However, of the shares available for equity grants, only approximately 13.1 million shares were available for grants of full-value awards (i.e., RSUs and PSUs). In recent years, the Compensation

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 7

Committee has decided to grant RSUs rather than stock options to employees who receive equity awards other than the Company’s most senior executives. The Compensation Committee’s decision to grant more RSUs and fewer options was based on a desire to continue providing market-competitive equity-based compensation and to use fewer shares.

•

Adoption of the 2013 Plan will not cause incremental dilution to stockholders. The number of shares authorized under the 2013 Plan is less than the number of shares currently available for grants of awards under the 2010 Plan, and the 2013 Plan has the same 1.5% annual cap on awards (as described below), so the adoption of the 2013 Plan by itself will not result in any incremental dilution to the Company’s stockholders. Although the Company’s share repurchase program increases the dilutive impact of equity awards by reducing the number of outstanding shares of Common Stock, the 1.5% annual cap on awards mitigates that consequence and, over time, the share repurchase program results in fewer shares being available for awards granted under the 2013 Plan during any given year. For information regarding the Company’s share repurchases from 2010 through 2012 and current share repurchases authorization, see page 25.

•	The Company has been managing its burn rate and overhang diligently and effectively.

¡

Burn Rate. The Company’s burn rate has declined over the past three years, and its burn rate in 2012 was substantially less than the 2010 Plan’s annual burn rate cap of 1.5% of the total outstanding Common Stock at December 31 of the preceding year, even as the number of outstanding shares has declined due to the Company’s share repurchase program. The 2013 Plan will have the same 1.5% annual cap on awards, which limits the potential dilutive impact of the Company’s share repurchases on awards granted under the 2013 Plan.

¡

Overhang. As of March 15, 2013, the total number of the Company’s outstanding equity awards (assuming a payout of PSUs at target), or “overhang,” was 62.7 million, which represents 6.7% of the Company’s outstanding shares of Common Stock as of that date.

•

The key terms of the 2013 Plan were determined after the Company spoke with many of its institutional stockholders and reviewed the voting policies of the Company’s large institutional stockholders and stockholder advisory firms.

¡

When the Company spoke with stockholders representing over 40% of the outstanding Common Stock at the end of 2012 and early 2013 to discuss the potential terms of a new stock incentive plan, the stockholders expressed support for a new plan that would provide the Company with more flexibility to issue RSUs and PSUs. For more information regarding the Company’s engagement with stockholders, see pages 54 to 55.

For more information regarding the terms of the 2013 Plan, see pages 23 to 31.

8 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

One Time Warner Center

New York, NY 10019-8016

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors (the “Board” or the “Board of Directors”) of Time Warner Inc., a Delaware corporation (“Time Warner” or the “Company”), for use at the Annual Meeting of the Company’s stockholders (the “Annual Meeting”) to be held on Thursday, May 23, 2013, at the Omni Hotel at CNN Center in Atlanta, Georgia, commencing at 10:00 a.m., local time, and at any adjournment or postponement thereof, for the purpose of considering and acting on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and in this Proxy Statement. Stockholders attending the Annual Meeting in person should follow the directions provided on the last page of this Proxy Statement.

As permitted by rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide the majority of its stockholders with access to its proxy materials over the Internet rather than providing them in paper form. Accordingly, the Company will send a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials via the Internet to most of its stockholders of record as of the close of business on March 25, 2013. If you received a Notice of Internet Availability of Proxy Materials, you will not receive a printed copy of the proxy materials unless you request it by following the instructions in the notice for requesting printed materials. On or about April 8, 2013, the Company will begin mailing the Notice of Internet Availability of Proxy Materials to stockholders entitled to vote at the Annual Meeting, as well as printed copies of the Proxy Statement and accompanying form of proxy to some stockholders.

A copy of the Company’s 2012 Annual Report to Stockholders has been sent simultaneously with this Proxy Statement or has been made available to all stockholders entitled to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on Thursday, May 23, 2013:

This Proxy Statement and the Company’s 2012 Annual Report to Stockholders are available electronically at www.timewarner.com/annualmeetingmaterials.

Submitting Your Proxy

Time Warner stockholders should submit their proxy or voting instructions as soon as possible.

If you received a Notice of Internet Availability of Proxy Materials: Please submit your proxy (if you are a registered holder) or voting instructions (if you hold your shares through a bank, brokerage firm or other nominee) via the Internet using the instructions included in the Notice of Internet Availability of Proxy Materials.

If you received a paper copy of the proxy materials: If you are submitting your proxy by mail, please complete, sign and return the proxy card in the pre-addressed reply envelope provided with the proxy materials. The proxy card must be completed in accordance with the instructions on it and received by the Company’s transfer agent Computershare prior to the Annual Meeting. If you are submitting your proxy by telephone, follow the “Vote by telephone” instructions on the Electronic Voting Instructions section of the proxy card delivered with the proxy materials. If you are submitting your proxy by the Internet, follow the “Vote by Internet” instructions on the Electronic Voting Instructions section of the proxy card delivered with the proxy materials. Whichever method you select, for your proxy to be counted, you must submit it prior to 1:00 a.m., Central Time, on May 23, 2013.

If your Time Warner common stock, par value $0.01 per share (“Common Stock”), is held in “street name” and you received a paper copy of the proxy materials, you should submit your voting instructions in accordance with the instructions on the voting instruction form provided by the bank, brokerage firm or other nominee that holds the Common Stock on your behalf.

If you are planning to attend the Annual Meeting and wish to vote your shares in person, you will be given a ballot at the meeting. If your shares are held through a bank, brokerage firm or other nominee, you must obtain a legal proxy from the record holder of your shares to vote at the Annual Meeting.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 9

COMPANY PROPOSALS

PROPOSAL 1: Election of Directors

Director Nominees for 2013 Annual Meeting

The Board of Directors nominated for election at the Annual Meeting the slate of 11 nominees named below on the recommendation of the Nominating and Governance Committee of the Board of Directors (the “Nominating Committee”). Each of the nominees currently serves as a director of the Company and was elected by the stockholders at the Company’s 2012 Annual Meeting of Stockholders.

The nominees for director at the 2013 Annual Meeting will be elected to serve for a one-year term until the next annual meeting of stockholders and until their successors have been duly elected and qualified or until their earlier death, resignation or retirement. If any director nominee is unable or unwilling to serve as a director at the time of the annual meeting of stockholders, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the Board. As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected. The persons named in the proxy intend to vote such proxy for the election of each of the 11 nominees named below, unless the stockholder indicates on the proxy that the vote should be “against” any or all of the nominees.

The Board of Directors recommends a vote FOR the election of the 11 director nominees named below.

Vote Required for Approval

Because the election of the Company’s directors at the 2013 Annual Meeting is uncontested, a majority of the votes duly cast by the holders of Common Stock with respect to each director is required for the election of that director. If the election were contested, directors would be elected by a plurality of the votes cast. If you are a beneficial owner of shares held in street name and do not provide the bank or broker that holds your shares with specific voting instructions, then under New York Stock Exchange (“NYSE”) rules, the bank or broker will not have discretion to vote your shares, in which case your shares will not be voted with respect to the election of directors and will be counted as a “broker non-vote.”

If an incumbent director nominee in an uncontested election receives more “against” votes than “for” votes, the director must submit an offer to resign from the Board. The Board will then consider the resignation offer and may either (i) accept the resignation offer or (ii) reject the resignation offer and seek to address the underlying cause(s) of the “against” votes. The Board is required to make its determination within 90 days following the certification of the stockholder vote and make a public announcement of its decision, including a statement regarding the reasons for its decision if the Board rejects the resignation offer.

10 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

Background of Director Nominees for 2013 Annual Meeting

Set forth below is information regarding each of the 11 nominees, including their ages as of March 28, 2013, current and prior professional experience, tenure on the Company’s Board, service on the boards of directors of other companies, and key skills and professional qualifications that the Board considered in concluding that the director nominees should serve on the Company’s Board. To the extent that any of the director nominees previously served as a director of either the company then known as America Online, Inc. (“Historic AOL”) or the company then known as Time Warner Inc. (“Historic TW”) prior to the merger of Historic AOL and Historic TW on January 11, 2001, this prior service is described in the information set forth below.

James L. Barksdale	Age 70 Director since January 2001

Chairman and President of Barksdale Management Corporation, a private investment management company – April 1999 to present.

•    Prior Professional Experience: Mr. Barksdale served as President and Chief Executive Officer of Netscape Communications Corp. from 1995 to 1999 (when it was acquired by Historic AOL); Chief Operating Officer and then Chief Executive Officer of McCaw Cellular Communications (now AT&T Wireless Services) from 1992 to 1994; Chief Information Officer and then Executive Vice President and Chief Operating Officer of FedEx Corporation from 1979 to 1992; and Chief Information Officer and in other management positions at Cook Industries from 1972 to 1979.

•    Public Company Directorships: Mr. Barksdale serves as a director of FedEx Corporation. During the past five years, Mr. Barksdale also served as a director of Sun Microsystems, Inc. (now Oracle Corporation). He served as a director of Historic AOL from March 1999 to January 2001.

•    Key Skills and Qualifications: Mr. Barksdale brings more than 25 years of leadership and senior management experience as a former senior executive (including Chief Executive Officer) of several major companies with international operations.
Mr. Barksdale’s experience includes leadership roles at consumer-focused, technology-based companies, such as Netscape Communications Corp., McCaw Cellular Communications (now AT&T Wireless Services) and FedEx Corporation. Mr. Barksdale is also a former director of Sun Microsystems, Inc. (now Oracle Corporation). Mr. Barksdale also brings financial experience to the Board, including through his role at Barksdale Management Corporation.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 11

William P. Barr	Age 62 Director since July 2009

Former Attorney General of the United States.

•    Prior Professional Experience: Mr. Barr served as Of Counsel of Kirkland & Ellis LLP from January 2009 to July 2009; Executive Vice President and General Counsel of Verizon Communications Inc. from June 2000 to December 2008; Executive Vice President and General Counsel of GTE Corporation from 1994 to June 2000; a partner of Shaw, Pittman, Potts & Trowbridge (now Pillsbury Winthrop Shaw Pittman LLP) from 1993 to 1994; the 77th Attorney General of the United States from 1991 to 1993; Deputy Attorney General of the United States from 1990 to 1991; Assistant Attorney General for the Office of Legal Counsel from 1989 to 1990; and a partner of Shaw, Pittman, Potts & Trowbridge from 1984 to 1989.

•    Public Company Directorships: Mr. Barr serves as a director of Dominion Resources, Inc. and Selected Funds.

•    Key Skills and Qualifications: Mr. Barr, who is Chair of the Company’s Compensation Committee, brings significant leadership experience as a former Attorney General of the United States and head of the U.S. Department of Justice. He also has more than 14 years of senior management experience in major corporations as the former Executive Vice President and General Counsel of Verizon Communications Inc. and its predecessor, GTE Corporation. As a former Attorney General of the United States, General Counsel and partner of a major law firm, Mr. Barr has a strong background in a wide range of legal, regulatory or government relations matters. In addition, due to his service as General Counsel of Verizon Communications Inc. and GTE Corporation, Mr. Barr has knowledge of and experience in consumer-focused businesses with international operations in the communications field. As a director of Selected Funds, Mr. Barr has knowledge of and experience in finance and investments.

12 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

Jeffrey L. Bewkes	Age 60 Director since January 2007

Chairman of the Board and Chief Executive Officer of the Company – January 2009 to present.

•    Prior Professional Experience: Mr. Bewkes served as President and Chief Executive Officer of the Company from January 2008 through December 2008; President and Chief Operating Officer of the Company from January 2006 through December 2007; Chairman, Entertainment & Networks Group, of the Company from July 2002 through December 2005; Chairman and Chief Executive Officer of the Home Box Office division of the Company from 1995 to July 2002; and President and Chief Operating Officer of the Home Box Office division of the Company from 1991 to 1995.

•    Public Company Directorships: During the past five years, Mr. Bewkes served as a director of the Company’s former subsidiaries, Time Warner Cable Inc. (from April 8, 2008 to March 12, 2009) and AOL Inc. (from November 17, 2009 to December 8, 2009).

•    Other Directorships: Mr. Bewkes is a member of the board of non-profit organizations, including Yale University and The Paley Center for Media.

•    Key Skills and Qualifications: Mr. Bewkes has 22 years of senior management experience serving as the Chief Executive Officer or in other senior executive positions at the Company and HBO. His more than 30 years of experience at the Company and its subsidiaries provide him with a unique in-depth knowledge of the Company’s history and businesses, including its international operations, and the media and entertainment industry. His deep understanding of the Company’s business operations and strategy, as well as the media and entertainment industry, provide him a strong foundation for leading the Board, as Chairman, and facilitating effective communication between management and the Board.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 13

Stephen F. Bollenbach	Age 70 Director since January 2001

Former Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation.

•    Prior Professional Experience: Mr. Bollenbach served as Co-Chairman and Chief Executive Officer of Hilton Hotels Corporation from May 2004 to October 2007; President and Chief Executive Officer of Hilton Hotels Corporation from 1996 to 2004; Senior Executive Vice President and Chief Financial Officer of The Walt Disney Company from 1995 to 1996; President and Chief Executive Officer of Host Marriott Corporation from 1993 to 1995; and Chief Financial Officer of Marriott Corp. from 1992 to 1993.

•    Public Company Directorships: Mr. Bollenbach serves as a director of KB Home, Macy’s, Inc. and Mondelēz International, Inc. During the past five years, Mr. Bollenbach also served as a director of American International Group, Inc. He served as a director of Historic TW from 1997 to January 2001.

•    Key Skills and Qualifications: Mr. Bollenbach, who serves as the Company’s Lead Independent Director, has more than 15 years of leadership experience as a former Chief Executive Officer or senior executive of several major companies. In particular, he has experience in the media and entertainment industry, international operations, and consumer-facing businesses through his experience at companies including The Walt Disney Company and Hilton Hotels Corporation. Further, Mr. Bollenbach has extensive knowledge of and experience in finance and investments as a former Chief Financial Officer of several major companies, including The Walt Disney Company.

Robert C. Clark	Age 69 Director since January 2004

Distinguished Service Professor at Harvard University – July 2003 to present.

•    Prior Professional Experience: Mr. Clark served as the Dean and Royall Professor of Law at Harvard Law School from 1989 to 2003; a professor at Harvard Law School from 1978 to 2003; a professor at Yale Law School from 1974 to 1978; and an associate at Ropes & Gray from 1972 to 1974.

•    Public Company Directorships: Mr. Clark serves as a director of Omnicom Group, Inc.

•    Other Directorships: Mr. Clark is a trustee of TIAA, a large pension fund serving the higher education community.

•    Key Skills and Qualifications: Mr. Clark has substantial leadership experience from serving as Dean of Harvard Law School for 14 years. Mr. Clark’s background includes extensive experience in corporate law, governance, finance and regulation, and his expertise and insights in these areas are useful to the Nominating Committee, which he chairs, as well as the rest of the Board. His service on the boards of directors of other companies provides him with experience in a number of industries. As a trustee of a large pension fund, Mr. Clark also brings his understanding of finance and investments, as well as the views of pension funds and other institutional investors.

14 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

Mathias Döpfner	Age 50 Director since July 2006

Chairman and Chief Executive Officer of Axel Springer AG, an integrated multimedia company based in Germany – January 2002 to present.

•    Prior Professional Experience: Mr. Döpfner served as Head of the Newspapers Division (from November 2000 to December 2011) and the International Division (from January 2008 to December 2011) of Axel Springer AG; a member of Axel Springer’s Executive Board and Head of the Multimedia Division from July 2000 to November 2001; Editor-in-Chief of Die Welt from 1998 to 2000; Editor-in-Chief of Hamburger Morgenpost from 1996 to 1998; and Editor-in-Chief of Wochenpost from 1994 to 1996.

•    Public Company Directorships: Mr. Döpfner serves as a supervisory board member of RHJ International SA.

•    Key Skills and Qualifications: Mr. Döpfner brings more than 11 years of leadership experience serving as Chairman and Chief Executive Officer of Axel Springer AG. Because Axel Springer’s business largely consists of newspaper and magazine publishing and digital media, Mr. Döpfner has a deep understanding of the media industry, including publishing and online activities. As the Chairman and Chief Executive Officer of a major media company with operations throughout Europe, Mr. Döpfner has knowledge and experience in managing a major consumer-focused media company with international operations.

Jessica P. Einhorn	Age 65 Director since May 2005

Former Dean of the Paul H. Nitze School of Advanced International Studies (SAIS) at The Johns Hopkins University.

•    Prior Professional Experience: Ms. Einhorn served as Dean of the Paul H. Nitze School of Advanced International Studies (SAIS) at The Johns Hopkins University from June 2002 through June 2012; a consultant at Clark & Weinstock, a strategic communications and public affairs consulting firm, from 2000 to 2002; a Visiting Fellow at the International Monetary Fund from 1998 to 1999; and in various executive positions (including Managing Director for Finance and Resource Mobilization) at The World Bank from 1978 to 1979 and 1981 to 1999.

•    Public Company Directorships: Ms. Einhorn serves as a director of BlackRock, Inc.

•    Other Directorships: Ms. Einhorn serves as a director of the Peterson Institute for International Economics and the National Bureau of Economic Research. Ms. Einhorn is also an advisory board member of The Rock Creek Group.

•    Key Skills and Qualifications: Ms. Einhorn brings 10 years of leadership experience as a former Dean of the Paul H. Nitze School of Advanced International Studies (SAIS) at The Johns Hopkins University and more than 18 years of leadership experience serving in various staff and executive positions at The World Bank. Ms. Einhorn has extensive knowledge of policies and practices in international finance, economic development and government relations through her roles at the International Monetary Fund and The World Bank, membership on the boards of research and public policy institutions and her ongoing research interest in finance. She also serves on the board of BlackRock, Inc. and the advisory board of The Rock Creek Group, a global alternative asset manager. She also previously served for six years as a director of Pitney Bowes Inc., which has international operations.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 15

Fred Hassan	Age 67 Director since October 2009

Partner at Warburg Pincus, a private equity firm – January 2011 to present.

•    Prior Professional Experience: Mr. Hassan served as Senior Advisor at Warburg Pincus from November 2009 through December 2010; Chairman and Chief Executive Officer of Schering Plough Corporation (now part of Merck & Co., Inc.) from 2003 to November 2009; Chairman and Chief Executive Officer of Pharmacia Corporation from 2001 to 2003; Chief Executive Officer of Pharmacia Corporation from 2000 to 2001; and Chief Executive Officer of Pharmacia & Upjohn, Inc. from 1997 to 2000.

•    Public Company Directorships: Mr. Hassan serves as the non-executive Chairman of the Board of Avon Products Inc. During the past five years, Mr. Hassan also served as a director of Schering-Plough Corporation (now part of Merck & Co., Inc.).

•    Key Skills and Qualifications: Mr. Hassan brings more than 12 years of leadership and senior management experience as a former Chairman and/or Chief Executive Officer of major pharmaceutical companies with intellectual-property based business models and international operations, which provided him with strong and relevant operational and strategic experience. Because the pharmaceutical business is a highly regulated field, Mr. Hassan also has knowledge and experience in regulatory and government relations. As a partner at Warburg Pincus, Mr. Hassan also brings his knowledge of finance and investments to the Board and the Audit and Finance Committee.

Kenneth J. Novack	Age 71 Director since January 2001

Former Partner of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC.

•    Prior Professional Experience: Mr. Novack served as Vice Chairman of the Company from January 2001 through December 2003; Vice Chairman of Historic AOL from 1998 to January 2001; and Of Counsel (from 1998 to 2001) and an attorney (from 1966 to 1998) at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC. Mr. Novack served on the law firm’s executive committee from 1972 until his retirement in 1998.

•    Other Directorships: Mr. Novack serves in the noted capacities at the following privately held companies: a director of Appleton Partners, Inc. and Leerink Swann Holdings, LLC and an advisory board member of General Catalyst Partners. He served as a director of Historic AOL from January 2000 to January 2001.

•    Key Skills and Qualifications: Mr. Novack has held key leadership roles at the Company and at Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC, a major law firm. With more than five years of experience serving as Vice Chairman of the Company or Historic AOL, he has an in-depth knowledge of the Company’s businesses. In addition, Mr. Novack brings more than 30 years of legal, corporate governance and regulatory experience as a corporate attorney at Mintz, Levin. Mr. Novack also brings his experience in finance and investments through his service on the boards of privately held investment companies and experience practicing securities law for over 30 years.

16 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

Paul D. Wachter	Age 56 Director since October 2010

Founder and Chief Executive Officer of Main Street Advisors, Inc., a private company that provides investment and financial advisory services to businesses and high net worth individuals – 1997 to present.

•    Prior Professional Experience: Mr. Wachter served as Managing Director of Schroder & Co. Incorporated from 1993 to 1997; Managing Director of Kidder Peabody from 1987 to 1993; an investment banker at Bear, Stearns & Co., Inc. from 1985 to 1997; and an attorney at Paul, Weiss, Rifkind, Wharton and Garrison from 1982 to 1985.

•    Other Directorships: Mr. Wachter serves in the noted capacities at the following privately held companies: a director of Haworth Marketing and Media Company, Oak Productions, Inc. and Content Partners LLC (Co-Chairman) and a member of the board of managers of Beats Electronics, LLC.

•    Key Skills and Qualifications: Mr. Wachter brings knowledge of and experience in finance, investments and banking as the founder and Chief Executive Officer of Main Street Advisors, through serving as the Chairman of the Investment Committee of the Board of Regents of the University of California, and as a former Managing Director at several investment banks. Mr. Wachter’s background includes roles as an investment banker focusing on the entertainment industry and a director of companies in the entertainment industry, including Content Partners LLC. Mr. Wachter also serves on the board of managers of Beats Electronics, LLC, which is a technology-based company that manufactures and distributes headphones and other sound-related products. Mr. Wachter also has experience in regulatory and government relations through his service on the Board of Regents of the University of California, as an adviser to the former Governor of California and through his work as a tax attorney at a major law firm.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 17

Deborah C. Wright	Age 55 Director since May 2005

Chairman and Chief Executive Officer of Carver Bancorp, Inc. – February 2005 to present. Carver Bancorp, Inc. is the holding company for Carver Federal Savings Bank, a federally chartered savings bank.

•    Prior Professional Experience: Ms. Wright served as President and Chief Executive Officer of Carver Bancorp, Inc. and Carver Federal Savings Bank from 1999 to 2005; President and Chief Executive Officer of the Upper Manhattan Empowerment Zone Development Corporation from 1996 to 1999; Commissioner of the Department of Housing Preservation and Development from 1994 to 1996; a member of the New York City Planning Commission from 1992 to 1994; and a member of the New York City Housing Authority Board from 1990 to 1992.

•    Public Company Directorships: Ms. Wright serves as a director of Carver Bancorp, Inc. During the past five years, Ms. Wright also served as a director of Kraft Foods Inc.

•    Key Skills and Qualifications: Ms. Wright has extensive leadership experience through her more than 13 years of service as the Chairman and/or Chief Executive Officer of Carver Bancorp., Inc. and Carver Federal Savings Bank and approximately 9 years of leadership roles at non-profit organizations or governmental bodies. Ms. Wright brings financial expertise to the Board, which is important in her role as Chair of the Company’s Audit and Finance Committee. Ms. Wright also brings her experience with businesses that provide products or services directly to customers gained through her service at Carver Bancorp., Inc. and Carver Federal Savings Bank, as well as her prior long-term service as a director of Kraft Foods Inc. Ms. Wright also has extensive experience in regulatory and government relations through her senior roles in government and non-profit organizations.

18 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

Director Nomination Process

The Nominating Committee and the Board take into consideration many factors, including independence, in reviewing candidates to select as nominees for director. The Nominating Committee and the Board apply the same criteria to all candidates, whether the candidate is proposed by a stockholder or is identified through another source. There are a number of different ways in which an individual can be nominated for election to the Board of Directors.

Nominations Developed by the Nominating Committee. The Nominating Committee follows the steps described below to identify and propose an individual for election to the Board:

•

The Nominating Committee conducts periodic assessments of the overall composition of the Board in light of the Company’s current and expected future business needs and, based on such assessments, the Nominating Committee may establish specific qualifications that it will seek in Board candidates. The Nominating Committee reports on the results of these assessments to the full Board of Directors.

•

In identifying new director candidates, the Nominating Committee seeks advice and the names of potential candidates from Committee members, other members of the Board, members of management, major stockholders, and other public and private sources. The Nominating Committee sometimes retains a search firm to assist it in these efforts.

•	The Nominating Committee also reviews the qualifications of incumbent candidates for re-nomination to the Board annually.

•

The Nominating Committee recommends a slate of candidates for the Board of Directors to submit for approval to the stockholders at the annual stockholders meeting. This slate may include both incumbent and new director nominees. In addition, the Nominating Committee may, pursuant to the By-laws, recommend that the Board elect new members of the Board who will serve until the next annual stockholders meeting.

Stockholder Nominations Submitted to the Nominating Committee. Stockholders may submit names of director candidates, including themselves, to the Nominating Committee for its consideration. The process for stockholders to use in submitting names of director candidates to the Nominating Committee is described below under “Other Procedural Matters – Procedures for Submitting Director Recommendations and Nominations.”

Stockholder Nominations Submitted to Stockholders. Stockholders may submit nominations directly to the Company’s stockholders. The Company’s By-laws set forth the process that stockholders may use if they choose this method, which is described below under “Other Procedural Matters – Procedures for Submitting Director Recommendations and Nominations.”

Criteria for Membership on the Board

The Board believes that the Company is best served by a board of directors consisting of individuals who have a variety of complementary skills, professional experience and backgrounds and who bring diverse viewpoints and perspectives to the Board. The Nominating Committee and the Board consider these individual skills, professional experience and backgrounds in the broader context of the Board’s overall composition, so that the Board collectively possesses the appropriate skills and experience to oversee the Company’s business.

Criteria Applicable to All Directors. In addition to the Board possessing the appropriate combination of skills, professional experience, and diversity of backgrounds in light of the Company’s current and expected future business needs, the Directors must also have certain qualities in common. Each director must possess certain personal qualities, including financial literacy and a demonstrated reputation for integrity, judgment, and business acumen, as well as high personal and professional ethics. In addition, each director must be at least 21 years of age at the commencement of service as a director and less than 72 years of age at the time of nomination.

Each director must also have the time and ability to make a constructive contribution to the Board, as well as a clear commitment to fulfilling the director’s fiduciary duties and serving the interests of all the Company’s stockholders. Each director must satisfy the requirements of antitrust laws, which limit service as an officer or director of the Company’s significant competitors. In addition, to help ensure that directors have sufficient time to devote to their responsibilities

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 19

as a member of Time Warner’s Board, the Board has determined that directors should generally serve on no more than five other public company boards. Directors are also required to offer their resignation upon a significant change in their primary professional responsibilities, and, in such case, the Nominating Committee will make a recommendation to the Board as to whether to accept the offer of resignation.

Additional Criteria for New Directors. The Nominating Committee has identified the following additional criteria for new members of the Board in light of the Company’s current and expected structure and business needs. The following criteria may further evolve over time depending on changes in the Board and the Company’s business needs and environment:

•	Professional Experience. New candidates for the Board should have significant high-level leadership experience at a public corporation or other firm, in government or at a non-profit institution.

•

Diversity. Although the Company does not have a specific policy on diversity of the Board, the Company’s Corporate Governance Policy requires the Nominating Committee and the Board to consider the Board’s overall composition when considering director candidates, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the Company’s current and expected future business needs. In addition, as set forth in the Policy Statement Regarding Director Nominations, the Nominating Committee also believes that it is desirable for new candidates to contribute to the variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

•

Independence. The Board and the Nominating Committee have established a policy that, unless otherwise determined by the Board, any newly nominated non-employee director must satisfy the applicable regulatory requirements to be an independent member of the Board, including the NYSE listing standards and the categorical standards for director independence set forth in the Company’s Corporate Governance Policy. The Board must also determine that the nominee has no material relationship with the Company or its subsidiaries and that the director is free of any other relationship – whether with the Company or otherwise – that would interfere with his or her exercise of independent judgment.

•

Committee Eligibility. In addition to satisfying the independence requirements that apply to directors generally, the Nominating Committee believes that it would be desirable for new candidates for the Board to satisfy the requirements for serving on the Board’s committees, as set forth in the charters for those committees and applicable regulations.

•	Director Experience. The Nominating Committee believes it would also be useful for candidates for the Board to have experience as a director of a major public corporation.

In light of the Company’s current and expected business needs, the Board considered the following categories of business experience in evaluating the director candidates to be nominated for election to the Board of Directors:

•

Leadership and Senior Management: Experience serving as a founder, chief executive officer or a senior executive of a major corporation or firm (or a comparable position in government or the non-profit sector),

•	Media, Communications or Technology Businesses: Knowledge of and experience in media, communications and/or technology businesses,

•	Finance, Investments or Banking: Knowledge of and experience in finance, investments and/or banking,

•	Consumer-Focused Businesses: Knowledge of and experience in businesses with products or services that directly serve consumers,

•	Legal, Regulatory and Government Relations: Legal, regulatory and/or government relations experience, and

•

International Operations or Global Economic Policy: Knowledge of and experience in managing or investing in companies with international operations or experience with policies regarding global economic development and cooperation.

The qualifications and experience of the director nominees with respect to the foregoing categories are reflected in the description of the director nominees’ backgrounds starting on page 11.

20 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

PROPOSAL 2: Ratification of Appointment of Independent Auditors

The Audit and Finance Committee of the Board of Directors (the “Audit Committee”) has appointed Ernst & Young LLP as independent auditors of the Company to audit its consolidated financial statements for 2013, and the Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from stockholders.

The Board of Directors recommends a vote FOR the ratification of the appointment of Ernst  & Young LLP as independent auditors.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to ratify the appointment of Ernst & Young LLP. However, stockholder approval is not required for the appointment of Ernst & Young LLP because the Audit Committee is responsible for selecting the Company’s independent auditors. No determination has been made as to what action the Audit Committee or the Board of Directors would take if stockholders do not ratify the appointment. If you are a beneficial owner of shares held in street name and do not provide the bank or broker that holds your shares with specific voting instructions, then under NYSE rules, the bank or broker will have discretion to vote your shares.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 21

PROPOSAL 3: Annual Advisory Vote to Approve Named Executive Officer Compensation

The Company is asking stockholders to approve the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narratives.”

2012 was a successful year for Time Warner. The Company delivered strong financial results, including Adjusted EPS growth of 13.5% resulting in a record Adjusted EPS of $3.28 for 2012, and made significant progress on achieving its key long-term strategic objectives. The Company’s Common Stock price increased 32.3% during 2012, and its one-year TSR was 35.8% compared to a weighted average TSR of 16.0% for the S&P 500 Index. The Compensation Committee and the Board of Directors believe that the 2012 compensation for the NEOs appropriately reflects the Company’s strong financial performance and the NEOs’ individual performance against the goals that the Compensation Committee established at the beginning of 2012.

The pay-for-performance design of the executive compensation program and the Compensation Committee’s determination of the 2012 compensation paid to the NEOs are described in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 49 and information regarding the Company’s 2012 performance and the 2012 compensation for Mr. Bewkes, the Company’s Chairman and CEO, are summarized in the Proxy Statement Summary beginning on page 1. Stockholders should read these sections before deciding how to vote on the proposal.

The Board of Directors recommends a vote FOR the approval of the resolution.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to approve this proposal. However, the vote on executive compensation is advisory and, therefore, not binding on the Company, the Board of Directors or the Compensation Committee. The Board of Directors and the Compensation Committee intend to take into account the outcome of the vote when making future executive compensation decisions. Unless a proxy is marked to give a different direction, the persons named in the proxy will vote FOR the approval of the compensation of the NEOs as disclosed in this Proxy Statement. If you are a beneficial owner of shares held in street name and do not provide the bank or broker that holds your shares with specific voting instructions, then under NYSE rules, the bank or broker will not have discretion to vote your shares, in which case your shares will not be voted on this proposal and will be counted as a “broker non-vote.”

22 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

PROPOSAL 4: Approval of the Time Warner Inc. 2013 Stock Incentive Plan

General

The Company is asking its stockholders to approve the 2013 Plan, which will replace the 2010 Plan, the Company’s only active equity plan. The purpose of the 2013 Plan is to aid the Company in recruiting and retaining employees, directors and advisors and to provide them with incentives that are aligned with the interests of the Company’s stockholders through equity grants that increase in value when the price of the Common Stock increases. The 2013 Plan provides for the grant of awards to the Company’s directors, employees and advisors in the United States and certain foreign jurisdictions.

The Compensation Committee recommended, and the Board of Directors has unanimously approved, adoption of the 2013 Plan. If the 2013 Plan is approved by stockholders, the plan will become effective on May 23, 2013, and the Company will terminate the 2010 Plan in the third quarter of 2013. Any equity awards granted by the Company after May 23, 2013 will continue to be made under the 2010 Plan until it is terminated, and then awards will be made under the 2013 Plan. The Company expects to grant a limited number of awards under the 2010 Plan after May 23, 2013 and prior to its termination. The number of shares represented by awards made during this period will be treated by the Company as reducing the total number of shares available under the 2013 Plan. The 2013 Plan will terminate on August 31, 2017, but awards granted prior to such date may extend beyond that date.

Stockholder approval of the 2013 Plan will also constitute approval of (i) the performance criteria for performance-based awards that are intended to be deductible by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”); (ii) the annual per-participant limits on the number of shares of Common Stock underlying awards that may be granted; and (iii)  the classes of participants eligible to receive awards.

Why the Board is Seeking Approval of the 2013 Plan

As of March 15, 2013, there were approximately 41.6 million shares available for equity grants out of the 70 million shares authorized under the 2010 Plan. However, of the shares available for equity grants, only approximately 13.1 million shares were available for grants of full-value awards (i.e., RSUs and PSUs). In recent years, the Compensation Committee has decided to grant RSUs rather than stock options to employees who receive equity awards other than the Company’s most senior executives. The Compensation Committee’s decision to grant more RSUs and fewer options was based on its desire to continue providing market-competitive equity-based compensation and to use fewer shares.

In setting the number of shares available under the 2013 Plan, the Compensation Committee and the Board considered (i) the shift in the mix of equity grants, (ii) the Company’s equity dilution policy that currently sets an annual burn rate cap at 1.5% of the total outstanding Common Stock at December 31 of the preceding year, (iii) the historical amounts of equity awards granted under the 2010 Plan, and (iv) the number of shares currently available for grants under the 2010 Plan. In 2010, 2011, 2012 and through March 15, 2013, the Company granted equity awards (including target PSUs) representing approximately 15.7 million shares, 13.6 million shares, 10.3 million shares and 4.5 million shares, respectively. After taking into account these considerations, the Compensation Committee and Board believe that the 35 million shares authorized under the 2013 Plan should be sufficient to cover awards through August 31, 2017.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 23

Comparison of 2010 Plan and 2013 Plan

The terms of the 2013 Plan are substantially similar to the terms of the 2010 Plan. The substantive changes from the 2010 Plan are as follows:

Key Differences Between the Plans	2010 Plan	2013 Plan
Authorized shares – significantly fewer under the 2013 Plan.	70 million authorized shares.	35 million authorized shares.
Mix of awards – higher percentage of grants in full-value awards under the 2013 Plan.	No more than 40% of authorized shares (i.e., 28 million) issued as RSUs or other stock-based awards.	No more than 30 million shares (i.e., approximately 86%) issued as RSUs or other stock-based awards.
Annual per-participant limit – higher under the 2013 Plan due to increased long-term incentive target consisting of PSUs and options under new employment agreement with Mr. Bewkes.	Annual per-participant limit of 1.2 million shares of Common Stock and no more than 500,000 full-value awards per year per participant.	Annual per-participant limit of 2.5 million shares of Common Stock and no more than 1.0 million full-value awards per year per participant.
Vesting limits on full-value awards – Reflecting competitive practices, the 2013 Plan allows restricted stock or RSUs to vest over three years.	RSU awards may not vest in less than three years.	Awards of restricted stock and RSUs generally will not fully vest until the completion of a vesting period of at least three years.

Reasons Why the Board Believes Stockholders Should Vote to Approve the 2013 Plan

•

Approval of the 2013 Plan will enable the Company to continue providing market-competitive equity-based compensation to employees while using fewer shares than the 2010 Plan. The primary goals of the Company’s long-term incentive program are to (1) provide incentive compensation to key employees to help drive the Company’s long-term performance and employee retention, (2) provide competitive overall compensation and (3) use equity awards in an efficient and cost-effective way, while being consistent with market practices and stockholder expectations. In keeping with these goals, the Compensation Committee has decided in recent years to grant RSUs rather than stock options to employees who receive equity awards other than the Company’s most senior executives. Approval of the 2013 Plan will enable the Company to grant market-competitive awards and use fewer shares. The Company plans to continue to grant PSUs and options to its Chairman and CEO, a combination of options, RSUs and PSUs to its executive officers, and a combination of options and RSUs to its other most senior executives and to the non-employee directors.

•

Adoption of the 2013 Plan will not cause any incremental dilution to the Company’s stockholders. As of March 15, 2013, there were approximately 41.6 million shares available for future grants under the 2010 Plan, which is more than the 35 million shares authorized for equity grants under the 2013 Plan. If the stockholders approve the 2013 Plan, the Company will terminate the 2010 Plan so that the 2013 Plan will be the only active equity plan. The Company expects to grant a limited number of awards under the 2010 Plan after May 23, 2013 and prior to its termination in the third quarter of 2013. The number of shares represented by awards made during this period will be treated by the Company as reducing the total number of shares available under the 2013 Plan. In addition, the 2013 Plan has the same 1.5% annual cap on awards (as described below) as the 2010 Plan. Thus, the adoption of the 2013 Plan by itself will not result in any incremental dilution to the Company’s stockholders. The Company’s share repurchase program increases the dilutive impact of equity awards granted under the 2013 Plan because the number of outstanding shares of Common Stock decreases. However, because of the annual cap on awards, which is based on the number of outstanding shares (as described below), over time, the share repurchase program results in fewer shares being available for awards granted during a year under the 2013 Plan.

24 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

•	The Company has managed its burn rate and overhang diligently and effectively.

¡

The Compensation Committee maintains an equity dilution policy that currently sets an annual burn rate cap at 1.5% of the total outstanding Common Stock at December 31 of the preceding year, and the 2010 Plan provides for the same burn rate cap. The Company’s burn rate has declined over the past three years and its burn rate in 2012 was substantially less than the 1.5% annual cap on awards, even as the number of outstanding shares has declined due to the Company’s share repurchase program. The 2013 Plan has the same 1.5% annual cap on awards.

	2012	2011	2010
Burn Rate(1)	1.1%	1.2%	1.4%

(1)	Assumes a payout of PSUs at target.

¡

The Company has been actively repurchasing its Common Stock, consistent with the Company’s strategy of returning capital to stockholders through share repurchases and increasing dividends. From 2010 through 2012, the Company repurchased more than 24% of its shares of Common Stock outstanding as of December 31, 2009. In January 2013, the Board of Directors authorized a total of $4.0 billion of share repurchases beginning January 1, 2013. The burn rate cap under the equity dilution policy and the 2013 Plan will limit the potential dilutive impact of the Company’s share repurchases on awards granted under the 2013 Plan.

¡

Overhang measures the potential dilutive effect of outstanding equity awards. As of March 15, 2013, the total number of the Company’s outstanding equity awards (assuming a payout of PSUs at target), or “overhang,” was 62.7 million, which represents 6.7% of the Company’s outstanding shares of Common Stock as of that date.

•	The terms of the 2013 Plan reflect the Company’s good corporate governance practices and focus on the best interests of the Company’s stockholders.

¡	Administered by the Compensation Committee, which is composed entirely of independent directors.

¡	Reflects feedback received from many of the Company’s largest stockholders:

¡

The approximately 4-year term of the 2013 Plan is consistent with the term of the 2010 Plan that was approved by stockholders and was determined following the Company’s discussions with its stockholders.

¡

The other key terms of the 2013 Plan were determined after the Company spoke with stockholders representing over 40% of the outstanding Common Stock and reviewed the voting policies of the Company’s large institutional stockholders and stockholder advisory firms.

¡	The stockholders expressed support for a new stock incentive plan that would provide the Company with more flexibility to grant RSUs and PSUs.

For additional information regarding the Company’s engagement with stockholders regarding the 2013 Plan, see pages 54 to 55.

¡

35 million authorized shares (representing approximately 3.7% of the Common Stock outstanding as of March 15, 2013) with no “evergreen” feature that would cause the number of authorized shares to automatically increase.

¡	Annual cap on awards equal to 1.5% of the total outstanding Common Stock at December 31 of the preceding year. The burn rate cap for grants in 2013 is approximately 14.0 million shares.

¡	Stock options:

¡	Exercise prices are 100% of fair market value of the Common Stock on the grant date or greater.

¡

Repricing and buyouts are prohibited without prior stockholder approval, except in connection with a stock dividend or split, reorganization, recapitalization, merger or a similar event at the Company or a “change in control” of the Company (as defined in the 2013 Plan).

¡	Shares of Common Stock withheld from an award to pay taxes are not eligible for reissue.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 25

¡

Stockholder approval is required for certain plan amendments, including any amendments that would increase the total number of authorized shares, the maximum number of shares of restricted stock or other stock-based awards that may be awarded, or the annual maximum per-participant limit.

The Compensation Committee’s stock ownership and retention guidelines and its policy that at least 50% of the estimated fair value of full-value awards to the Company’s executive officers be performance-based apply to awards granted under the 2013 Plan. For information about the current guidelines and policy, see page 66 in the “Compensation Discussion and Analysis” section of this Proxy Statement.

Outstanding Awards

In the “Equity Compensation Plan Information” section on page 32, the Company provides information as of December 31, 2012 about the number of shares of Common Stock that may be issued upon the exercise of outstanding options, RSUs and PSUs, the weighted-average exercise price of the outstanding options, and the number of securities that remain available for future issuance under the Company’s equity plans. The information and table below supplements the information provided in the “Equity Compensation Plan Information” section.

The following table provides information about the Company’s stock options outstanding at March 15, 2013:

	Options Outstanding	Options Exercisable
	Number Outstanding as of 3/15/13 ($)(1)	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable as of 3/15/13(1)	Weighted- Average Exercise Price
Range of Exercise Prices	(thousands)	(in years)	($)(1)	(thousands)	($)(1)
Under $20.00	5,296	5.55	15.32	5,295	15.32
$20.01 to $30.00	6,381	6.30	26.89	4,349	26.93
$30.01 to $40.00	29,591	3.66	35.56	22,163	35.20
$40.01 and above	5,726	3.60	44.02	4,545	41.61

Total	46,994	4.24	33.13	36,352	32.12

(1)	Includes options granted in February 2013 to the Company’s employees, including the NEOs.

In addition to the outstanding stock options included in the table above, as of March 15, 2013, 15,187,480 RSUs and 522,439 target PSUs (which have a maximum payout of 200% of the target PSUs) were outstanding.

Description of the 2013 Plan

The description of the 2013 Plan set forth below is a summary and is qualified in its entirety by the provisions of the 2013 Plan. A copy of the 2013 Plan is attached as Annex B to this Proxy Statement.

General. The purpose of the 2013 Plan is to aid the Company in recruiting and retaining directors, employees and advisors and to provide them with stock-based incentives that are aligned with the interests of the Company’s stockholders. If the 2013 Plan is approved, the Company intends to file a registration statement, pursuant to the Securities Act of 1933, as amended, on Form S-8 to register the offer and issuance of the shares authorized for grant under the 2013 Plan. As with the 2010 Plan, all employees of the Company and its affiliates will be eligible to receive awards under the 2013 Plan, but awards under the 2010 Plan in 2012 were generally limited to approximately 3,000 employees and non-employee directors of the Company (of whom there are currently 10). Although the 2013 Plan provides for the potential grant of equity awards to non-employee advisors, the Company has historically granted such awards under very limited circumstances and has not granted any awards to advisors since 2004.

Shares Subject to the Plan.

Authorization. The total number of shares of Common Stock that may be issued under the 2013 Plan is 35 million, of which no more than 30 million may be issued in the form of restricted stock or other stock-based awards payable in shares of Common Stock.

26 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

Annual Per-participant Limits. There is also an overall annual per-participant limit of 2.5 million shares of Common Stock and, subject to the overall annual limit, a participant may not be granted (i) options or stock appreciation rights representing more than 2.5 million shares of Common Stock, (ii) restricted stock representing more than 1.0 million shares of Common Stock or (iii) other stock-based awards (including RSUs and PSUs) representing more than 1.0 million shares of Common Stock.

For awards settled in cash, the maximum aggregate cash amount that may be paid to a participant in a calendar year is the fair market value of a share of Common Stock as of the relevant grant date multiplied by the maximum number of shares with respect to which awards may be granted during a calendar year to any participant.

Annual Cap on Awards. The maximum aggregate number of shares with respect to which awards may be granted in a calendar year is equal to 1.5% of the number of shares outstanding at December 31 of the preceding calendar year, net of any shares subject to awards (or portions thereof) that terminate or lapse without payment of consideration during the year.

Administration. The Compensation Committee administers the 2013 Plan and may delegate all or some of its duties and powers to a subcommittee consisting solely of at least two individuals who qualify as (i) “independent directors” under NYSE rules, (ii) “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and (iii) to the extent required by Section 162(m) of the Code, “outside directors” under that section.

In addition, to the extent permitted by the Delaware General Corporation Law, the Compensation Committee may delegate the authority to grant awards (other than grants to any individual who is subject to Section 16 of the Exchange Act) to any employee or group of employees, provided that the awards are consistent with the Committee guidelines. The Compensation Committee may establish or waive the terms and conditions of any award to any participant, except as otherwise provided in the 2013 Plan. The Compensation Committee is authorized to (i) interpret the 2013 Plan, (ii) establish, amend and rescind any rules and regulations relating to the 2013 Plan, and (iii) make any other determinations that it deems necessary or desirable for the administration of the 2013 Plan, and may delegate such authority, as it deems appropriate.

The number of shares available for issuance will be reduced by the full number of shares covered by awards, whether settled in cash or by the issuance of shares; provided, however, that the number of shares covered by awards (or portions thereof) that are forfeited or that otherwise terminate or lapse without the payment of consideration will again become available for issuance.

Limitations. No award may be granted after August 31, 2017. Awards granted prior to August 31, 2017 may extend beyond such date.

No Repricing or Buyouts. The 2013 Plan prohibits the repricing or buyouts of stock options or stock appreciation rights awarded without the approval of the Company’s stockholders, except as permitted in connection with a stock dividend or split, reorganization, recapitalization, merger or a similar event at the Company or a “change in control” of the Company (as defined in the 2013 Plan).

Stock Options and Stock Appreciation Rights.

Options. Options granted under the 2013 Plan will become vested and exercisable at such times and upon such terms and conditions as may be determined by the Compensation Committee at the time of grant, but an option will not be exercisable more than 10 years after it is granted. Participants awarded stock options will not receive dividends or dividend equivalents or have any voting rights with respect to shares of Common Stock underlying the stock options.

The per share exercise price for any stock option awarded will not be less than 100% of the fair market value of a share of Common Stock on the grant date. To the extent permitted by the Compensation Committee, the exercise price of a stock option may be paid (i) in cash or in shares of Common Stock having a fair market value equal to the exercise price; (ii) partly in cash and partly in shares of Common Stock; or (iii) through the delivery of irrevocable instructions to a broker to sell shares of Common Stock obtained upon the exercise of the stock option and to deliver to the Company an amount out of the sale proceeds equal to the exercise price for the shares of Common Stock being purchased.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 27

Stock Appreciation Rights. The Compensation Committee may grant stock appreciation rights independent of or in connection with a stock option. Participants awarded stock appreciation rights will not receive dividends or dividend equivalents or have any voting rights with respect to shares of Common Stock covered by the stock appreciation rights.

The exercise price of a stock appreciation right will not be less than 100% of the fair market value of a share of Common Stock on the grant date. In addition, if a stock appreciation right is granted in conjunction with a stock option, the exercise price will not be less than the exercise price of the related stock option. A stock appreciation right will not be exercisable more than 10 years after it is granted.

If a stock appreciation right is granted independent of a stock option, the participant will receive upon exercise an amount equal to (i) the excess of (A) the fair market value on the exercise date of one share of Common Stock over (B) the exercise price, times (ii) the number of shares of Common Stock covered by the stock appreciation right. If a stock appreciation right is granted in conjunction with a stock option and the participant surrenders the unexercised stock option, the participant will receive (i) the excess of (A) the fair market value on the exercise date of one share of

Common Stock over (B) the exercise price per share, times (ii) the number of shares of Common Stock covered by the option or the portion thereof that is surrendered. Payment will be made in shares of Common Stock and/or cash (with any share of Common Stock valued at fair market value), as determined by the Compensation Committee.

Restricted Stock. If the Compensation Committee grants restricted stock awards to a participant, it will determine the award’s terms and conditions, including the conditions, if any, under which the restricted stock may be forfeited to the Company.

Restricted stock awards that are subject solely to time-based vesting will fully vest only after a vesting period of at least three years from the grant date, subject to earlier vesting in whole or in part in the event of a “change in control” of the Company or the death, disability or other termination of the participant’s service. The minimum vesting period requirement does not apply to restricted stock relating to shares equal to 5% of the total number of shares that may be issued under the 2013 Plan (the “Unrestricted Pool”). Restricted stock awards that are subject solely to time-based vesting and relate to shares in the Unrestricted Pool will be subject to vesting over such period as the Compensation Committee determines.

Dividends paid on any shares of restricted stock may be (i) paid directly to the participant, (ii) withheld by the Company until the shares of restricted stock have vested, or (iii) reinvested in additional shares of restricted stock, as determined by the Compensation Committee; provided that, for shares of restricted stock that are subject to performance-based vesting, dividends may be withheld and paid only with respect to those shares of restricted stock for which the Compensation Committee certifies the performance goal has been met and the shares vest. Certain restricted stock awards may be granted in a manner designed to make them deductible by the Company under Section 162(m) of the Code. These awards will be based on one or more of the performance criteria set forth below under “Performance-Based Awards” and will have a minimum performance period of one year.

Other Stock-Based Awards (Including RSUs and PSUs). The Compensation Committee may grant awards that are valued in whole or in part by reference to, or are otherwise based on the fair market value of, the Common Stock, such as RSUs and PSUs. The Compensation Committee can determine the form of the stock-based awards and the applicable conditions for the delivery of the underlying shares, such as the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Stock-based awards settled in shares of Common Stock that are subject solely to time-based vesting (other than a stock-based award relating to shares in the Unrestricted Pool) will fully vest only after a vesting period of at least three years from the grant date, subject to earlier vesting in whole or in part in the event of a “change in control” of the Company or the death, disability or other termination of the participant’s service. Stock-based awards settled in shares of Common Stock that are subject to vesting upon the attainment of performance objectives will have a minimum performance period of one year, and dividend equivalents for these awards may be accrued and paid only with respect to the shares for which the performance objective is certified by the Committee as having been achieved. Stock-based awards that are settled in shares of Common Stock that are subject solely to time-based vesting and relate to shares in the Unrestricted Pool will be subject to vesting over such period as the Compensation Committee determines.

Performance-Based Awards. Restricted stock awards and other stock-based awards may be granted in a manner that is intended to make them deductible by the Company under Section 162(m) of the Code. In order to be deductible, the

28 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

awards must be subject to the attainment of written performance goals approved by the Compensation Committee for a performance period of not less than one year established by the Committee. The performance goals, which must be objective, will be based upon one or more of the following criteria: (i) operating income before depreciation and amortization (“OIBDA”), including adjusted OIBDA; (ii) operating income, including adjusted operating income; (iii) net income, including adjusted net income; (iv) earnings per share, including adjusted earnings per share; (v) return on stockholders’ equity; (vi) revenues or sales; (vii) free cash flow; (viii) return on invested capital, including adjusted return on invested capital; (ix) TSR; (x) cash flow from operations; (xi) stock price; (xii) margins; (xiii) reduction in expenses; and (xiv) completion or progress on the achievement of significant transactions, acquisitions, divestitures and/or projects or processes. These goals may relate to the Company, one or more of its affiliates or one or more of its or their divisions or units and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, all as the Compensation Committee determines. In addition, to the extent consistent with Section 162(m) of the Code, the performance goals may be calculated with such adjustments as the Compensation Committee determines appropriate to exclude the effects of extraordinary, unusual or nonrecurring items to reflect other factors that the Committee deems appropriate.

Non-Employee Director Awards. Awards to non-employee directors will be made pursuant to formulas established by the Board in advance of the grant and may be made at the time a non-employee director first joins the Board and, thereafter, in annual grants at or following the annual meeting of stockholders.

Adjustments upon Certain Events. In the event of any stock dividend or split, reorganization, recapitalization, merger, consolidation, combination, spin-off, combination or exchange of shares or other corporate exchange, any distribution to stockholders of shares (other than regular cash dividends), or any transaction similar to the foregoing, the Compensation Committee may (subject to limitations due to Section 409A of the Code) adjust (i) the number or kind of shares of Common Stock or other securities issued or reserved for issuance pursuant to the 2013 Plan or outstanding awards; (ii) the maximum number of shares for which awards may be granted during a calendar year to any participant; (iii) the exercise price of any option or stock appreciation right; and/or (iv) any other affected terms of the awards.

In the event of a “change in control” of the Company, the Compensation Committee may (subject to limitations due to Section 409A of the Code): (i) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an award; (ii) cancel awards for fair value; (iii) provide for the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected awards previously granted, as determined by the Compensation Committee; or (iv) provide that for a period of at least 30 days prior to the change in control, outstanding stock options will be exercisable and that upon the occurrence of the change in control, such stock options will terminate.

Subject to the restrictions on repricing, the Compensation Committee may grant awards in assumption of, or in substitution for, outstanding awards previously granted by (i) the Company or any of its affiliates, (ii) an entity acquired by the Company or any of its affiliates, or (iii) an entity with which the Company or any of its affiliates combines. The number of shares underlying any substitute awards will be counted against the 2013 Plan’s share limit, except that (a) substitute awards issued in assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its affiliates or with which the Company or any of its affiliates combines will not be counted against the share limit and (b) substitute awards issued in assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Sections 421 and 422 of the Code that were previously granted by an entity that is acquired by the Company or any of its affiliates or with which the Company or any of its affiliates combines is counted against the maximum aggregate number of shares available for incentive stock options.

Transferability. Unless otherwise determined by the Compensation Committee, an award will not be transferrable or assignable by a participant except by will or pursuant to the laws of descent and distribution. An award exercisable after the death of a participant may be exercised by the participant’s legatees, personal representatives and distributees.

Amendment and Termination. The Board of Directors or the Compensation Committee may amend, alter or discontinue the 2013 Plan, except that prior stockholder approval is required if the action would (i) increase the total number of shares of Common Stock reserved under the plan, (ii) increase the maximum number of shares of restricted stock or other stock-based awards that may be awarded, (iii) increase the maximum number of shares for which awards may

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 29

be granted to any participant, (iv) permit repricing of options or stock appreciation rights (provided, however, that the Committee may amend the 2013 Plan in such manner as it deems necessary to permit the granting of awards meeting the requirements of the Code or other applicable laws), (v) otherwise be required to be approved by stockholders pursuant to applicable law or regulation, NYSE rules, or Section 162(m) of the Code, or (vi) to change the class of individuals eligible to receive incentive stock options. In addition, the Board of Directors or the Compensation Committee may not amend, alter or discontinue the 2013 Plan without the consent of a participant if the action would diminish any of the participant’s rights under any award previously granted to the participant under the 2013 Plan.

International Participants. The Compensation Committee may amend the terms of the 2013 Plan or awards for participants who reside or work outside the United States and who are not (and are not expected to be) covered employees within the meaning of Section 162(m) of the Code to recognize differences in local law, tax policies or customs or to obtain more favorable tax treatment for the participants or the Company.

Awards under the 2013 Plan and Awards During 2012

No awards have been made under the 2013 Plan, and any awards granted in the future will be determined by the Compensation Committee. It is, therefore, not possible to predict the awards that will be made to particular individuals in the future. Stock options, RSUs and PSUs awarded to the NEOs in 2012 under the Company’s 2010 Plan are set forth under “Executive Compensation – Grants of Plan-Based Awards Table.”

•

Nonqualified stock options covering an aggregate of 668,517 shares of Common Stock were awarded during 2012 to the Company’s current executive officers as a group (6 people) and approximately 4.1 million nonqualified stock options were awarded during 2012 to employees other than current executive officers.

•

RSUs representing an aggregate of 186,300 shares of Common Stock were awarded during 2012 to the Company’s current executive officers as a group (6 people) and approximately 5.2 million RSUs were awarded during 2012 to employees other than current executive officers.

•

Target PSUs representing an aggregate of 173,786 shares of Common Stock were awarded during 2012 to the Company’s current executive officers as a group (6 people) and no target PSUs were awarded during 2012 to any other employees.

Tax Status of 2013 Plan Awards

The following discussion of the U.S. federal income tax status of possible awards is based on current U.S. federal tax laws and regulations and is not a complete description of the U.S. federal income tax laws. Participants may also be subject to certain state and local taxes or may be subject to taxes imposed by countries other than the U.S., none of which are described below.

Nonqualified Stock Options. If a stock option is a nonqualified stock option, no income is realized by the participant at the time of grant, and no deduction is available to the Company at the time of grant. At the time of exercise (other than by delivery of shares of Common Stock to the Company), ordinary income is realized by the participant in an amount equal to the excess, if any, of the fair market value of the shares of Common Stock on the date of exercise over the exercise price, and the Company receives a tax deduction for the same amount. If a stock option is exercised by delivering Common Stock to the Company, a number of shares received by the participant equal to the number of shares delivered will be received free of tax and will have a tax basis and holding period equal to the shares delivered to the Company. The fair market value of additional shares of Common Stock received by the participant will be taxable to the participant as ordinary income, and the participant’s tax basis in such shares will be their fair market value on the date of exercise. Upon disposition, any difference between the participant’s tax basis in the shares of Common Stock and the amount realized on disposition of the shares will be treated as capital gain or loss.

Incentive Stock Options. No income is realized by the participant upon award or exercise of an incentive stock option, and no deduction is available to the Company at such times. If the Common Stock purchased upon the exercise of an incentive stock option is held by a participant for at least two years from the grant date and for at least one year after exercise, any resulting gain is taxed, upon disposition of the shares, at long-term capital gains rates. If the Common Stock purchased pursuant to the option is disposed of before the expiration of that period, any gain on the disposition, up to the difference between the fair market value of the Common Stock at the time of exercise and the exercise price,

30 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

is taxed at ordinary rates as compensation paid to the participant, and the Company is entitled to a deduction for an equivalent amount. Any amount realized by the participant in excess of the fair market value of the stock at the time of exercise is taxed at capital gains rates.

Stock Appreciation Rights. No income is realized by the participant at the time a stock appreciation right is granted, and no deduction is available to the Company at such time. When the right is exercised, ordinary income is realized by the participant in the amount of the cash and/or the fair market value of the Common Stock received by the participant, and the Company is entitled to a deduction of equivalent value.

Restricted Stock and Other Stock-Based Awards. With respect to restricted stock, the Company receives a deduction and the participant recognizes taxable income equal to the fair market value of the restricted stock at the time the restrictions on the shares lapse, subject to Section 162(m) of the Code, unless the participant elects to recognize such income immediately by making an election under Section 83(b) of the Code not later than 30 days after the grant date. If the participant makes this election, both the Company’s deduction and the participant’s inclusion in income occur on the grant date. With respect to RSUs and PSUs, the Company receives a deduction and the participant recognizes taxable income equal to the fair market value of the RSUs or PSUs (as applicable) at the time the award vests and shares of Common Stock are issued, in each case, subject to Section 162(m) of the Code. Section 83(b) of the Code is not applicable to RSUs and PSUs.

Section 162(m). Section 162(m) of the Code, as interpreted by the Internal Revenue Service, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the three other most highly compensated executive officers in any taxable year of the Company (other than the Chief Financial Officer). Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. One requirement is stockholder approval of (i) the performance criteria upon which performance-based awards may be based, (ii) the annual per-participant limits on grants and (iii) the class of employees eligible to receive awards. In the case of restricted stock and performance-based awards, other requirements generally are that objective performance goals and the amounts payable upon achievement of the goals be established by a committee of at least two outside directors and that no discretion be retained to increase the amount payable under the awards. In the case of stock options and stock appreciation rights, other requirements are that the option or stock appreciation right be granted by a committee of at least two outside directors and that the exercise price of the stock option or stock appreciation right be not less than the fair market value of the Common Stock on the grant date.

Section 409A. Section 409A of the Code generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% tax (plus interest) on the service provider who is entitled to receive the deferred compensation. Certain awards that may be granted under the 2013 Plan may constitute “deferred compensation” within the meaning of and subject to Section 409A of the Code. It is intended that the provisions of the 2013 Plan comply with Section 409A of the Code, and all provisions of the 2013 Plan will be interpreted in a manner consistent with the requirements for avoiding taxes or penalties with respect to Section 409A of the Code. The Company reserves the right to make amendments to any award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties with respect to Section 409A of the Code. In any case, a participant will be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the participant or for such participant’s account in connection with an award (including with respect to Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold such participant harmless from any or all of such taxes or penalties.

Other Information

On March 15, 2013, the closing price of the Common Stock, as reported on the NYSE Composite Tape, was $56.65 per share.

The Board of Directors believes that the Company’s and stockholders’ best interests will be served by the approval of the 2013 Plan and recommends a vote FOR the approval of the Time Warner Inc. 2013 Stock Incentive Plan.

Vote Required for Approval

The affirmative vote of a majority of the votes duly cast by the holders of Common Stock is required to approve the 2013 Plan.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 31

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2012 about the Company’s outstanding equity compensation awards and shares of Common Stock reserved for future issuance under the Company’s equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(3)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(3)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))(4)
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	72,910,405	$32.67	46,224,361
Equity compensation plans not approved by security holders(2)	1,084,793	$22.02	0
Total(3)	73,995,198	$32.46	46,224,361

(1)	Equity compensation plans approved by security holders are the (i) Time Warner Inc. 2010 Stock Incentive Plan (will expire on August 15, 2014), (ii) Time Warner Inc. 2006 Stock Incentive Plan (terminated effective September 16, 2010), (iii) Time Warner Inc. 2003 Stock Incentive Plan (expired on May 16, 2008), (iv) Time Warner Inc. 1999 Stock Plan (expired on October 28, 2009) and (v) Time Warner Inc. 1988 Restricted Stock and Restricted Stock Unit Plan for Non-Employee Directors (expired on May 19, 2009). The Time Warner Inc. 1999 Stock Plan and the Time Warner Inc. 1988 Restricted Stock and Restricted Stock Unit Plan for Non-Employee Directors were approved in 1999 by the stockholders of Historic AOL and Historic TW, respectively, and were assumed by the Company in connection with the merger of Historic AOL with Historic TW, which was approved by the stockholders of both Historic AOL and Historic TW on June 23, 2000.

(2)	The AOL Time Warner Inc. 1994 Stock Option Plan (expired on November 18, 2003) (the “1994 Plan”) is the only equity compensation plan not approved by security holders.

(3)	Column (a) includes 16,717,266 shares of Common Stock underlying outstanding RSUs and 1,274,820 shares of Common Stock underlying outstanding PSUs, assuming a maximum payout of 200% of the target number of PSUs at the end of the applicable performance period. Because there is no exercise price associated with RSUs or PSUs, these stock awards are not included in the weighted-average exercise price calculation presented in column (b).

(4)	Of the shares available for future issuance under the Time Warner Inc. 2010 Stock Incentive Plan, a maximum of 17,124,181 shares may be issued in connection with awards of restricted stock, RSUs or PSUs as of December 31, 2012.

The 1994 Plan was assumed by the Company in connection with the merger of Historic AOL with Historic TW. Prior to the expiration of the 1994 Plan on November 18, 2003, nonqualified stock options and related stock appreciation rights could be granted under the plan to employees (other than executive officers) of and consultants and advisors to the Company and certain of its subsidiaries. Only stock options are currently outstanding under the 1994 Plan. Under the 1994 Plan, the exercise price of a stock option may not be less than the fair market value of the Common Stock on the date of grant. The definition of “fair market value” was amended effective October 1, 2008 to mean the closing sale price of shares of Common Stock as reported on the NYSE Composite Tape (rather than the average of the high and low sales prices of the Common Stock on the NYSE). The change did not affect the exercise price of outstanding stock options under the 1994 Plan, but the new definition is used to calculate the gain realized upon the exercise of stock options issued under the plan. The outstanding stock options under the 1994 Plan generally became exercisable in installments of one-quarter on each of the first four anniversaries of the date of grant, subject to earlier vesting upon termination of employment due to death, disability or retirement, and expire 10 years from the grant date. Holders of stock options awarded under the 1994 Plan do not receive dividends or dividend equivalents on the stock options.

32 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

CORPORATE GOVERNANCE AND BOARD MATTERS

Time Warner is committed to maintaining strong corporate governance practices that allocate rights and responsibilities among the Company’s stockholders, Board of Directors and management in a manner that benefits the long-term interests of the Company’s stockholders. The Board regularly reviews and updates its corporate governance practices in light of proposed and adopted laws and regulations, the practices and experience of other leading companies, the recommendations of various corporate governance authorities, and discussions with the Company’s stockholders. The Company has a long-standing practice of engaging with stockholders on corporate governance matters and responding to their views.

Corporate Governance Documents

The Company has a corporate governance webpage at www.timewarner.com/governance. The Company’s By-laws, the Corporate Governance Policy, the charters of the Board’s three standing committees, the Company’s codes of conduct, the Policy and Procedures Governing Related Person Transactions, the Policy on Determining the Leadership Structure of the Board of Directors, the Policy Statement Regarding Director Nominations and the most recent Report on Determination of Current Board Leadership Structure are available on the Company’s corporate governance webpage. These documents are also available in print to any stockholder who requests them by writing to the Office of the Corporate Secretary, Time Warner Inc., One Time Warner Center, New York, New York 10019-8016.

The Corporate Governance Policy describes the principles and practices that guide the Board of Directors in carrying out its duties, including its size and composition, the categorical standards used in analyzing director independence, the criteria and process used in selecting directors, leadership structure, term, compensation and stock ownership, responsibilities, communications with stockholders, meetings, committees, and education and orientation programs. As part of its annual review of governance documents earlier this year, the Board of Directors approved changes to its Corporate Governance Policy and committee charters, including an update to the Compensation Committee’s charter to include the Committee’s duty to assess the independence of its advisers pursuant to NYSE rules.

Board Responsibilities and Oversight of Risk

The Board’s primary responsibility is to seek to maximize long-term stockholder value. The Board selects senior management of the Company, monitors the performance of management and the Company, and provides advice and counsel to management. Among other things, at least annually, the Board reviews the Company’s strategy and approves a business plan and budget for the Company. The Board also reviews and approves transactions pursuant to guidelines that the Board has adopted and reviews from time to time. In addition, the Board reviews and approves the leadership structure of the Board at least annually. In fulfilling the Board’s responsibilities, directors have full access to the Company’s management, internal and external auditors, and outside advisors.

The Board is charged with general oversight of the management of the Company’s risks. The Board considers, as appropriate, risks to the Company among other factors in reviewing the Company’s strategy, business plan, budgets and major transactions. Each of the Board’s committees assists the Board in overseeing the management of the Company’s risks within the areas delegated to the committee. In particular, the Audit Committee reviews a report from management at least annually on the risks the Company faces, management’s actions to address those risks, and the Company’s risk management and mitigation processes. The report is also provided to the Board. In addition, the Compensation Committee oversees risks related to the Company’s compensation programs and policies and reviews at least annually management’s report on such risks. See “Compensation Programs and Risk Management” on page 68.

Independent Directors

The Board undertook its annual review of director independence in March 2013 applying the listing standards of the NYSE, the Company’s By-laws and the categorical standards for director independence adopted by the Board and set forth in the Company’s Corporate Governance Policy. The categorical standards establish guidelines as to employment and commercial relationships that may affect a director’s independence as well as categories of relationships that are not deemed material for purposes of director independence. The Board must also determine that the director has no material relationship with the Company or its subsidiaries and that the director is free of any other relationship – whether with the Company or otherwise – that would interfere with his or her exercise of independent judgment.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 33

As a result of its annual review of director independence, the Board determined that all of the current directors and all of the nominees for director are independent, except for Mr. Bewkes. Mr. Bewkes is an executive officer of the Company and thus cannot qualify as an independent director.

Each member of the Audit Committee, Compensation Committee, and Nominating Committee satisfies the respective standards of independence applicable to such committees. The Board previously determined in March 2012 that each of Frank J. Caufield and Michael A. Miles, former directors who served during part of 2012 but did not stand for re-election at the Company’s 2012 Annual Meeting of Stockholders, was independent during his service as a director during 2012.

In determining the independence of each current director other than Mr. Bewkes, the Board considered the transactions described below, which it determined were immaterial to the directors’ independence.

•

Business Transactions: Under the NYSE listing standards, a director may not be considered independent if he or she is an employee (or if a member of the director’s immediate family is an executive officer) of another entity that, during any one of the last three years, received payments from the Company, or made payments to the Company, for property or services that exceed the greater of $1.0 million or 2% of the other entity’s annual consolidated gross revenues. Under the Board’s categorical standards for director independence, transactions in the ordinary course between the Company and another entity with which a director or a member of a director’s family is affiliated shall generally be deemed not to create a material relationship unless they occurred within the last three years and (i) the director is an executive officer, employee or substantial owner, or the director’s immediate family member is an executive officer, of the other entity and (ii) such transactions represent (A) more than 5% of the Company’s consolidated gross revenues for the prior fiscal year or (B) more than $250,000 and 2% of the other entity’s gross revenues for the prior fiscal year. The Company did not have any transactions that were outside the ordinary course of business or that surpassed the numerical thresholds contained in the Company’s categorical standards for director independence, other than the transaction discussed below.

Although none of the following transactions raised any independence issues, the Board also considered that the Company and its subsidiaries in the ordinary course of business have:

¡

received advertising revenues from Harvard University (where Mr. Clark is a Distinguished Service Professor) that in 2012 were less than the thresholds described above and less than 0.01% of the Company’s total revenues in 2012; and

¡

purchased products or services (license rights, content, advertising and promotional fees) from Axel Springer AG (where Mr. Döpfner serves as Chairman and CEO) or its subsidiaries that in 2012 were less than the thresholds described above and less than 0.02% of Axel Springer AG’s total 2011 revenues.

The Board also considered that the Time Warner Foundation Inc., a non-profit corporation, holds one certificate of deposit for approximately $309,000 at Carver Federal Savings Bank (where Ms. Wright serves as Chairman and Chief Executive Officer), which was approximately 0.06% of Carver Federal Savings Bank’s total deposits as of December 31, 2012 and earned a market rate of interest during 2012.

The Board also considered that in January 2013, CNN Films entered into an ordinary course transaction with a production company controlled by Mr. Novack’s son-in-law, Andrew Rossi, pursuant to which CNN Films agreed to pay $864,000 to the production company to produce a documentary examining the historic transformation underway in higher education as told through the stories of students, educators, and administrators. CNN Films is a production and acquisition unit of Turner Broadcasting System, Inc. (“Turner”), a subsidiary of the Company, and Mr. Rossi is an established filmmaker. This transaction satisfies the bright-line criteria for director independence under the NYSE listing standards. However, under the Company’s stricter categorical standards, because the payment will exceed $250,000 and 2% of the production company’s gross revenues, the Board was required to determine whether a “material relationship” exists with the Company that would affect Mr. Novack’s independence. After reviewing the transaction, the Board concluded that the transaction does not impair Mr. Novack’s independence because, among other things: (i) the transaction occurred on an arm’s length basis in the ordinary

34 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

course of business of CNN Films; (ii) Mr. Novack was not involved in the negotiations related to the transaction, nor did he have any knowledge of the transaction until after it had been entered into by the parties; (iii) Mr. Novack has no direct or indirect interest in the transaction or the production company; (iv) the transaction amount is not material relative to CNN’s or Turner’s annual programming expenses; and (v) CNN Films’ decision to enter into the transaction was made independently of Time Warner’s Board of Directors or Time Warner’s management.

The Board in reviewing the independence of the directors was also advised that Mr. Novack has been a retired partner of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC (“Mintz, Levin”) since 1998. As a retired partner, Mr. Novack does not practice law or have a direct or indirect financial interest in the legal services provided by Mintz, Levin to the Company, which are unrelated to Mr. Novack’s service on the Board or to matters involving the Board.

•

Charitable Contributions: Under the NYSE listing standards, any contributions by the Company in a fiscal year to a tax-exempt organization where an independent director serves as an executive officer that exceeds the greater of $1 million or 2% of the organization’s gross revenues must be disclosed. Under the Board’s categorical standards for director independence, discretionary charitable contributions by the Company to established non-profit entities with which a director or a member of the director’s family is affiliated shall generally be deemed not to create a material relationship with the Company that would affect a director’s independence, unless they occurred within the last three years and (i) were inconsistent with the Company’s philanthropic practices; or (ii) were provided to an organization where the director or director’s spouse is an executive officer or director and the Company’s contributions for the most recently completed fiscal year represent more than (a) the greater of $100,000 or 10% of that organization’s annual gross revenues for organizations with gross revenues up to $10.0 million per year or (b) the greater of $1.0 million or 2% of that organization’s annual gross revenues for organizations with gross revenues of more than $10.0 million per year; or (iii) the aggregate amount of the Company’s contributions to the organizations where a director or director’s spouse is an executive officer or director is more than the greater of $1.0 million or 2% of all such organizations’ annual gross revenues.

The largest contribution by the Company in 2012 to a non-profit entity affiliated with a non-employee director or spouse was approximately $350,000, including Company matching contributions for employee contributions, to the University of California and its campuses at which a director serves on the Board of Regents. No charitable contributions by the Company raised any independence issues.

Board Leadership

Policy on Determining the Leadership Structure of the Board of Directors. Under the Company’s Policy on Determining the Leadership Structure of the Board of Directors, the Nominating Committee is responsible for reviewing the leadership structure of the Board at least annually and at times of potential change in individuals holding Board leadership positions (e.g., retirement, resignation, or renewal of the Chairman and CEO’s employment agreement). As part of this review, the Nominating Committee evaluates: (i) whether to have a Lead Independent Director, (ii) the responsibilities of the positions of Chairman of the Board and Lead Independent Director, and (iii) the qualifications for those positions, including whether the position of Chairman of the Board should be held by the CEO, an independent director, or a non-independent director other than the CEO (if any). The Nominating Committee makes its recommendations to the full Board, which is responsible for approving the leadership structure of the Board. The policy sets forth the factors the Nominating Committee and Board consider in making the determinations.

In January 2013, upon the recommendation of the Nominating Committee, the Board determined that the current structure, with one individual serving as Lead Independent Director and another serving as the Company’s Chairman and CEO, is effective and appropriate. The report on the Board’s determination of its leadership structure is posted on the Company’s corporate governance webpage at www.timewarner.com/governance. As set forth in this report, the Board believes that having a single individual serve as both Chairman and CEO is effective and appropriate and provides clear governance, leadership and accountability as the Company executes its strategy as a content-focused company, including the digital transformation and international expansion of its businesses. The Board also believes that the current structure has provided for an effective flow of information to, and discussion among, members of the Board regarding the Company’s strategy and performance.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 35

Lead Independent Director. Mr. Bollenbach has served as Lead Independent Director since May 2012, following the retirement of the previous Lead Independent Director from the Board. Mr. Bollenbach has many years of executive leadership experience as a former CEO, CFO or other senior executive of several major companies with international operations, including Hilton Hotels Corporation and The Walt Disney Company, and also has extensive experience in finance and investments as a former Chief Financial Officer of several major companies. Mr. Bollenbach also has deep knowledge of the Company from his 12 years of service as a director.

As described in the Company’s Corporate Governance Policy, the Lead Independent Director presides at executive sessions of the Board and serves as the liaison between the Chairman and the other directors (unless the matter under consideration is within the jurisdiction of one of the Board’s committees). In addition, the Lead Independent Director’s responsibilities include (i) advising the Chairman of the Board with respect to the schedule, agenda and information for Board meetings (including possessing the authority to approve the agenda and specific items of information for Board meetings), (ii) advising the Chairman of the Board with respect to consultants who may report directly to the Board, and (iii) being available, as appropriate, for communication with the Company’s stockholders. The Lead Independent Director will also serve as the Chairman of the Board on an interim basis in the event of the death or disability of the Chairman.

Board Meetings, Executive Sessions and Attendance

The Board of Directors generally holds at least six meetings each year, including a meeting devoted to the Company’s strategy. The Company’s independent directors generally meet by themselves, without management or any non-independent directors present, at each regularly scheduled Board meeting, unless the independent directors decide otherwise. Any independent director may request additional executive sessions. These executive sessions are led by the Lead Independent Director, except for those portions of the executive session when it is appropriate for the Chair of the committee that has primary responsibility for the matter being discussed to lead the discussion. The Board of Directors also communicates informally with management on a regular basis.

During 2012, the Board met nine times. No incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board held during the period for which he or she served as a director and (ii) the total number of meetings of the committees held during the period for which he or she served as a committee member. The Company’s directors are encouraged and expected to attend the annual meetings of the Company’s stockholders. Nine of the 11 directors nominated for election at the 2012 Annual Meeting of Stockholders attended that meeting.

Committees of the Board

The Board has three standing committees: the Audit and Finance Committee (also referred to as the Audit Committee), the Nominating and Governance Committee (also referred to as the Nominating Committee) and the Compensation and Human Development Committee (also referred to as the Compensation Committee), each of which has a written charter that is posted on the Company’s corporate governance webpage at www.timewarner.com/governance. Each committee is composed entirely of independent directors. The Chair of each committee is elected by the Board and rotated periodically. Each committee holds regular executive sessions at which management is not present. Each committee is authorized to retain its own outside consultants, counsel and other advisors as it desires. The Compensation Committee’s charter requires the Committee to assess the independence of any compensation consultant, legal counsel or other advisor prior to retaining or receiving such advisor’s advice (subject to certain exceptions), taking into consideration factors relevant to such advisors’ independence, including the factors specified in the NYSE listing standards. The Nominating Committee’s charter contains similar requirements with respect to any consultant, counsel or other advisor who will provide the Committee with advice regarding non-employee director compensation.

36 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

The table below provides a brief summary of the committees’ current members and the number of meetings held by each committee during 2012:

Independent Director	Audit Committee	Nominating Committee	Compensation Committee
James L. Barksdale		—
William P. Barr			CHAIR
Stephen F. Bollenbach		—	—
Robert C. Clark	—	CHAIR
Mathias Döpfner			—
Jessica P. Einhorn	—	—
Fred Hassan	—		—
Kenneth J. Novack		—
Paul D. Wachter	—		—
Deborah C. Wright	CHAIR
Number of Meetings in 2012	7	6	8

Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its responsibilities in connection with the Company’s (i) independent auditors, (ii) internal audit function, (iii) ethics and compliance program, (iv) earnings releases and guidance, financial statements and systems of disclosure controls and procedures and internal control over financial reporting, (v) capital structure and strategy, (vi) risk management policies and processes, (vii) responses to any regulatory actions involving financial, accounting and internal control matters, (viii) retirement programs with respect to their performance and funding, (ix) insurance coverage, and (x) tax status and strategy.

The Board has determined that each of the members of the Audit Committee is financially literate in accordance with the NYSE listing standards. In addition, the Board has determined that each of Ms. Wright and Messrs. Clark, Hassan and Wachter is an “audit committee financial expert” as defined under rules promulgated by the SEC.

Nominating Committee. The Nominating Committee is responsible for assisting the Board in relation to (i) corporate governance, including regulatory developments relating to corporate governance, (ii) director nominations, (iii) committee structure and appointments, (iv) Board leadership structure, (v) Chairman and CEO performance evaluations and CEO succession planning, (vi) annual Board performance evaluations, (vii) non-employee director compensation, (viii) stockholder proposals and communications, (ix) related person transactions, and (x) the Company’s public policy and corporate social responsibility activities.

Compensation Committee. The Compensation Committee is responsible for (i) approving the compensation of and employment agreements for, and reviewing benefits provided to, the Company’s senior executives, (ii) approving long-term incentive program design and awards, (iii) reviewing stockholder advisory votes regarding executive compensation, (iv) overseeing the Company’s disclosure regarding executive compensation, advisors retained by the Committee and risks related to the Company’s compensation programs and policies, (v) reviewing the Company’s overall compensation structure and benefit plans, including risks related to the Company’s compensation programs and policies, (vi) reviewing the Company’s response to regulatory developments affecting compensation, (vii) reviewing and recommending officer appointments, and (viii) overseeing the Company’s human development programs, including recruitment, retention, development, diversity and internal communication programs.

Compensation Committee Interlocks and Insider Participation

None of the Compensation Committee members (i) has ever been an officer or employee of the Company or (ii) was a participant in a “related person” transaction in 2012. None of the Company’s executive officers serves, or in 2012 served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of the Company’s Board of Directors or the Compensation Committee.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 37

Codes of Conduct

To help ensure the highest levels of business ethics at the Company, the Board of Directors has adopted the following three codes of conduct: (i) the Standards of Business Conduct, which apply to the Company’s employees, (ii) the Code of Ethics for Our Senior Executive and Senior Financial Officers, which applies to certain senior executives of the Company, including the Chief Executive Officer, Chief Financial Officer and Controller, and serves as a supplement to the Standards of Business Conduct, and (iii) the Guidelines for Non-Employee Directors, which serves as a code of conduct for the Company’s non-employee directors. There were no waivers in 2012 under either the Code of Ethics for Our Senior Executive and Senior Financial Officers or the Standards of Business Conduct with respect to any of the Time Warner senior executives covered by the Code of Ethics for Our Senior Executive and Senior Financial Officers. The three codes of conduct are posted on the Company’s corporate governance webpage at www.timewarner.com/governance.

Policy and Procedures Governing Related Person Transactions

The Board has adopted the Time Warner Inc. Policy and Procedures Governing Related Person Transactions, which is a written policy that sets forth procedures for the review and approval or ratification of transactions involving related persons, which consist of directors, director nominees, executive officers, holders of more than 5% of any outstanding class of the Company’s voting securities, and immediate family members or certain affiliated entities of any of the foregoing persons. The Nominating Committee (or its Chair, under certain circumstances) is responsible for applying the policy with the assistance of the General Counsel or his designee (if any). The General Counsel or his designee will assess whether any proposed transaction involving a related person is a related person transaction covered by the policy. If so, the transaction will be presented to the Nominating Committee for review and consideration at its next meeting or, in certain instances where waiting until the next meeting is not advisable, to the Chair of the Nominating Committee. In determining whether to approve or ratify a related person transaction covered by the policy, the Nominating Committee may review such facts and circumstances and take into account such factors as it deems appropriate.

Transactions covered by the policy consist of any financial transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company (including any of its consolidated subsidiaries) is, will or may be expected to be a participant, and (iii) any related person has or will have a direct or indirect material interest. The policy also specifies categories of transactions identified by the Board as having no significant potential for an actual or apparent conflict of interest or improper benefit to a related person, and thus are not subject to review by the Nominating Committee. The policy, including the list of excluded transactions, is posted on the Company’s corporate governance webpage at www.timewarner.com/governance. Since the beginning of 2012, there were no transactions with any related person that were reportable as related person transactions under SEC rules.

Corporate Social Responsibility

Time Warner is committed to effective corporate governance practices, including keeping stockholders, the investment community and others informed of the Company’s activities relating to environmental, social and governance matters. The Company updates the information about its corporate social responsibility efforts regularly as appropriate on its website at www.timewarner.com/citizenship to provide stockholders with information in a dynamic and timely manner.

Ethical Sourcing Guidelines

The Time Warner Ethical Sourcing Guidelines set forth the standards in areas such as employment, health, safety and the environment that the Company expects its vendors and licensees to follow. The Company expects that its vendors will establish and actively review, monitor and modify their management processes and business operations so that their operations align with the principles set forth in the Guidelines. The failure to follow the Guidelines may, among other things, impact a vendor’s ability to continue to do business with the Company. In October 2012, Time Warner revised the Guidelines to, among other things, include clearer descriptions of the different categories of third parties (i.e., vendors and licensees) to which the guidelines apply and provide examples of the types of actions that Time

38 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

Warner may take if a vendor or licensee is found to act in a manner inconsistent with the Guidelines. The revised Guidelines are posted on the Company’s website at www.timewarner.com/citizenship under the heading “Leading Responsibly” and sub-heading “Ethical Sourcing And Supply Chain.”

Political Activity – Policies, Oversight and Disclosure

The Nominating Committee is responsible for overseeing the Company’s public policy activities, which includes policies and practices regarding political contributions and expenditures by the Company, its political action committee (“PAC”), and trade associations. The Company has processes for advance review of corporate political contributions and the use of Company resources in support of the Company’s political activities. In addition, Time Warner discloses at least annually on its website at www.timewarner.com/citizenship under the heading “Leading Responsibly” and sub-heading “Political Activities” all corporate and PAC political contributions (including, if any, independent expenditures made without coordination with any candidate, campaign or their authorized agents) and payments to trade associations and other tax-exempt organizations that are used for political expenditures. In 2012, the Company was again ranked in the top tier of companies in the Center for Political Accountability’s CPA-Zicklin Index, which measures corporate disclosure and accountability for political spending.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 39

DIRECTOR COMPENSATION

Under its charter, the Nominating Committee is responsible for reviewing the compensation for the Company’s non-employee directors and making recommendations regarding director compensation to the Board of Directors for its approval. In carrying out this responsibility, the Nominating Committee is guided by the following key objectives and principles regarding non-employee director compensation:

•	Compensation should be generally consistent with the Company’s broader compensation philosophy for the Company’s employees.

•

Compensation should be competitive and structured with a balanced mix of cash and equity compensation so the Company can attract and retain directors from diverse professional and personal backgrounds.

•	Compensation should be simple to administer and support the smooth functioning of the Board.

•	Compensation should be cost-effective and consistent with investor policies and expectations.

•	Compensation should be in compliance with all regulatory requirements.

Since 2010, each non-employee director’s overall compensation has been set at $250,000, consisting of:

•

an annual cash retainer of $125,000, any or all of which amount may be deferred at the director’s option pursuant to the Time Warner Inc. Non-Employee Directors’ Deferred Compensation Plan (as described below); and

•

an annual equity compensation grant with an aggregate fair value of approximately $125,000 on the date of grant. Each non-employee director who is elected to the Board at an annual meeting of stockholders will receive, on the day following the annual meeting at which the director was elected, a grant of:

¡

stock options having a fair value of approximately $40,000 on the date of grant (based on the closing sale price of a share of Common Stock as reported on the NYSE Composite Tape on the date of grant and the Black-Scholes methodology of valuing options), and

¡	RSUs having a fair value of approximately $85,000 on the date of grant (based on the closing sale price of a share of Common Stock as reported on the NYSE Composite Tape on the date of grant).

New directors who join the Board other than at an annual meeting of stockholders receive the above compensation on a pro-rated basis. No additional compensation is paid for service as a committee chair or member or for attendance at meetings of the Board or any Board committee.

In accordance with the Corporate Governance Policy, the Nominating Committee reviews the compensation paid to non-employee directors at least every two years to help ensure that the Company’s non-employee director compensation program continues to meet the objectives and principles described above. Final decisions regarding director compensation are made by the full Board of Directors, based on recommendations by the Nominating Committee. The Nominating Committee’s most recent review of non-employee director compensation occurred in 2011.

40 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

The table below sets forth 2012 compensation information regarding the Company’s non-employee directors. Mr. Bewkes is the only director who is an officer and employee of the Company, and he does not receive any additional compensation for his Board service. The material factors necessary to understand the director compensation set forth in the table are described in “Director Compensation” above and in the disclosure following this table.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2012

Name	Fees Earned or Paid in Cash	Stock Awards(2)(3)	Option Awards(3)(4)	All Other Compensation(5)	Total
James L. Barksdale	$125,000	$85,001	$39,991	—	$249,992
William P. Barr	$125,000	$85,001	$39,991	—	$249,992
Stephen F. Bollenbach	$125,000	$85,001	$39,991	$44	$250,036
Robert C. Clark	$125,000	$85,001	$39,991	—	$249,992
Mathias Döpfner	$125,000	$85,001	$39,991	—	$249,992
Jessica P. Einhorn	$125,000	$85,001	$39,991	—	$249,992
Fred Hassan	$125,000	$85,001	$39,991	—	$249,992
Kenneth J. Novack	$125,000	$85,001	$39,991	$3,184	$253,176
Paul D. Wachter	$125,000	$85,001	$39,991	—	$249,992
Deborah C. Wright	$125,000	$85,001	$39,991	—	$249,992
Retired Directors(1)
Frank J. Caufield	—	—	—	—	—
Michael A. Miles	—	—	—	$45,000	$45,000

(1)	Each of Messrs. Caufield and Miles served as a director until the 2012 Annual Meeting of Stockholders on May 15, 2012, at which time they did not stand for re-election and retired from the Board.

(2)	The amounts set forth in the Stock Awards column represent the aggregate grant date fair value of RSUs granted by the Company to non-employee directors in 2012. On May 16, 2012, the Company awarded 2,410 RSUs to each of the non-employee directors serving as of such date. The grant date fair value of each RSU award was determined using the closing sale price of the Common Stock on the NYSE Composite Tape on the date of grant. The actual value, if any that is realized by a director from any RSU award will depend on the performance of the Common Stock. For information about the weighted average grant date fair value of the RSUs granted in 2012, see Note 12 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 Form 10-K”).

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 41

(3)	Presented below is the aggregate number of outstanding stock awards and stock option awards held by the non-employee directors on December 31, 2012.

Name	Total Stock Awards (Restricted Stock and RSUs) Outstanding at 12/31/12	Total Option Awards Outstanding at 12/31/12
James L. Barksdale	3,272	42,236
William P. Barr	2,410	19,118
Stephen F. Bollenbach	3,620	42,236
Robert C. Clark	3,272	38,383
Mathias Döpfner	3,272	29,713
Jessica P. Einhorn	3,272	34,530
Fred Hassan	2,410	19,118
Kenneth J. Novack	3,272	6,076
Paul D. Wachter	2,410	12,760
Deborah C. Wright	3,272	34,530
Retired Directors
Frank J. Caufield	—	37,121
Michael A. Miles	—	37,121

(4)	The amounts set forth in the Option Awards column represent the aggregate grant date fair value of stock options granted by the Company in 2012. On May 16, 2012, the Company awarded options to purchase 5,115 shares of Common Stock to each of the non-employee directors serving as of such date.

The grant date fair value of the stock options awarded to the non-employee directors on May 16, 2012 was calculated using the Black-Scholes option pricing model based on the following assumptions: an expected volatility of 31.2%, an expected term to exercise of 6.31 years from the date of grant, a risk-free interest rate of 1.1%, and a dividend yield of 3.0%. For information about the weighted-average assumptions used to determine the grant date fair value of options granted in 2012, see Note 12 to the Company’s consolidated financial statements included in the 2012 Form 10-K. The discussion in Note 12 reflects weighted-average assumptions on a combined basis for both retirement-eligible and non-retirement eligible employees and non-employee directors.

The actual value, if any, that is realized by a non-employee director from any stock option will depend on the amount by which the market value of the Common Stock exceeds the exercise price of the stock option on the date the stock option is exercised. Accordingly, there is no assurance that the value realized by a non-employee director will be at or near the grant date fair value presented above. These amounts should not be used to predict stock performance.

(5)	The amounts shown in the All Other Compensation column for Messrs. Bollenbach and Novack consist of the Company’s payments made in 2013 for the estimated taxes incurred in 2012 in connection with income recognized by the applicable director as a result of the attendance by such director’s family member at a Company event held in 2012 and/or the 2012 Annual Meeting of Stockholders. The amount shown in the All Other Compensation column for Mr. Miles consists of the sum of $30,000 paid in June 2012 and $15,000 accrued for payment in 2013 under the Time Warner Retirement Plan for Outside Directors, which was frozen in 1996. See “Prior Retirement and Deferred Compensation Programs” below for additional information.

Annual Cash Retainer. The annual cash retainer is intended to provide a balance between cash and equity compensation, as well as to allow the directors to use the cash to pay taxes on their RSUs as they vest without having to sell shares to pay those taxes.

Equity Grants.

•

All of the stock options granted to non-employee directors have an exercise price equal to the fair market value of the Common Stock on the date of grant and expire 10 years from the grant date. The stock options granted in 2012 vest one year from the date of grant or immediately if the director ceases to serve as a director of the Company as a result of certain designated circumstances, including because the director is not nominated by the Board of Directors to stand for re-election at the annual meeting of stockholders, is not re-elected by the stockholders at the annual meeting, or resigns after receiving fewer than a majority of “for” votes of the votes cast in an uncontested election of directors.

42 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

•

The RSUs represent a contingent right to receive the designated number of shares of Common Stock upon completion of the vesting period. The RSUs granted in 2012 vest on the anniversary of the first day of the month in which the RSUs were granted and immediately if the director ceases to serve as a director of the Company as a result of certain designated circumstances, including (i) retirement either due to a mandatory retirement policy or after serving at least five years as a director, (ii) failure to be re-elected by the stockholders after nomination, (iii) resignation after receiving fewer than a majority of “for” votes of the votes cast in an uncontested election of directors, (iv) death or disability, (v) the occurrence of certain transactions involving a change in control of the Company, or (vi) under certain other designated circumstances, with the approval of the Board on a case-by-case basis. If a non-employee director leaves the Board for any other reason, then his or her unvested RSUs are forfeited to the Company.

•

RSUs and options do not have any voting rights. Directors receive dividend equivalents on the RSUs in an amount equal to the regular quarterly cash dividends declared and paid by the Company at the same time that the dividends are paid on outstanding shares of Common Stock.

Expenses. Non-employee directors are reimbursed for expenses (including costs of travel, food and lodging) incurred in attending Board, committee and stockholder meetings. While travel to such meetings may include the use of Company aircraft, if available and appropriate under the circumstances, the directors generally use commercial air or rail transportation services. Directors are also reimbursed for reasonable expenses associated with other Company-related business activities, including participation in director education programs.

The Company provides directors with representative samples of the Company’s products (such as DVDs), promotional items and other merchandise. The Company also periodically invites and generally provides for, or reimburses expenses of, directors and their spouses or guests to attend Company-sponsored events, such as film premieres, screenings, cultural events and the annual meeting of stockholders. For the year ended December 31, 2012, the aggregate incremental cost to the Company for providing directors with these Company products and the attendance of directors and their spouses or guests at Company events was well below $10,000 per director. The Company also reimburses each non-employee director for the estimated taxes incurred in connection with any income recognized by the director as a result of the attendance by the director, spouse or guest at such events. From time to time, spouses or guests may also join non-employee directors on Company aircraft when a non-employee director is traveling to or from Board or committee meetings, which may result in the non-employee director recognizing income for tax purposes. The Company does not reimburse the non-employee director for the estimated taxes incurred in connection with such income.

Stock Ownership Guidelines. Directors are encouraged to own Common Stock, and within five years of joining the Board, a non-employee director is expected to own at least 10,000 shares of Common Stock. Each non-employee director who has been a member of the Board for at least five years owns at least 10,000 shares of Common Stock.

Deferred Compensation Plan. Under the Time Warner Inc. Non-Employee Directors’ Deferred Compensation Plan, non-employee directors may elect each year to defer receipt of 10% to 100% of their cash compensation payable during the next calendar year. Each director can elect from the following crediting alternatives to determine the amounts that will be paid after the deferral period: (i) the amount deferred plus annual interest at the prime rate in effect on May 1 of each annual period plus 2%, (ii) the value of a hypothetical investment in shares of Common Stock made at the time of the deferral, plus the notional reinvestment of dividend equivalents based on any regular cash dividends paid by the Company on the Common Stock, or (iii) an allocation of 50% of the amount deferred to each of the crediting alternatives. Amounts deferred are payable in cash in a lump sum or in installments after a director leaves the Board, based on the director’s election made at the time the director elected to defer receipt of the compensation.

Prior Retirement and Deferred Compensation Programs.

•

The Company does not currently maintain a retirement plan for its non-employee directors. Prior to 1996, the Company maintained the Time Warner Retirement Plan for Outside Directors. No current non-employee director participates in this plan. Mr. Miles, who retired from the Board on May 15, 2012, participated in this plan due to his service as a director of Historic TW. When he retired from the Board, Mr. Miles received a payment of $30,000 and will receive another payment of $15,000 in 2013, which reflects the 1.5 years he served as a non-employee director

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 43

of Historic TW prior to May 1996, when the plan was frozen. In addition, Mr. Novack receives retirement benefits under the terms of the Company’s benefit plans as a result of his past service as an employee of the Company.

•

The Company also has a prior deferred compensation plan for non-employee directors under which the directors could previously elect to defer all or a portion of their cash compensation. The Company currently maintains an account under this plan on behalf of Mr. Bollenbach. Amounts previously deferred were increased by one of two separate calculation methods until the participant experienced a distribution event (reaching age 70 or leaving the Board of Directors) and the deferral period ended: (i) the application of the average seven-year Treasury constant maturity bond rate for the year at the end of the year or (ii) the hypothetical investment of the amounts deferred in shares of the Common Stock and any dividends that would be earned thereon. The method that would result in the greater value at the end of the deferral period is used to calculate the amount to be paid until the end of the deferral period, and thereafter the account will accrue interest based on the Treasury rate method. Mr. Bollenbach reached age 70 during 2012 and, as a result, amounts deferred by Mr. Bollenbach became payable in installments beginning in 2013.

44 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

SECURITY OWNERSHIP

Security Ownership of the Board of Directors and Executive Officers

The following table sets forth information concerning the beneficial ownership of Time Warner Common Stock as of January 31, 2013 for each current director, each nominee for election as a director, each of the persons named in the Summary Compensation Table and for all current directors and executive officers as a group. None of the foregoing persons beneficially owned any equity securities of the Company’s subsidiaries as of January 31, 2013.

	Time Warner Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares	Option Shares(2)	RSUs and PSUs(3)	Percent of Class
James L. Barksdale(4)	44,624	36,160	—	*
William P. Barr	24,560	13,042	—	*
Jeffrey L. Bewkes(5)	288,443	3,791,455	437,420	*
Stephen F. Bollenbach(6)	21,084	36,160	—	*
Paul T. Cappuccio(5)	112,226	527,478	55,328	*
Robert C. Clark	17,398	32,307	—	*
Mathias Döpfner	10,123	23,637	—	*
Jessica P. Einhorn	14,735	28,454	—	*
Gary L. Ginsberg	—	40,751	9,266	*
Fred Hassan	39,136	13,042	—	*
John K. Martin, Jr.(5)	34,744	702,791	92,206	*
Kenneth J. Novack(7)	26,053	—	—	*
Olaf Olafsson	30,936	459,788	46,126	*
Paul D. Wachter(8)	6,842	7,645	—	*
Deborah C. Wright	15,068	28,454	—	*
All current directors and executive officers (16 persons) as a group (4)-(9)	719,422	5,946,657	666,492	*

*	Represents beneficial ownership of less than one percent of the outstanding Common Stock as of January 31, 2013.

(1)	Beneficial ownership has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include, unless otherwise indicated, any shares of Common Stock or other equity securities of the Company that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees.

Under some of the Company’s deferred compensation programs, a participant may elect to have the value of the participant’s deferred compensation paid out based on an assumed investment in the Common Stock during the deferral period. Participants do not have any right to vote or receive any Common Stock in connection with these assumed investments, which are represented by share equivalents, or “phantom units,” but are ultimately paid in cash. Under the Company’s deferred compensation programs, Mr. Bewkes has been credited with 21,609 share equivalents and Mr. Bollenbach has been credited with 32,782 share equivalents. These share equivalents are not included in the table above.

(2)	Reflects shares of Common Stock underlying stock options awarded by the Company that were exercisable within 60 days of January 31, 2013. These shares are not included in the “Number of Shares” column.

(3)	Reflects shares of Common Stock that were issuable within 60 days of January 31, 2013 upon the vesting of RSUs and PSUs that were no longer subject to performance criteria. These shares are not included in the “Number of Shares” column.

(4)	Includes 400 shares of Common Stock held by a limited partnership of which Mr. Barksdale is the sole general partner.

(5)	The number of shares includes the following individuals’ interests in shares of Common Stock held by a trust under the Time Warner Savings Plan: Mr. Bewkes (approximately 34,752 shares); Mr. Cappuccio (approximately 259 shares); and Mr. Martin (approximately 938 shares).

(6)	The number of shares held by Mr. Bollenbach includes 348 shares of restricted stock.

(7)	Includes 175 shares of Common Stock held by the Novack Family Foundation, of which Mr. Novack and his wife are two of nine trustees who share voting power with respect to the shares. Mr. Novack disclaims beneficial ownership of shares held by the Novack Family Foundation.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 45

(8)	Includes 3,000 shares of Common Stock held by the Wachter Family Trust, of which Mr. Wachter and his spouse are the trustees and beneficiaries. Mr. Wachter and his spouse share voting and investment power with respect to the shares.

(9)	The number of shares held by all current directors and executive officers as a group includes (i) aggregate interests in approximately 36,284 shares of Common Stock held by a trust under the Time Warner Savings Plan and (ii) an aggregate of approximately 6,448 shares of Common Stock held directly by or in the 401(k) plan of an executive officer’s spouse, for which the executive officer disclaims beneficial ownership.

Security Ownership of Certain Beneficial Owners

Based on a review of filings with the SEC, the Company has determined that the following persons are each the holder of more than 5% of the outstanding shares of Common Stock as of December 31, 2012:

Name and Address of Beneficial Owner	Shares of Stock Beneficially Owned	Percent of Class
BlackRock, Inc.(1)	49,969,339	5.28%
40 East 52nd Street New York, NY 10022

Capital World Investors(2)	48,084,260	5.1%
333 South Hope Street Los Angeles, CA 90071

(1)	Based solely on a Schedule 13G filed by BlackRock, Inc. with the SEC on January 30, 2013.

(2)	Based solely on a Schedule 13G filed by Capital World Investors with the SEC on February 13, 2013.

46 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

AUDIT-RELATED MATTERS

Report of the Audit and Finance Committee

In accordance with its charter, the Audit Committee assists the Board of Directors in fulfilling its responsibilities in a number of areas. These responsibilities are described above under “Corporate Governance and Board Matters – Committees of the Board” beginning on page 36 and in the Audit Committee’s charter, which is posted on the Company’s corporate governance webpage at www.timewarner.com/governance.

In connection with its review of the Company’s 2012 year-end financial statements, the Audit Committee reviewed and discussed with management and the independent auditors the audited consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the independent auditors’ evaluation of the effectiveness of the Company’s internal control over financial reporting. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee also discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended and as adopted by the Public Accounting Oversight Board in Rule 3200T, including the quality and acceptability of the Company’s accounting policies, financial reporting processes and controls.

In addition, the Audit Committee received the written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee also discussed with the independent auditors the auditors’ independence from the Company and its management. In determining that the auditors are independent, the Audit Committee also considered whether the provision of any of the non-audit services described below under “Fees of the Independent Auditors” is not compatible with maintaining their independence.

In performing its functions, the Audit Committee acts only in an oversight capacity and necessarily relies on the work and assurances of the Company’s management and independent auditors, which, in their reports, express opinions on the fair presentation of the Company’s annual consolidated financial statements in conformity with U.S. generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting. In reliance on the reviews and discussions referred to in this Report of the Audit and Finance Committee and in light of its role and responsibilities, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited consolidated financial statements of the Company be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 filed with the SEC.

Members of the Audit and Finance Committee

Deborah C. Wright (Chair)

Robert C. Clark

Jessica P. Einhorn

Fred Hassan

Paul D. Wachter

Policy Regarding Pre-Approval of Services Provided by the Independent Auditors

The Audit Committee has established a policy (the “Pre-Approval Policy”) requiring its pre-approval of all audit services and permissible non-audit services provided by the independent auditors, along with the associated fees for those services. The Pre-Approval Policy provides for the annual pre-approval of specific types of services pursuant to policies and procedures adopted by the Audit Committee, and gives detailed guidance to management as to the specific services that are eligible for such annual pre-approval. The Pre-Approval Policy requires the specific pre-approval of all other permitted services. In July 2012, the Audit Committee approved modest changes to the Pre-Approval Policy to better reflect the Public Company Accounting Oversight Board rules regarding auditor independence and to further clarify the types of services that the independent auditor may provide under the Pre-Approval Policy. The Audit Committee has delegated to its Chair the authority to address certain requests for pre-approval of audit and permissible non-audit services between meetings of the Audit Committee, and the Chair must report her pre-approval decisions to the Audit Committee at its next regular meeting.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 47

Services Provided by the Independent Auditors

The aggregate fees for services provided by Ernst & Young LLP to the Company with respect to the years ended December 31, 2012 and 2011 are as set forth below.

Fees of the Independent Auditors

Type of Fees	2012	2011
Audit Fees(1)	$16,559,000	$15,988,000
Audit-Related Fees(2)	693,000	1,408,000
Tax Fees(3)	2,108,000	830,000
All Other Fees(4)	50,000	88,000

Total Fees for Services Provided	$19,410,000	$18,314,000

(1)	Audit Fees were for audit services, including (a) the annual audit (including required quarterly reviews), subsidiary audits and other procedures required to be performed by the independent auditors to be able to form an opinion on the Company’s consolidated financial statements, (b) the audit of the effectiveness of the Company’s internal control over financial reporting, (c) consultation with management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board or other regulatory or standard-setting bodies, (d) international statutory audits, and (e) services that only the independent auditors reasonably can provide, such as services associated with SEC registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings and assistance in responding to SEC comment letters.

(2)	Audit-Related Fees were principally for services related to (a) agreed-upon procedures or expanded audit procedures to comply with contractual arrangements or regulatory reporting requirements, (b) audits of employee benefit plans, and (c) services pertaining to acquisitions, dispositions and the related accounting or disclosure treatment for such transactions or events.

(3)	Tax Fees were for services related to (a) tax compliance, (b) tax planning and tax advice, and (c) expatriate tax services.

(4)	All Other Fees were for services related to a benchmarking study related to the theatrical and home entertainment releases of companies in the motion picture industry that participated in the study.

None of the services related to Audit-Related Fees, Tax Fees or All Other Fees presented above were approved by the Audit and Finance Committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the SEC.

48 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis or “CD&A” provides a detailed description of the Company’s executive compensation philosophy and programs, with a particular focus on the Compensation Committee’s decisions regarding the compensation provided in 2012 to the Company’s named executive officers or “NEOs” and the factors that the Committee considered in making those decisions.

Name	Position with the Company During 2012
Jeffrey L. Bewkes	Chairman and Chief Executive Officer
John K. Martin, Jr.	Chief Financial & Administrative Officer
Paul T. Cappuccio	Executive Vice President & General Counsel
Gary L. Ginsberg	Executive Vice President, Corporate Marketing & Communications
Olaf Olafsson	Executive Vice President, International & Corporate Strategy

The Company encourages you to read this CD&A in conjunction with “Proposal 3: Annual Advisory Vote to Approve Named Executive Officer Compensation” beginning on page 22.

Executive Summary

The Compensation Committee is guided by its pay-for-performance philosophy. Reflecting this philosophy, at the start of each year, including 2012, the Committee approves challenging financial and strategic goals that it believes are closely related to the Company’s long-term success. In 2012, the Company delivered strong financial results and made significant progress on achieving its key long-term strategic objectives, and the Compensation Committee made compensation decisions that reflect the Company’s success in 2012 and the effective leadership and strong performance of the Company’s executive officers.

The remainder of this executive summary includes the following highlights from this CD&A:

•	2012 financial performance and business highlights;

•	Pay-for-performance design of the executive compensation program;

•	Key changes to the executive compensation program in 2012 and early 2013;

•	Other executive compensation policies and practices; and

•	Stockholder engagement and the Company’s responses.

2012 Financial Performance Highlights2

•

The Company’s one-year TSR was 35.8% compared to the weighted average TSR of 16.0% for the S&P 500, and during 2012, the price of the Company’s Common Stock increased 32.3%, from $36.14 at December 31, 2011 to $47.83 at December 31, 2012.

•	Adjusted EPS grew 13.5% to a record $3.28 in 2012 – the fourth straight year of double-digit growth in Adjusted EPS. Diluted Income per Common Share increased from $2.71 for 2011 to $3.09 for 2012.

•	Adjusted Operating Income increased 4.5% from 2011, reaching a record $6.1 billion. At the same time, Operating Income rose 1.9% from 2011 to $5.9 billion in 2012.

[2]	See Annex A to this Proxy Statement for definitions of the non-GAAP financial measures discussed in this CD&A (i.e., Adjusted EPS, Adjusted Operating Income, Free Cash Flow and return on invested capital excluding the impact of certain purchase price adjustments) and a reconciliation of each such non-GAAP financial measure to the most directly comparable financial measure calculated and presented in accordance with GAAP.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 49

•

The Company delivered strong Free Cash Flow of $2.9 billion in 2012, increasing 8.6% from 2011, which was due in part to the growth in Adjusted Operating Income. In 2012, Cash Provided by Operations from Continuing Operations reached $3.5 billion.

•

The Company maintained a high level (19% in 2012) of returns on invested capital (excluding the impact of purchase price adjustments from the merger of Historic TW with Historic AOL in 2001 and the restructuring of Time Warner Entertainment Company, L.P. in 2003), which is an alternative measure of return on assets that the Company uses to evaluate its capital efficiency. See page 62 for a discussion of why return on assets and return on equity are not meaningful measures of the Company’s financial performance.

2012 Business Highlights

•

Increasing investments in content. In 2012, the Company continued to invest aggressively to create, acquire and distribute compelling content. The Company’s networks businesses increased their investment in original content with successful new series such as The Newsroom and Girls at HBO and Dallas and Perception at Turner. Underscoring the breadth and quality of its content, HBO won more Primetime Emmy awards than any other network for the 11th year in a row. At Turner, its entertainment networks had more original programming than ever, with TNT claiming five of the top 10 cable originals of the year and TBS ranking as the #1 ad-supported cable network in primetime for adults 18-34. Additionally, Turner extended its agreement with Major League Baseball through 2021 and HBO extended its movie output deal with 20th Century Fox well into the next decade. Warner Bros. again led the industry in television production, with 55 broadcast and cable series, including four of the top six comedies and the top two new dramas for adults 18-49. In addition, Warner Bros. released a number of very successful and critically-acclaimed films, including The Dark Knight Rises and The Hobbit: An Unexpected Journey, both of which grossed over $1 billion at the global box office, and Argo, which won the Academy Award for Best Picture.

•

Advancing the digital transition of its businesses with its Content Everywhere strategy. In 2012, the Company continued to develop and accelerate digital business models, such as TV Everywhere (including HBO GO and MAX GO), UltraViolet, Disc-to-Digital and tablet editions of magazines, which harness technology to improve the consumer experience in a way that enhances the Company’s economics. HBO GO and MAX GO expanded distribution to nearly all of their domestic subscribers and significantly increased the number of active users. Turner expanded its TV Everywhere services to over 80 million U.S. households. Warner Bros. entered into multi-year licensing agreements with subscription video on demand services, including Amazon Prime, Hulu Plus and Netflix, to provide customers with access to the Company’s content on-demand and on a growing number of devices and platforms.

•

Expanding the Company’s international businesses. During 2012, the Company continued to expand its international businesses, launching HBO’s premium pay television services in the Netherlands and the Nordic region and HBO’s first direct-to-consumer streaming service in the Nordic region. In addition, Turner launched two new free-to-air channels in Asia.

•

Improving the Company’s operating and capital efficiency. The Company reduced total operating expenses in 2012, while continuing to invest aggressively in content. Reflecting its commitment to return capital to stockholders and maintain an efficient capital structure, the Company paid $1 billion in dividends and purchased over $3 billion of its stock in 2012.

Pay-for-Performance Design of the Executive Compensation Program

The following key principles guide the Company’s executive compensation design decisions:

•	Pay-for-Performance Philosophy. The philosophy underlying the executive compensation program is to:

¡

Tie a significant portion of the NEOs’ compensation to the Company’s performance, reflecting multiple performance measures, including financial results, stock price performance and progress on the Company’s key long-term strategic objectives;

¡

Further align the NEOs’ interests with those of stockholders by making long-term incentive awards a significant percentage of their total compensation and requiring the NEOs to hold a substantial amount of the Company’s Common Stock; and

¡	Attract, retain and motivate talented executives.

50 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

The following charts illustrate the mix of 2012 total target variable and fixed compensation for Mr. Bewkes and for the other NEOs as a group. Consistent with the Company’s pay-for-performance philosophy and policy, fixed pay represents a small portion of the total 2012 target pay opportunity for the CEO and other NEOs. Variable compensation as shown below consists of the target annual bonus and target annual value of long-term incentive awards.

Compensation Mix

The pay-for-performance philosophy is also reflected in the terms of Mr. Bewkes’ new employment agreement that became effective on January 1, 2013. The Compensation Committee structured the increase in Mr. Bewkes’ total direct compensation so that it will be delivered solely in the form of performance-based long-term incentive compensation.

•

Balance of Short-Term and Long-Term Performance Considerations. The Compensation Committee believes that it is important to have a balanced program that focuses NEOs on both the Company’s short-term and long-term performance, and that incorporates more than one performance measure to promote the well-rounded performance needed for long-term success. For these reasons, in 2012, the Company used the following balanced mix of performance measures in the executive compensation program:

Pay Element	Time Horizon	Performance Measure

Annual Bonus	1-Year	Adjusted Divisional Pre-Tax Income
Free Cash Flow
	Multi-Year	Long-Term Strategic Objectives

Options and RSUs	Multi-Year	Company Common Stock Price

PSUs	3-Year	Adjusted EPS
TSR Relative to the S&P 500
	Multi-Year	Company Common Stock Price

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 51

Key Changes to the Executive Compensation Program in 2012 and Early 2013

The Compensation Committee took a number of actions during 2012 and in early 2013 to make the executive compensation program more performance-based and to further align the program with stockholder interests.

		Description		Objectives
New Employment Agreement with Jeffrey Bewkes

•   Term: Extended to December 31, 2017 from December 31, 2012.

•   Base salary: No change.

•   Target annual bonus: No change.

•   Target value of annual long-term incentives: Increased to $16.0 million beginning in 2013.

•   Equity award mix: 50% stock options and 50% PSUs beginning in 2013 (eliminated time-vested RSUs).

•   Up-front equity grant: None.

•   Excise tax gross-up: Eliminated.

•   Secure the benefit of Mr. Bewkes’ leadership through 2017.

•   Reflect competitive factors and feedback from stockholders on prior employment agreement.

•   Focus on long-term performance.

•   Tie an even greater portion of compensation to performance.

•   Eliminate excise tax gross-up to be consistent with leading practices.

For additional details regarding Mr. Bewkes’ new employment agreement, see “Proxy Statement Summary” beginning on page 1 and “Employment Agreements” beginning on page 83.
Redesigned PSUs

•   Changed primary performance measure to 3-year Adjusted EPS compared against a target established by the Compensation Committee.

•   Payout modified up or down based on the Company’s 3-year TSR relative to that of the other companies in the S&P 500 Index.

• Provide a strong incentive to executives by using a performance goal with a clearer line of sight to financial results. • Maintain a focus on relative stockholder returns.
Updated Peer Groups

Entertainment Industry Peer Group

Added Comcast Corporation in light of its acquisition of NBCUniversal and removed Sony.

Secondary Peer Group

Replaced several companies in the secondary peer group, which is used as a general gauge of overall compensation practices and as context for the compensation provided by the entertainment industry peers.

• •

Focus on the companies with which the Company directly competes for executive talent.

Focus on companies that more closely match the Company’s revenues and market capitalization and the consumer-oriented focus of its businesses.

Prohibited Pledging of Common Stock	•	The Company updated its trading policies to prohibit directors and executive officers from holding Common Stock in a margin account or pledging Common Stock as collateral for a loan. See page 66 for a description of the updated trading policies.	•	Be consistent with leading corporate governance practices.
Added 162(m) Performance Condition for RSUs	•	Added a performance condition based on the Company’s adjusted net income for a 1-year period.	•	Satisfy the requirements for tax-deductibility.

52 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

Other Executive Compensation Policies and Practices

Below is a summary of the compensation policies and practices that the Company has adopted to drive performance and align executive pay with stockholder interests (left column) as well as the practices that the Company does not engage in because they conflict with the Compensation Committee’s compensation philosophy or have been identified as problematic compensation practices by stockholders (right column).

The Company’s Executive Compensation Practices	Executive Compensation Practices the Company Does Not Engage In

✓   Pay for Performance: Tie compensation to performance by setting clear Company financial goals and individual performance goals and having a majority of total target compensation consist of performance-based components (i.e., not guaranteed).

✓   Use of Multiple Performance Metrics: Mitigates compensation-related risk, including by utilizing multi-year vesting for equity awards and multiple performance measures (e.g., different performance measures for cash bonuses and PSUs).

✓   Share Ownership and Retention Requirements: NEOs must comply with share ownership and stock retention requirements. All NEOs complied in 2012.

✓   Limited Personal Benefits: The Company provides limited personal benefits. For example, the Company does not pay or reimburse executives for the cost of club memberships.

✓   Policy on Equity Dilution: The Compensation Committee maintains a policy limiting annual equity dilution, which caps the maximum annual run rate at 1.5% of the total outstanding Common Stock at December 31 of the preceding year.

✓   Annual Compensation-Related Risk Review: The Company conducts an annual review of its compensation-related risks to confirm that any such risks are not reasonably likely to have a material adverse effect on the Company.

✓   Maintains a Clawback Policy: The Company has a policy on the recovery of previously paid executive compensation.

✓   Use of Independent Compensation Consultant: The Compensation Committee has retained an independent compensation consulting firm, and the consulting firm performs no other consulting services for the Company.

✓   Regular Engagement with Stockholders: The Company reaches out to stockholders representing approximately 50% of the outstanding Common Stock regarding executive compensation and other compensation-related matters at least twice a year.

✓   Independent Compensation Committee: The Compensation Committee consists entirely of independent directors.

×    No Targeting Specific Percentiles: The Compensation Committee does not target a specific percentile of total compensation or individual compensation components based on compensation of executives at peer companies.

×    No Guaranteed Bonuses: The Company does not provide NEOs with guaranteed annual or multi-year bonuses.

×    No Excise Tax Gross-Ups: The NEOs’ employment agreements do not provide for any excise tax gross-up payments in connection with a change in control of the Company.

×    No Change in Control Agreements: The Company does not have change in control agreements with the NEOs and none of the NEO’s employment agreements provide for any payments solely upon a change-in-control.

×    No Tax Gross-Ups for Personal Benefits: The Company does not pay tax gross-ups for personal benefits provided to the NEOs.

×    No Repricing or Buyouts of Stock Options: The Company’s only active equity plan prohibits repricing or buyouts of underwater stock options.

×    No Hedging or Pledging: NEOs are prohibited from engaging in hedging transactions with Company Common Stock, holding Common Stock in a margin account or pledging Common Stock as collateral for a loan.

×    Compensation Consultant Prohibited from Providing Other Services: The Compensation Committee does not allow its independent compensation consulting firm to provide any services to the Company other than the consulting services to the Compensation Committee.

×    No Excessive Overhang or Dilution: The Company’s 2012 equity grants represented less than 1.1% of the total outstanding Common Stock at December 31, 2011. As of March 15, 2013, the total number of equity awards outstanding (including target PSUs) represented 6.7% of the total outstanding Common Stock as of that date.

×    Limits on Pension Credits and Calculations: The value of equity awards is not included in pension calculations. NEOs do not receive pension credit for years not worked.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 53

Stockholder Engagement and the Company’s Responses

•

The Compensation Committee views a continuing constructive dialogue with the Company’s stockholders as an integral part of the process of designing the Company’s executive compensation program. In this regard, the Company has a long-standing practice of actively engaging with its stockholders on executive compensation and corporate governance matters, generally both before and after its annual meetings of stockholders. As part of the Company’s stockholder engagement process, feedback from the stockholder discussions is communicated to the Compensation Committee for its consideration.

•

Fall 2011. The Company spoke with stockholders representing approximately 40% of the outstanding Common Stock regarding the results of the 2011 advisory vote on NEO compensation and the Company’s planned changes to the performance measures for PSUs. As a result of these discussions:

¡	The Company enhanced the disclosures in its proxy statement for the 2012 Annual Meeting to expand the description of the alignment between pay and performance, and

¡

Taking into consideration the stockholders’ general support for the planned changes to the performance measures for the PSU program, the Compensation Committee proceeded with implementing the changes in January 2012.

•

Spring 2012. The Company spoke with stockholders representing over 55% of the outstanding Common Stock regarding the advisory vote on NEO compensation to be held at the 2012 Annual Meeting. Stockholders provided their views on a number of topics, including their reservations regarding:

¡	The level of CEO compensation in the entertainment and media industry (including the Company);

¡	Large up-front grants of equity awards by some companies as part of new executive employment agreements; and

¡	Change-in-control excise tax gross-up provisions in employment agreements.

In addition, some stockholders noted that they would favor a greater emphasis on long-term compensation and performance-based equity grants for the Company’s CEO. The stockholder comments informed the Compensation Committee’s decisions in determining the compensation structure reflected in the terms of Mr. Bewkes’ new employment agreement. His new employment agreement places an increased emphasis on long-term, performance-based compensation, with no increase in base salary, no increase in target bonus and no future grants of time-vested RSUs. The new employment agreement does not include any up-front equity grant or change-in-control excise tax gross-up provision.

•	2012 Annual Meeting. A majority of the votes cast (79.32%) were in favor of the advisory vote to approve NEO compensation.

•

Fall 2012 and Early 2013. The Company spoke with stockholders representing over 40% of the outstanding Common Stock to discuss (i) their votes on the 2012 advisory vote to approve NEO compensation, (ii) the compensation for Mr. Bewkes under his new employment agreement and (iii) their views on stock incentive plans, in light of the Company’s consideration of a new stock incentive plan.

¡

2012 Advisory Vote to Approve NEO Compensation. While some stockholders expressed reservations about the absolute level of compensation for CEOs at media and entertainment companies, including the Company, the stockholders did not suggest any specific changes to the Company’s executive compensation program. The Compensation Committee continues to focus on strengthening the alignment between executive pay and performance and, as a result, made a number of changes to the executive compensation program that are described above under “Key Changes to the Executive Compensation Program in 2012 and Early 2013”. The Company has also provided additional disclosure regarding the alignment between executive pay and performance in this CD&A.

54 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

¡

Chairman and CEO Employment Agreement. The stockholders consistently expressed support for the extension of Mr. Bewkes’ employment with the Company, specifically citing Mr. Bewkes’ successful management of the Company’s businesses and capital structure. While some stockholders continued to express reservations about the level of compensation in the entertainment and media industry, they also understood the need to retain senior executive talent, and stockholders expressed approval of the structure of the new compensation arrangement, including the emphasis on long-term performance-based incentive compensation, the elimination of the tax gross-up upon a change in control, and the absence of an up-front equity grant.

¡

2013 Stock Incentive Plan. The stockholders expressed support for a new stock incentive plan that would provide the Company with more flexibility to issue full-value shares. Many of the stockholders noted that while they preferred that the Company continue to issue stock options to senior executives, they understood the benefits of granting RSUs to other recipients, i.e., fewer shares are needed to deliver the same estimated value and employees value RSUs more than options.

* * *

The remainder of this CD&A is divided into the following sections:

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 55

Section 1 – Compensation Philosophy

The Compensation Committee continues to be guided by the following key principles in determining the compensation of the Company’s executive officers:

•

Accountability for Business Performance. Compensation should be tied in part to the Company’s financial and operating performance, so executives are held accountable through their compensation for the performance of the Company’s businesses.

•

Accountability for Individual Performance. Compensation should be tied in part to the individual’s performance to encourage and reflect individual contributions to the Company’s performance and long-term success.

•	Alignment with Stockholder Interests. Compensation should be tied in part to the Company’s stock performance to align executives’ interests with those of the Company’s stockholders.

•	Attract, Retain and Motivate Talent. Compensation should reflect the competitive marketplace, so the Company can attract, retain, and motivate talented executives.

•

Independence. An independent committee of the Board should be responsible for reviewing and establishing the compensation for all the Company’s executive officers, as well as the Company’s overall compensation and benefits programs. The committee should have the power and funding to retain its own advisers, who report directly to the committee, to assist the committee in carrying out its responsibilities.

Section 2 – Components of Executive Compensation

Component	Description	Objectives
Base Salary	• Reviewed annually by Compensation Committee. • Consistent with pay-for-performance philosophy, this fixed pay element represents the smallest component of total target compensation.	• Attract, retain, and motivate NEOs by providing a competitive level of fixed compensation.
Cash Bonuses	• Performance-based compensation component linked to the Company’s financial performance and individual performance against pre-set goals.

•   Motivate executives and promote alignment with stockholder interests by determining bonus amounts based on both near-term Company financial performance and progress on achieving key long-term strategic objectives.

Long-Term Incentive Awards

•   Performance-based compensation component linked to stock price and Company performance.

•   Generally a mix of stock options, RSUs and PSUs. Stock options and RSUs have multi-year vesting periods, and PSUs have 3-year performance periods.

•   Amounts actually earned depend on the value of the Common Stock following the grant and, for PSUs, also on Company performance.

•   Promote retention, advance pay-for-performance philosophy, and reinforce the alignment between the interests of the NEOs and the stockholders.

•   Balance share price appreciation and long term financial performance (through PSUs).

•   Provide incentives for executives to drive Company performance over the long-term with a focus on performance measures (Adjusted EPS and relative TSR) that tie directly to stockholder value.

56 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

Component	Description		Objectives
Retirement Programs	•	Consist of (i) a qualified savings plan and nonqualified deferred compensation plans and programs and (ii) a qualified defined benefit pension plan and a non-qualified defined benefit plan (both now frozen).	•	Enable employees to plan and save for retirement at a reasonable cost to the Company.
Personal Benefits	• •	Include financial services reimbursement, life insurance benefits and transportation-related services. Taxes on personal benefits are the sole responsibility of the NEOs.	• •

Provide a competitive level of benefits at a reasonable cost to the Company.

For security reasons, the Chairman and CEO is provided with a car and driver and is encouraged to use Company aircraft for business and personal use.

Section 3 – How Executive Compensation is Established

Role of the Compensation Committee. The Compensation Committee, which consists of five independent directors, is responsible for determining the compensation of the NEOs. At the beginning of each fiscal year, the Compensation Committee reviews and approves target compensation for the NEOs for that year, bonus payouts for the prior year and the level of performance achieved for any completed long-term incentive performance periods. The Compensation Committee reviews compensation with a view to providing incentives for the achievement of both superior financial results and progress against the Company’s key long-term strategic objectives and to appropriately aligning pay and performance. The timing allows the Compensation Committee to consider financial results for the most recent fiscal year as it makes compensation decisions and sets performance targets for the upcoming fiscal year and performance periods. The Compensation Committee’s charter, which sets out its duties and responsibilities and addresses other matters, can be found on the Company’s website at www.timewarner.com/governance.

Role of the Board of Directors. The Board has retained the authority to approve new executive compensation plans, new equity plans and material amendments to existing executive compensation plans. It has delegated its authority with respect to other executive compensation matters to the Compensation Committee. The Board receives reports from the Compensation Committee on its actions and recommendations following every Compensation Committee meeting. The Board also reviews the Company’s executive compensation and benefits programs each year, including the key terms of employment agreements for the NEOs.

Role of Management. At the Compensation Committee’s request, management provides the Committee information, analysis and recommendations regarding the Company’s executive compensation program and policies and assists the Committee in carrying out its responsibilities. During 2012, each of Mr. Bewkes, Mr. Martin, the Senior Vice President & Chief Human Resources Officer, and the Senior Vice President, Global Compensation and Benefits, attended the Compensation Committee’s meetings. The Compensation Committee also meets regularly in executive session outside the presence of management. While the Compensation Committee considers the recommendations of Mr. Bewkes (other than with respect to his own pay) and the input received from its compensation consultant, the Compensation Committee makes all compensation decisions for the NEOs.

Role of Compensation Consultant. The Compensation Committee has retained Pay Governance LLC as its compensation consultant. The compensation consultant assists the Compensation Committee in the development and evaluation of the Company’s executive compensation policies and practices and the Committee’s determination of executive compensation, and provides advice to the Compensation Committee on other matters related to the fulfillment of the Committee’s responsibilities under its charter. The compensation consultant reports directly to the Compensation Committee and the Committee has the sole authority to retain and terminate the compensation consultant and to review and approve the consultant’s fees and other retention terms. A representative of the compensation consultant attends meetings of the Compensation Committee as requested, and communicates with the Committee chair between meetings as necessary or requested.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 57

During 2012, at the Compensation Committee’s request, Pay Governance LLC performed the following specific services for the Committee:

•	Provided competitive market data on compensation for executives.

•	Conducted analyses related to the Compensation Committee’s review of the Company’s peer groups.

•	Conducted analyses related to the new employment agreement for Mr. Bewkes.

•	Provided information relating to executive compensation matters, including proposed changes to the Company’s long-term incentive programs for 2013 and share utilization and pay mix.

•	Reviewed compensation-related disclosures in the Company’s 2012 Proxy Statement.

•

Prepared comparative analyses of the 2011 compensation of the NEOs reported in the Company’s 2012 Proxy Statement and the compensation of executives of the Company’s peer groups, as reported in their respective proxy statements.

•	Assisted with the Compensation Committee’s annual charter review.

Pay Governance LLC did not perform any other services for the Company in 2012.

The Compensation Committee assessed the consultant’s performance and independence in 2012. The Compensation Committee determined that the consultant had no conflicts of interest that would prevent it from advising the Committee and confirmed the consultant’s independence. Based on its satisfaction with the consultant’s performance and its independence, the Committee retained Pay Governance LLC as its compensation consultant for another year.

Use of Peer Groups. The Compensation Committee believes that an understanding of the compensation provided to executives in comparable positions at peer companies is important and helps it set the total target compensation provided to the NEOs at an appropriate competitive level that rewards, attracts and retains top performers over the long term. The Compensation Committee does not target a specific percentile of total target direct compensation or the individual components of compensation based on compensation provided to executives at peer companies. The Compensation Committee generally reviews competitive compensation information annually in connection with its review of NEO compensation as well as with new executive compensation arrangements.

The Compensation Committee is responsible for approving the peer groups it uses. In January 2012, in connection with the determination of the 2012 compensation and bonus targets, the Compensation Committee primarily used an entertainment industry peer group composed of large diversified entertainment companies while also considering data for a secondary peer group of 23 companies as a more general reference point. As described below, in July 2012, the Compensation Committee reviewed and changed the companies included in both the entertainment industry peer group and the secondary peer group. The Compensation Committee used the revised entertainment industry peer group in establishing 2013 compensation levels (including in setting the compensation terms of the new agreement with Mr. Bewkes) while also reviewing information for the updated secondary peer group of 22 companies.

Entertainment Industry Peer Group

As one of the largest global diversified media and entertainment companies, the Company competes most directly to recruit and retain executives against a relatively small number of large, complex and diversified entertainment companies where executives possess skills and experience that are most relevant for the Company’s businesses. Accordingly, the Compensation Committee pays particular attention to the compensation practices and pay levels of the companies in the entertainment industry peer group.

Changes to Entertainment Industry Peer Group in 2012. The Compensation Committee updated the entertainment industry peer group by adding Comcast Corporation due to its acquisition of NBCUniversal and by removing Sony. The following companies now comprise the entertainment industry peer group:

CBS Corporation	Comcast Corporation	News Corporation
Viacom Inc.	The Walt Disney Company

58 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

Secondary Peer Group

The Compensation Committee also uses a secondary peer group as a general reference point for pay practices and to provide context for the pay levels for the entertainment industry peers. The secondary peer group includes a broad range of multi-national and multi-divisional companies with consumer-oriented branded businesses.

Changes to Secondary Peer Group in 2012. The Compensation Committee reviewed the secondary peer group using a screening process that focused on revenue, market capitalization, organizational complexity and companies with a consumer focus and significant brand recognition. As a result of the review, the Compensation Committee removed five companies that had revenues that were significantly higher than the Company’s revenues (Apple Inc., General Electric Co., Hewlett-Packard Co., Procter & Gamble Co. and Verizon Communications Inc.), removed a company that was outside the market capitalization range selected by the Compensation Committee (Sprint Nextel Corporation) and removed three companies that are not directly consumer-focused (Abbott Laboratories, E.I. DuPont de Nemours and Co. and FedEx Corp.). The Committee also added eight companies that more closely matched the Company’s size and consumer-oriented focus (Amazon.com, Inc., Colgate-Palmolive Company, DirecTV, DISH Network Corporation, Nike, Inc., Philip Morris International Inc., Target Corporation and Time Warner Cable Inc.). The following companies now comprise the secondary peer group:

Company Name	Revenue(1)		Market Capitalization(2)
Altria Group, Inc.	$17,500		$63.2
Amazon.com, Inc.	$61,093		$113.9
CBS Corporation	$14,089		$24.0
Colgate-Palmolive Company	$17,085		$48.9
Coca-Cola Co.	$48,066		$162.0
Comcast Corporation	$62,570		$97.5
DirecTV	$29,740		$29.4
DISH Network Corporation	$14,266		$16.5
Google Inc.	$50,175		$233.4
Johnson & Johnson	$67,282		$194.8
Kimberly-Clark Corp	$21,063		$32.9
Kraft Foods Inc.	$18,339		$26.9
McDonald’s Corp.	$27,567		$146.5
Microsoft Corporation	$72,764		$223.7
News Corporation	$34,333		$60.1
Nike, Inc.	$24,974		$46.2
PepsiCo Inc.	$65,492		$105.7
Philip Morris International Inc.	$31,344		$138.3
Target Corporation	$73,301		$38.7
Time Warner Cable Inc.	$21,386		$28.9
Viacom Inc.	$13,249		$26.3
The Walt Disney Company	$42,840		$89.6
Median	$30,542		$61.6
Time Warner Inc.	$28,729		$44.6
Percentile Rank	45	th	37	th

(1)	Most recently reported four quarters as of February 2013 (in millions)

(2)	As of December 31, 2012 (in billions)

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 59

Total Target Direct Compensation Comparison. The following table shows how the NEOs’ 2012 total target direct compensation (consisting of base salary, target cash bonus and the target annual value of long-term incentive awards, and, for Mr. Bewkes, the annualized value of the upfront equity awards granted to him in 2008) compared against the 2011 (and where available, 2012) total target direct compensation of the executive officers at the entertainment industry peer group, including the annualized value of any upfront equity awards granted to such officers. The number of companies from the entertainment industry peer group included in the information for the NEOs varies because information is not available for comparable positions at every company in the peer group. For example, for Mr. Ginsberg information was available from only two companies in the entertainment industry peer group.

	Companies in Entertainment Industry Peer Group with Information Available	Entertainment Industry Peer Group
Jeffrey L. Bewkes	CBS Corporation, Comcast Corporation, News Corporation, The Walt Disney Company and Viacom Inc.	Within range
John K. Martin, Jr.	CBS Corporation, Comcast Corporation, News Corporation, The Walt Disney Company and Viacom Inc.	Within range*
Paul T. Cappuccio	CBS Corporation, News Corporation, The Walt Disney Company and Viacom Inc.	Within range
Gary L. Ginsberg	The Walt Disney Company and Viacom Inc.	Above range*
Olaf Olafsson	The Walt Disney Company, NBC Universal (a subsidiary of Comcast Corporation) and Viacom Inc.	Within range*

*	The scope and nature of responsibilities for these positions varies substantially among the entertainment industry peers. As Chief Financial & Administrative Officer, Mr. Martin has responsibility for administration functions in addition to the areas traditionally overseen by chief financial officers. Mr. Ginsberg has responsibility for corporate marketing as well as corporate communications, and Mr. Olafsson is responsible for international and corporate strategy and investments. The Compensation Committee takes these considerations into account when reviewing the competitive market data.

Section 4 – 2012 Compensation

The following is a discussion of the specific decisions made by the Compensation Committee in 2012 or with respect to 2012 compensation for the NEOs. The Compensation Committee is guided by the principle of pay-for-performance and firmly believes that the effective leadership and strong performance of the Company’s executive officers contributed significantly to the Company’s financial performance and the progress made on its key long-term strategic objectives in 2012. Thus, the NEOs’ compensation in 2012 reflects this performance.

Considerations in Determining 2012 Compensation. At the beginning of the year, the Compensation Committee sets target compensation levels for each NEO, including the base salary, target bonus, and target award value of long-term incentives. In determining target compensation levels, the Compensation Committee considers:

•	the nature and scope of each NEO’s duties;

•	the terms of each NEO’s employment agreement;

•	the NEO’s prior compensation and performance at the Company;

•	the pay of similarly situated executives within the Company;

•	information on market compensation levels (including for similar positions at companies in the entertainment industry peer group);

•	the economic environment;

•	the results of the advisory vote on NEO compensation at the most recent annual meeting and the views of stockholders received in connection with that vote and subsequent engagement with them; and

•

internal pay parity, taking into account Mr. Bewkes’ roles and scope of responsibilities as Chairman and CEO, including the ultimate responsibility for the performance of the Company and oversight of the other executive officers, as compared to the roles and responsibilities of the other NEOs.

60 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

At the end of the year, the Compensation Committee evaluated the financial performance of the Company and the individual performance of the NEOs and determined their actual bonus payout and any payouts under long-term performance awards. In determining those payouts, the Compensation Committee considered:

•	the target bonus approved by the Compensation Committee;

•	the financial criteria established by the Compensation Committee;

•	the Company’s performance against the financial criteria established by the Compensation Committee;

•	the goals for each NEO; and

•	the performance of each NEO.

In making compensation decisions for each NEO, the Compensation Committee exercises its judgment with respect to the factors considered, as well as the relative importance of each factor.

Base Salary. In 2012, Messrs. Bewkes’ and Martin’s base salary was the same as in 2011. The Compensation Committee approved 3% increases in the base salaries for Messrs. Cappuccio and Ginsberg and a 5% increase for Mr. Olafsson in 2012, reflecting the executives’ and the Company’s strong performance and the Compensation Committee’s consideration of competitive market compensation. See the Summary Compensation Table on page 70 for the NEOs’ 2012 base salaries.

Performance-Based Compensation – Cash Bonuses. The Compensation Committee used the following process to determine the cash bonuses for 2012:

1.	Approve target bonuses. In early 2012, the Compensation Committee reviewed and approved the target bonus for each NEO. The target bonuses were the same as in 2011, with the exception of Mr. Olafsson, who entered into a new employment agreement with a higher target bonus effective August 1, 2011 (making 2012 the first full year where his payout was based on the higher target), and Messrs. Cappuccio and Ginsberg, whose target increased solely as a result of their base salary increases (target bonuses for these NEOs are expressed as a percentage of base salary). See the table on page 64 for the NEOs’ target bonuses for 2012.

2.	Establish Company financial criteria and individual performance goals for each executive. In early 2012, the Compensation Committee approved the Company financial criteria (70% weighting) and individual performance goals (30% weighting) to be used in determining the bonuses earned. The relative weightings between the Company’s and the individual’s performance emphasize the importance of achieving strong financial performance while reinforcing individual accountability for each NEO’s performance against his goals. The financial measures and the relative weightings used in 2012 are consistent with those the Compensation Committee has approved for these executives over the last few years.

•

Financial Criteria. The Compensation Committee selected the financial criteria and set the ranges for the financial criteria for the 2012 cash bonuses. In establishing the ranges, the Compensation Committee considers the Company’s budget and analysts’ expectations for the Company’s performance. The ranges are designed to appropriately motivate the NEOs to achieve challenging financial performance.

The Compensation Committee selected Adjusted Divisional Pre-Tax Income and Free Cash Flow to measure the Company’s financial performance for the following reasons:

¡

Adjusted Divisional Pre-Tax Income is consistent with Adjusted Operating Income, which is one of the primary measures that the Company uses to evaluate its financial performance, while also providing accountability for capital allocation.

¡

Free Cash Flow gives a clear view of the Company’s ability to generate cash, which can be used for investment in the Company, returns to stockholders and other actions that enhance stockholder value. Free Cash Flow is another primary measure that the Company uses to evaluate its financial performance.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 61

¡

The Compensation Committee assigned a weighting of 70% to Adjusted Divisional Pre-Tax Income and 30% to Free Cash Flow based on its view of the relative importance of these measures as indicators of the Company’s operating performance over both the short and long term.

¡	Using these two measures provides balance, because the NEOs can achieve the highest bonus only when there is significant profitability and free cash flow.

¡	The measures reflect the Compensation Committee’s goal of encouraging growth and efficient use of capital.

Consideration of Other Financial Criteria – The Compensation Committee periodically considers a variety of performance measures, including those that some investors and proxy advisory firms use. For example, the Compensation Committee previously considered using return on assets and return on equity to measure performance, but concluded that these are not meaningful measures of the Company’s financial performance due to the goodwill and intangible assets resulting from the merger of Historic TW with Historic AOL in 2001 and the restructuring of Time Warner Entertainment Company, L.P. in 2003. The accounting treatment of these transactions has the impact of depressing returns due to the substantial amount of goodwill and intangible assets that remain on the Company’s balance sheet.

•

Individual Performance Goals. The 2012 individual goals for the NEOs were tailored to each individual’s position and focused on supporting the Company’s key long-term strategic objectives as well as talent development and diversity.

3.	Evaluate Company financial performance. In January 2013, the Compensation Committee reviewed the Company’s performance against the financial criteria established by the Committee.

Performance Measure ($ in millions)	% of Financial Component	2012 Financial Performance Framework		Performance Rating
		50%	150%
Adjusted Divisional Pre-Tax Income	70%	$ 5,815	$6,250	130%
Free Cash Flow	30%	$ 1,765	$2,565	150%
2012 Financial Performance Rating				136%

The Compensation Committee approved a financial performance rating of 136%. In determining the final performance rating, the Compensation Committee took into account the impact of unbudgeted acquisitions and restructurings and timing shifts, which affected financial performance in 2012, but were undertaken to improve long-term results. This was consistent with the Compensation Committee’s practice of taking into account strategic decisions that were not anticipated when the financial performance criteria were approved at the beginning of the year, and that would have been reflected if they had been anticipated at the time. The Compensation Committee believes that this practice helps limit any incentive for management to take actions that would benefit short-term results to the detriment of long-term results.

4.	Evaluate individual performance. In January 2013, Mr. Bewkes discussed the performance of the other NEOs with the Compensation Committee. The Compensation Committee evaluated the individual performance of Mr. Bewkes and each of the other NEOs in 2012 against their respective goals, and approved individual performance ratings (based on a maximum possible rating of 150%) of 136% for Mr. Bewkes, 140% for Mr. Martin, 135% for Mr. Ginsberg, and 130% for each of Messrs. Cappuccio and Olafsson.

In addition to the accomplishments described in the Proxy Statement Summary on page 1, the Compensation Committee noted the following significant accomplishments during 2012 that helped the Company make significant progress on its key long-term strategic objectives.

Mr. Bewkes

•	Effectively led the Company’s execution of its key long-term strategic objectives in a challenging global economic environment.

•	Provided strategic direction regarding the Company’s Content Everywhere initiative at each of the Company’s divisions.

62 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

•	Oversaw the implementation of the Company’s capital plan.

•	Successfully communicated the Company’s progress in executing its strategy and creating stockholder value to external constituencies.

Mr. Martin

•	Provided strategic advice to the Chairman and CEO regarding acquisitions and was actively involved in key negotiations on a number of potential and completed acquisitions.

•

Led efforts to strengthen the Company’s balance sheet, including raising $1.0 billion of public debt at very attractive rates, extending the maturity of one of the Company’s $2.5 billion senior unsecured revolving credit facilities and returning $4.3 billion to stockholders in the form of increased dividends and share repurchases.

•	Oversaw the Company’s public financial disclosures and maintained effective internal controls.

•

Continued effective leadership of the Company’s finance and administration organizations through the development of a long-term capital plan and business planning models, and the development and retention of high performing employees.

•	Led efforts to improve operational efficiencies, including through the Company’s multi-year enterprise services initiative.

Mr. Cappuccio

•

Continued to lead the legal function, providing effective advice and assistance, individually and through the legal department, with respect to litigation matters, public disclosures, and in connection with significant transactions, contracts related to the Company’s enterprise services initiative, several key executive employment agreements, and a number of potential and completed transactions.

•

Provided important and effective legal and business strategy advice to the Chairman and CEO, the Board and the divisions on a number of complex issues, including matters relating to digital distribution platforms and initiatives and regulatory developments.

•	Maintained and refined the Company-wide compliance program and supported improvements in the execution of the Company’s governance policies.

Mr. Ginsberg

•

Executed several communications initiatives to advance the Company’s reputation for industry leadership and operational and financial success through public appearances by Company executives, a series of live events for external constituencies, and a renewed focus on social media.

•	Formulated and coordinated an effective message regarding the Company’s Content Everywhere digital strategies and significant developments at Time Warner.

•

Through the Company’s Global Media Group, successfully negotiated media partnerships with major advertisers, implemented marketing and cross-divisional programs for multiple advertisers, developed business-generating marketing and media strategies, custom content platforms, and provided strategic consulting services, including the launch and on-going operation of the Time Warner Medialab.

Mr. Olafsson

•	Continued to advance the successful implementation of the Company’s international growth strategy, and helped improve communication and integration of divisional activities internationally.

•	Provided advice and assistance to the Chairman and CEO and the divisions on the development and implementation of the Company’s Content Everywhere digital strategies.

•

Led the Company’s investments group and provided advice and assistance on a number of potential and completed acquisitions, investments and opportunities, and actively managed the Company’s portfolio of investments.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 63

5.	Determine Final Bonus Amounts. For 2012, the Compensation Committee approved final bonus amounts for each NEO that reflect the Company’s and the NEO’s performance against the goals established at the beginning of the year by the Compensation Committee.

		Company Performance Component		Individual Performance Component
	2012 Target Bonus Amount	Rating	Rating Multiplied by 70% of Target Bonus	Rating	Rating Multiplied by 30% of Target Bonus	Bonus Amount
Jeffrey L. Bewkes	$10,000,000	136%	$9,520,000	136%	$4,080,000	$13,600,000
John K. Martin, Jr.	4,800,000	136%	4,569,600	140%	2,016,000	6,625,000
Paul T. Cappuccio	2,580,000	136%	2,456,160	130%	1,006,200	3,475,000
Gary L. Ginsberg	1,650,000	136%	1,570,800	135%	668,250	2,250,000
Olaf Olafsson	1,260,000	136%	1,199,520	130%	491,400	1,700,000

Performance-Based Compensation—Long-Term Incentives. The Company provides long-term incentive awards to motivate and reward its NEOs for contributions toward achieving the Company’s key long-term strategic objectives and long-term performance. The awards also reinforce the alignment between the interests of the NEOs and the Company’s stockholders by tying the value of the vested awards to the performance of the Common Stock over the long term and, for PSUs, basing the number of awards that will vest on multi-year financial performance and relative TSR.

At its meeting in January 2012, the Compensation Committee approved long-term incentive awards for the NEOs consisting of stock options, RSUs and PSUs with a grant date of February 15, 2012. This was consistent with the Compensation Committee’s past practice and was intended to follow the release of financial results for the prior year and to provide sufficient time for the Company to prepare communication materials for employees throughout the Company who received equity awards at the same time as the NEOs.

The mix of equity awards granted to the NEOs in 2012 was intended to deliver 30% of the estimated award value through stock options and 70% of the award value through an equal mix of RSUs and PSUs. The Compensation Committee weighted the awards more toward RSUs and PSUs because such weighting allows the Compensation Committee to deliver equivalent value while using fewer authorized shares. See the table below and the Grants of Plan-Based Awards Table on page 72 for information regarding the stock options, RSUs and PSUs awarded to each NEO in 2012.

	Target Annual Value	Number of Stock Options Awarded	Number of RSUs Awarded	Number of Target PSUs Awarded	Total Grant Date Fair Value
Jeffrey L. Bewkes	$10,000,000	328,587	93,383	87,111	$9,902,320
John K. Martin, Jr.	4,300,000	147,429	40,155	37,458	4,241,070
Paul T. Cappuccio	2,750,000	94,286	25,680	23,956	2,712,305
Gary L. Ginsberg	750,000	25,714	7,004	6,533	739,712
Olaf Olafsson	1,300,000	44,571	12,140	11,324	1,282,163

When the RSUs were granted in 2012, they were subject to a performance condition based on Adjusted Net Income, which will make awards granted to the NEOs deductible under Section 162(m) of the Code for tax purposes. The PSUs granted in 2012 were subject to the same performance condition.

PSUs Granted in 2012 – Performance Measures. The PSUs granted in 2012 have a three-year performance period. At the end of the three-year performance period, a percentage (between 0% and 200%) of the target number of PSUs will be determined based on the cumulative Adjusted EPS achieved (the “EPS Factor”) as compared to the challenging goal established at the start of the performance period. The EPS Factor will then be multiplied by a modifier ranging from 80% to 120% (the “TSR Modifier”), depending on the Company’s TSR percentile relative to the TSR of the other

64 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

companies in the S&P 500 Index for the performance period, but the number of shares that can be earned is capped at 200% of the target. In determining the Adjusted EPS achieved, the Compensation Committee may take into account the impact of extraordinary, unusual or nonrecurring items and to reflect other factors that the Committee deems appropriate, such as excluding the effect of deviations from budgeted share repurchases (e.g., additional share repurchases that would otherwise have the impact of increasing the Company’s Adjusted EPS).

The chart below illustrates how the two measures are used to determine the final payout of the PSUs. For example, if the target PSU award were 100 shares of Common Stock and after the three-year performance period (i) the Company’s cumulative Adjusted EPS is at a level that would result in a payout of 100% of the target PSUs and (ii) the relative TSR of the Common Stock is at the 75th percentile, the final PSU payout would be 120 shares of Common Stock, calculated by multiplying the 100 target shares by an EPS Factor of 100% and a TSR Modifier of 120%.

Relative TSR Performance	TSR Modifier	0%	50%	100%	150%	200%	f Payout Based on EPS Factor Alone (as Percentage of Target)
≤25th Percentile	80%	0%	40%	80%	120%	160%	Final Payout after Applying TSR Modifier
50th Percentile	100%	0%	50%	100%	150%	200%
≥75th Percentile	120%	0%	60%	120%	180%	200%

PSUs Granted in Prior Periods – Payouts. The PSUs granted in 2009 and 2010 had a three-year performance period and performance measures based on (i) the percentile rank of the TSR of the Common Stock relative to the TSR of the other companies in the S&P 500 Index and (ii) the Company’s growth in Adjusted EPS relative to the growth in Adjusted EPS (as reported by Bloomberg) of the other companies in the S&P 500 Index. The Adjusted EPS measure applied only if the Company’s TSR ranking was below the 50th percentile and its Adjusted EPS growth ranking was at or above the 50th percentile, i.e., in the event that strong operating performance was not appropriately reflected in the Company’s stock price due to market or other conditions outside of management’s control.

•

Performance Period Ended in 2011. In January 2012, the Compensation Committee reviewed and discussed the Company’s level of performance for the 2009–2011 performance period with respect to the PSUs granted in 2009. The Compensation Committee certified a relative TSR percentile ranking of 65.5% for the performance period. As a result, these PSUs vested and were paid out on February 20, 2012 at 131.0% of the target number of shares. The final awards to the NEOs are disclosed in the Option Exercises and Stock Vested During 2012 table.

•

Performance Periods Ended in 2012. In January 2013, the Compensation Committee reviewed and discussed the Company’s level of performance for the 2010–2012 performance period with respect to the PSUs granted in 2010. The Compensation Committee certified a relative TSR percentile ranking of 78.9% for the performance period. As a result, these PSUs vested and were paid out on February 8, 2013 at 157.8% of the target number of shares. The Compensation Committee also reviewed and certified the level of performance for the 2008-2012 performance period with respect to the upfront award of PSUs to Mr. Bewkes in January 2008 when he became CEO of the Company (the “Upfront PSUs”). The Compensation Committee certified a relative TSR percentile ranking of 78.6% for the five-year performance period for the Upfront PSUs. As a result, these PSUs vested and were paid out on February 15, 2013 at 157.2% of the target number of shares. See the footnote 2 of the Outstanding Equity Awards at December 31, 2012 table for additional information about the Upfront PSUs.

Section 5 – Compensation Policies and Practices

The Compensation Committee has adopted a number of policies and practices to support its compensation philosophy and help drive performance and align executive and stockholder interests. In addition, these policies and practices are designed to mitigate compensation-related risk without diminishing the incentive nature of the executive compensation program. For information regarding the Company’s annual risk assessment of the compensation programs and practices, see “Compensation Programs and Risk Management”.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 65

Pay-for-Performance Policy

Under the Compensation Committee’s policy, a majority of total target compensation for NEOs consists of performance-based components, which include a cash bonus, stock options and PSUs. This policy also incorporates the Company’s commitment that at least 50% of the estimated fair value of “full-value stock awards” (i.e., RSUs and PSUs) made to the Company’s executive officers will be performance-based, such that achievement of performance measures will determine the size and/or vesting of the awards.

Equity Dilution Policy

The Compensation Committee’s policy on equity dilution addresses how the Company determines the appropriate level of equity dilution within the context of its stockholder-approved equity plans and establishes general guidelines for monitoring and managing equity dilution and annual share usage rate. The Company regularly analyzes its equity compensation program, including whether dilution rates are in line with those of its peer companies. The equity dilution policy currently sets annual share usage limits consistent with the 2010 Plan, which caps the number of shares that may be issued during a calendar year at 1.5% of the total outstanding Common Stock at December 31 of the preceding year. Within that limit, the Compensation Committee determines the amount and mix of equity awards to be granted in any single year. The 2013 Plan includes the same annual share usage limit on awards.

Stock Ownership and Retention Guidelines

The Compensation Committee adopted stock ownership and retention guidelines to help promote a focus by NEOs on longer-term goals and further align the interests of executives and stockholders. Once elected to a position that is subject to the stock ownership guidelines, an executive has five years to meet the applicable ownership requirement, as set forth in the table below:

Executive Level	Multiple of Salary in Equity Ownership Value
Chairman and CEO	5 times
Division CEOs	3 times
Executive Vice Presidents and Chief Financial & Administrative Officer	2 times

Shares held directly by the individual, interests in the Time Warner Inc. Stock Fund in the Company’s qualified savings plan and nonqualified deferred compensation plan, shares held in individual retirement accounts and unvested RSUs are included in determining whether the ownership requirement has been met and sustained. As of January 31, 2013, Messrs. Bewkes, Martin, Cappuccio and Olafsson each met the applicable stock ownership requirement. Mr. Ginsberg is required to reach the required stock ownership level by April 2015.

The Compensation Committee has adopted stock retention requirements with respect to stock option awards. The executive officers must retain for at least 12 months after exercise of stock options granted while an executive officer (or, if the executive is no longer employed by the Company, for at least 12 months after the termination of employment) shares of Common Stock representing at least 75% of the after-tax gain that the executive realizes upon exercise (assuming a 50% tax rate for purposes of the calculation).

Hedging and Pledging Common Stock

The Company’s executive officers and directors may not engage in short sales of Common Stock and may not purchase or sell puts, calls, straddles, collars or other similar risk reductions devices involving Common Stock. The Company’s executive officers and directors may not hold Common Stock in a margin account or pledge Common Stock as collateral for a loan, except in very limited circumstances in which the compliance officers for the Company’s supplemental trading policies are confident that sufficient other assets are available to satisfy the loan and that the likelihood of the pledged shares being sold is low.

Recovery of Previously Paid Executive Compensation

The Board has a policy regarding the recovery of executive compensation pursuant to which, if the Board determines that an executive officer or a division chief executive officer intentionally caused a material financial misstatement that resulted in artificially inflated executive compensation, the Board will determine the appropriate actions to remedy the misconduct and prevent its recurrence and any actions with respect to the executive. The Board may consider a number of factors in

66 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

determining whether to seek to recover compensation paid to an executive, including the nature of the underlying misconduct and the role of the executive; the amount of excess compensation paid as a result of the material financial misstatement; the risks, costs and benefits associated with pursuing the recovery of the compensation; and other actions the Company or third parties may have taken with respect to the executive who caused the misstatement.

Employment Agreements

Employment agreements are standard in the entertainment industry for top executives, and are important for recruiting and retaining those executives. The Compensation Committee believes it is in the Company’s best interest to secure the employment of each of the NEOs through an employment agreement. All of the NEOs are, and were during 2012, parties to employment agreements with the Company. The terms and provisions of these agreements are described on pages 83 to 85. The Compensation Committee approves all employment agreements with NEOs.

The employment agreements with the NEOs provide for payments and benefits upon termination of employment in various circumstances, as described under “Potential Payments Upon Termination of Employment, Disability, Death or Change in Control” beginning on page 85. The NEOs’ respective employment agreements include negotiated provisions that provide more favorable terms for the treatment of some of their equity awards upon various employment termination events. The objective of these provisions is to recruit and retain talent in a competitive marketplace.

Section 162(m) Considerations

Section 162(m) of the Code limits to $1 million the amount of compensation the Company can deduct in any one year for compensation paid to the chief executive officer and the three most highly-compensated executive officers employed by the Company at the end of the year (other than the Company’s chief financial officer). However, the $1 million deduction limit generally does not apply to compensation that is performance-based and provided pursuant to a stockholder-approved plan. While the Compensation Committee considers deductibility as one factor in determining executive compensation, the Committee believes that stockholder interests are best served by the Committee retaining the flexibility to approve compensation that is not deductible by the Company for tax purposes.

Base Salary. The Company believes that the base salaries paid to the individual executive officers covered by Section 162(m) of the Code for 2012 will be deductible by the Company, except for the portions of Messrs. Bewkes’ and Cappuccio’s 2012 salary that exceeded the $1 million limit.

Cash Bonuses. In 2009, the Board and the Company’s stockholders approved the Annual Incentive Plan for Executive Officers, which provides for the payment of an annual cash bonus and the grant of RSUs. Awards under the Annual Incentive Plan are intended to qualify as performance-based compensation under Section 162(m) of the Code, and therefore enable the Company to deduct, for federal income tax purposes, the cash bonuses paid and, upon vesting, the performance-based RSUs granted pursuant to the Annual Incentive Plan to the Company’s chief executive officer and other executive officers who are covered by Section 162(m) of the Code. Pursuant to the Annual Incentive Plan, the maximum annual bonus that can be paid to each participant and be tax-deductible is the lower of 1.5% of the Company’s adjusted net income for such year and $20 million. For 2012, the maximum tax-deductible bonus that could be paid to each NEO (other than Mr. Martin, who as chief financial officer is not subject to Section 162(m) of the Code) was $20 million. The Company believes that the cash bonuses for 2012 paid to the Company’s chief executive officer and other executive officers who are covered by Section 162(m) of the Code will be deductible by the Company pursuant to Section 162(m) of the Code.

Long-Term Incentives. The Company awards stock options, RSUs and PSUs to its executive officers pursuant to plans and with processes that the Company believes satisfy the requirements of Section 162(m) of the Code. The RSUs and PSUs granted in 2012 to the NEOs contain performance targets that are intended to satisfy the requirements of Section 162(m) of the Code, and the Company believes that the compensation realized by the NEOs from the vesting of the RSUs and PSUs granted in 2012 and the exercise of the stock options granted in 2012 will be deductible by the Company pursuant to Section 162(m) of the Code.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 67

Compensation and Human Development Committee Report

The Compensation and Human Development Committee of the Board of Directors has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation and Human Development Committee

William P. Barr (Chair)

Stephen F. Bollenbach

Mathias Döpfner

Fred Hassan

Paul D. Wachter

Compensation Programs and Risk Management

In early 2013, the Company completed its annual risk assessment of its compensation programs and policies for employees, including executive officers. In particular, the Company reviewed and analyzed the major components of compensation at the Company and its divisions, including (i) base salary, (ii) annual bonuses, (iii) long-term incentive programs (including cash-based incentive plans and equity-based incentive plans), (iv) sales incentive plans and commission plans, and (v) retirement programs (including defined benefit programs, defined contribution programs, deferred compensation programs, and profit-sharing arrangements).

In reviewing the major components of compensation, the Company evaluated the key characteristics of the compensation plans and programs, such as the metrics used in the performance-based programs, the combination and number of such metrics, eligibility for participation, any individual payout maximums, and the timing of payouts. The Company analyzed whether any of the major compensation components gave rise to different types of risk, such as strategic, financial, operational and reputational risk, which included but were not limited to the risk factors identified in the Company’s then most recent Annual Report on Form 10-K. The Company also reviewed the distribution of pay versus revenue share for each of the Company’s divisions and considered the situations that may trigger disclosure specified in the SEC’s rules. Finally, the Company considered steps taken in 2012 to increase the effectiveness and efficiency of the governance, administration and design of the compensation programs and thereby further mitigate any potential compensation-related risks. These steps included enhanced processes for the review, approval and tracking of certain employee compensation and, in accordance with the Compensation Committee’s approval, (i) implementing the shift toward the grant of RSUs rather than stock options to employees who receive equity awards other than the Company’s most senior executives and (ii) planning and administering equity awards in terms of their value rather than share equivalents.

Based on its review of its compensation policies and practices, the Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs and policies mitigate risk through a combination of design elements and pay practices that are intended to support building long-term stockholder value. Throughout the Company, total compensation is heavily weighted toward fixed salary, while executive compensation includes a balanced mix of short-term and long-term compensation, cash-based and stock-based compensation, and fixed and performance-based compensation. The combination of performance measures for annual bonuses and the equity compensation programs, share ownership and retention guidelines for executive officers, as well as the multiyear vesting schedules for equity awards, encourage employees to maintain both a short and a long-term view with respect to Company performance and thereby discourage behavior that leads to excessive risk taking.

Independent Compensation Consultant

The Compensation Committee retained Pay Governance LLC as its independent executive compensation consultant in 2012. Pay Governance LLC provides advice to the Compensation Committee on matters related to the fulfillment of the Compensation Committee’s responsibilities under its charter and on a wide range of executive compensation matters, including the overall design of the executive compensation program and competitive market data. All of the services provided by Pay Governance LLC during 2012 were to the Compensation Committee, and Pay Governance LLC did not

68 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

provide any additional services to the Company. At least annually, the Compensation Committee conducts a review of its compensation consultant’s performance and independence. The Compensation Committee believes that there was no conflict of interest between Pay Governance LLC and the Compensation Committee during the year ended December 31, 2012. In reaching this conclusion, the Compensation Committee considered the factors set forth in the SEC rule effective July 27, 2012 regarding compensation advisor independence.

During 2012, at the Compensation Committee’s request, Pay Governance LLC provided the services described on page 58 in the CD&A.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 69

Summary Compensation Table

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2012

The following table presents information concerning compensation paid to the Company’s Chief Executive Officer, Chief Financial & Administrative Officer and each of the three other most highly compensated executive officers who served in such capacities on December 31, 2012 (collectively, the “NEOs”). For information regarding the components of the NEOs’ total compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 49.

Name and Principal Position	Year	Salary(1)	Bonus	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(6)	All Other Compensation(7)	Total
Jeffrey L. Bewkes	2012	$2,000,000	—	$6,941,751	$2,960,569	$13,600,000	$219,560	$167,943	$25,889,823
Chairman of the Board and	2011	2,000,000	—	6,129,090	3,958,385	13,500,000	253,280	97,966	25,938,721
Chief Executive Officer	2010	2,000,000	—	5,519,056	4,073,646	14,420,000	166,240	124,129	26,303,071
John K. Martin, Jr.	2012	$1,600,000	—	$2,984,975	$1,256,095	$ 6,625,000	$100,920	$ 52,652	$12,619,642
Chief Financial &	2011	1,600,000	—	1,991,944	1,267,104	6,552,000	65,100	38,887	11,515,035
Administrative Officer	2010	1,500,000	—	1,973,757	1,191,187	5,450,000	34,170	13,688	10,162,802
Paul T. Cappuccio	2012	$1,285,385	—	$1,908,988	$803,317	$ 3,475,000	$ 75,050	$ 58,562	$7,606,302
Executive Vice President	2011	1,250,000	—	1,685,510	1,072,166	3,337,500	51,940	39,463	7,436,579
& General Counsel	2010	1,125,000	—	1,184,231	714,712	3,150,000	33,760	14,264	6,221,967
Gary L. Ginsberg (2)	2012	$822,115	—	$520,629	$219,083	$ 2,250,000	$ —	$ 73,245	$3,885,072
Executive Vice President,	2011	800,000	—	459,692	292,407	2,160,000	—	84,955	3,797,054
Corporate Marketing & Communications	2010	600,000	—	441,019	279,838	2,250,000	—	20,462	3,591,319
Olaf Olafsson	2012	$835,385	—	$902,418	$379,745	$ 1,700,000	$ 85,390	$ 69,462	$3,972,400
Executive Vice President,	2011	770,192	—	919,384	584,822	1,301,625	58,120	69,463	3,703,606
International & Corporate Strategy	2010	750,000	—	986,878	595,590	1,050,000	35,310	44,264	3,462,042

(1)	The 2012 salary amounts for the NEOs reflect the amounts earned in 2012. The annual base salary levels for Messrs. Cappuccio, Ginsberg and Olafsson were increased, effective February 6, 2012, to $1,290,000 for Mr. Cappuccio, $825,000 for Mr. Ginsberg and $840,000 for Mr. Olafsson.

(2)	Mr. Ginsberg’s 2010 salary represents a pro-rated portion of his $800,000 annual base salary for his service after he joined the Company in April 2010.

(3)	The amounts set forth in the Stock Awards column represent the aggregate grant date fair value of RSUs and PSUs awarded to the applicable NEO by the Company in each year referenced in the table above. The grant date fair value of each RSU award was determined using the closing sale price of the Common Stock on the NYSE Composite Tape on the date of grant. The grant date fair value of the RSUs granted in 2012 reflects the assumption that the Section 162(m) Performance Condition (as defined below) will be achieved. The RSUs granted in 2010 and 2011 were not subject to a performance condition. For accounting purposes, the PSU awards are considered to have a market condition (based on the Company’s relative TSR) and a performance condition (based on the Company’s cumulative Adjusted EPS as approved by the Compensation Committee with respect to the PSUs granted in 2012 and relative growth in Adjusted EPS as reported by Bloomberg with respect to the PSUs granted in 2010 and 2011). The grant date fair value of the PSU awards reflects the effect of the market condition by using a Monte Carlo analysis to estimate the TSR ranking of the Company among the S&P 500 Index companies over the performance period. Assuming the highest level of performance conditions are achieved, the grant date fair value of the PSUs granted in 2012 would be as follows: $6,883,512 (Mr. Bewkes), $2,959,932 (Mr. Martin), $1,893,004 (Mr. Cappuccio), $516,238 (Mr. Ginsberg), and $894,822 (Mr. Olafsson). The grant date fair value of the PSUs granted in 2010 and 2011 reflects the assumption that the highest level of performance conditions will be achieved. See “Material Terms of Equity Awards Granted to the NEOs” on page 73 for additional information regarding the performance criteria for the PSUs and their relative weight. For information about the weighted-average grant date fair value of the RSUs and PSUs, see Note 12 to the Company’s consolidated financial statements included in the 2012 Form 10-K. The actual value, if any, realized by an NEO from a stock award will depend on the performance of the Common Stock in future years and, for the PSUs, the level of the Company’s achievement of the applicable performance goals.

(4)

The amounts set forth in the Option Awards column represent the aggregate grant date fair value of stock options granted to the NEOs by the Company in each year referenced in the table above. The grant date fair value of the stock options granted to Messrs. Martin, Cappuccio, Ginsberg and Olafsson on February 15, 2012 was calculated using the Black-Scholes option pricing model based on the following assumptions: an expected volatility of 31.1%, an expected term to exercise of 6.19 years from the date of grant, a risk-free interest rate of 1.2%, and a dividend

70 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

yield of 2.8%. Because Mr. Bewkes satisfied the requirements for retirement treatment of equity awards on February 15, 2012, the grant date fair value of the stock options granted to him on such date was based on the following assumptions: an expected volatility of 31.3%, an expected term to exercise of 7.06 years from the date of grant, a risk-free interest rate of 1.4%, and a dividend yield of 2.8%.

For information about the weighted-average assumptions used to determine the grant date fair value of stock options, see Note 12 to the Company’s consolidated financial statements included in the 2012 Form 10-K. The discussion in Note 12 reflects weighted-average assumptions on a combined basis for both retirement-eligible and non-retirement eligible employees and non-employee directors. The actual value, if any, realized by an NEO from any stock option will depend on the extent to which the market value of the Common Stock exceeds the exercise price of the stock option on the date the stock option is exercised. Accordingly, there is no assurance that the value realized by an NEO will be at or near the grant date fair value presented above. These amounts should not be used to predict stock performance.

(5)	The amounts set forth in the Non-Equity Incentive Plan Compensation column for 2012 represent bonuses paid in early 2013 for performance in 2012. For additional information regarding the determination of the 2012 bonus payments, see pages 61 to 64 of the “Compensation Discussion and Analysis” section.

(6)	The amounts set forth in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column for 2012 represent the aggregate change during 2012 in the actuarial present value of each NEO’s accumulated pension benefits under the Time Warner Pension Plan and the Time Warner Excess Benefit Pension Plan. No amounts are shown for Mr. Ginsberg because he is not eligible to participate in the plans, which were closed to newly hired employees in 2010. There were no above-market earnings or preferential earnings on any compensation that was deferred pursuant to a nonqualified deferred compensation plan.

(7)	The amounts shown in the All Other Compensation column for 2012 include the following:

(a)	Pursuant to the Time Warner Savings Plan (a tax-qualified defined contribution plan available generally to employees of the Company), the Company made matching contributions of $11,731 for Mr. Bewkes and $17,499 for each of Messrs. Martin, Cappuccio, Ginsberg and Olafsson on compensation deferred by them under the plan in 2012.

(b)	Pursuant to the Time Warner Supplemental Savings Plan (a nonqualified deferred compensation plan available generally to eligible employees of the Company), the Company made matching deferrals of $17,499 for each of Messrs. Martin, Cappuccio, Ginsberg and Olafsson. Mr. Bewkes did not elect to participate in this plan for 2012. See “Executive Compensation – Deferred Compensation” for additional information.

(c)	Each NEO received a cash payment pursuant to his employment agreement equal to the cost of obtaining specified levels of life insurance coverage under a standard group universal life (GUL) insurance program. The NEOs are under no obligation to use the payments to purchase insurance. Messrs. Bewkes and Cappuccio were the only NEOs who received a cash payment in excess of $10,000 for this benefit during 2012 ($12,419 and $10,008, respectively). The Company also maintains a split-dollar life insurance policy on the life of Mr. Bewkes. Starting in 2003, the Company discontinued payment of the premiums on this split-dollar life insurance policy. Instead, the premium is satisfied from the accreted value of the policy and/or a loan by the insurance company. Pursuant to tax rules, the Company imputed income of $4,188 for the amount allocated to the term portion of the split-dollar coverage for Mr. Bewkes. For additional information regarding life insurance coverage for the NEOs provided pursuant to the terms of their employment agreements, see “Executive Compensation – Employment Agreements.”

(d)	The amounts of personal benefits included in this column for 2012 consist of the aggregate incremental cost to the Company for the following items: (i) with respect to Mr. Bewkes, his personal use of Company-provided aircraft ($111,718) and automobile and driver and the Company’s reimbursement of fees for financial advisory services; (ii) with respect to Mr. Martin, the Company’s reimbursement of fees for financial advisory services and transportation-related benefits; (iii) with respect to Mr. Cappuccio, his personal use of Company-provided aircraft; (iv) with respect to Mr. Ginsberg, the Company’s reimbursement of fees for financial advisory services ($30,000) and the use of the Company’s facilities for an event to benefit a charitable organization; and (v) with respect to Mr. Olafsson, the Company’s reimbursement of fees for financial advisory services ($30,000).

Transportation-related benefits consist of the incremental cost to the Company of personal use of (a) aircraft owned (based on fuel, landing, repositioning and catering costs and crew travel expenses) or leased (based on hourly fees) by the Company and (b) a Company-provided car and a driver for Mr. Bewkes (based on the portion of the usage that was personal).

For security reasons, Mr. Bewkes was provided with a car and driver during 2012 and was encouraged to use Company aircraft for business and personal use. Other executive officers were eligible to use a private car service, Company aircraft for business use and, in limited circumstances and subject to the controls in the Company’s travel policies, to make personal use of Company aircraft. Personal use of Company aircraft by executives other than Mr. Bewkes was permitted when there was available space on a flight scheduled for a business purpose, in the event of a medical or family emergency, or with the approval of Mr. Bewkes.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 71

Grants of Plan-Based Awards Table

The following table presents information with respect to each award of plan-based compensation to each NEO in 2012.

GRANTS OF PLAN-BASED AWARDS DURING 2012

	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(4)	Grant Date Fair Value of Stock and Option Awards(5)
Name			Threshold	Target	Maximum	Threshold	Target	Maximum
Jeffrey L. Bewkes	N/A	N/A	—	$10,000,000	—
	2/15/2012	1/30/2012				—	87,111	174,222				$3,441,756
	2/15/2012	1/30/2012							93,383			$3,499,995
	2/15/2012	1/30/2012								328,587	$37.48	$2,960,569
John K. Martin, Jr.	N/A	N/A	—	$4,800,000	—
	2/15/2012	1/30/2012				—	37,458	74,916				$1,479,966
	2/15/2012	1/30/2012							40,155			$1,505,009
	2/15/2012	1/30/2012								147,429	$37.48	$1,256,095
Paul T. Cappuccio	N/A	N/A	—	$2,580,000	—
	2/15/2012	1/30/2012				—	23,956	47,912				$946,502
	2/15/2012	1/30/2012							25,680			$962,486
	2/15/2012	1/30/2012								94,286	$37.48	$803,317
Gary L. Ginsberg	N/A	N/A	—	$1,650,000	—
	2/15/2012	1/30/2012				—	6,533	13,066				$258,119
	2/15/2012	1/30/2012							7,004			$262,510
	2/15/2012	1/30/2012								25,714	$37.48	$219,083
Olaf Olafsson	N/A	N/A	—	$1,260,000	—
	2/15/2012	1/30/2012				—	11,324	22,648				$447,411
	2/15/2012	1/30/2012							12,140			$455,007
	2/15/2012	1/30/2012								44,571	$37.48	$379,745

(1)	Reflects the target payout amounts of non-equity incentive plan awards payable for service in 2012 as approved by the Compensation Committee. See the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for the non-equity incentive plan awards actually earned by the NEOs in 2012 and paid in early 2013.

(2)	Reflects the number of shares of Common Stock that may be earned upon vesting of the PSUs granted in 2012, assuming the achievement of target and maximum performance levels (i.e., 100% and 200%, respectively, of the target PSUs) during the applicable performance period. There is no threshold performance level for the PSUs granted in 2012.

(3)	Reflects awards of RSUs.

(4)	The exercise price for the awards of stock options was determined based on the closing sale price of the Common Stock on the NYSE Composite Tape on the date of grant.

(5)	See footnote (3) to the Summary Compensation Table for Fiscal Year 2012 for additional information regarding the determination of the grant date fair value of PSUs.

72 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

Material Terms of Equity Awards Granted to the NEOs

The awards of stock options, RSUs and PSUs made in 2012 to the NEOs were made under the 2010 Plan.

•

The stock options granted in 2012 become exercisable, or vest, in installments of 25% over a four-year period, assuming continued employment, and expire 10 years from the grant date. The stock options are subject to accelerated vesting upon the occurrence of certain events such as the grantee’s retirement (as defined in the applicable equity award agreements), death or disability. The exercise price of the stock options is equal to the closing sale price of the Common Stock on the date of grant. In addition, holders of the stock options do not receive dividends or dividend equivalents or have any voting rights with respect to the shares of Common Stock underlying the stock options.

•

The awards of RSUs granted in 2012 vest in equal installments on each of the third and fourth anniversaries of the date of grant, assuming continued employment and achievement of a performance condition based on adjusted net income for a 1-year period that is intended to satisfy the requirements under Section 162(m) of the Code (the “Section 162(m) Performance Condition”) to maintain the tax-deductibility of the RSUs upon vesting. The RSUs are subject to accelerated vesting upon the occurrence of certain events such as the grantee’s retirement (as defined in the applicable equity award agreements), death or disability. Holders of RSUs are entitled to receive cash dividend equivalents on outstanding RSUs, if and when regular cash dividends are paid on outstanding shares of Common Stock and at the same rate. Holders of RSUs have no voting rights, and RSUs are subject to restrictions on transfer and forfeiture prior to the vesting and distribution of the shares subject to the RSUs. The RSUs granted prior to 2012 were not subject to the Section 162(m) Performance Condition.

•

The awards of PSUs granted in 2012 vest on the third anniversary of the date of grant, assuming continued employment and the achievement of the Section 162(m) Performance Condition. The number of PSUs that ultimately vests is based on (i) the Company’s cumulative Adjusted EPS for the 3-year performance period compared to a cumulative target Adjusted EPS for the Company for the same period approved by the Compensation Committee and (ii) the percentile rank of the TSR of the Common Stock relative to the TSR of the other companies in the S&P 500 Index for the performance period. The Adjusted EPS achieved may be further adjusted by the Compensation Committee in its sole discretion to exclude the effects of extraordinary, unusual or nonrecurring items and to reflect other factors that the Committee deems appropriate, such as excluding the effect of deviations from budgeted share repurchases (e.g., additional share repurchases that would otherwise have the impact of increasing the Company’s Adjusted EPS). Holders of such PSUs are entitled to receive, at the time shares are paid out following vesting after the performance period, dividend equivalents on the shares ultimately earned with respect to the PSU award, based on the regular quarterly cash dividends paid on the Common Stock while the PSUs are outstanding. With respect to any special dividends or distributions, the Board may determine whether holders of the PSUs will participate in any such special dividends or distributions or if the target number of PSUs should be adjusted. Holders of PSUs have no voting rights.

The PSUs granted in 2010 and 2011 have a three-year performance period based on (i) the percentile rank of the TSR of the Common Stock relative to the TSR of the other companies in the S&P 500 Index and (ii) the Company’s Adjusted EPS growth relative to the Adjusted EPS growth (as reported by Bloomberg) of the other companies in the S&P 500 Index. The Adjusted EPS measure applies only if the Company’s TSR ranking is below the 50th percentile and its Adjusted EPS growth ranking is at or above the 50th percentile.

See “Executive Compensation – Potential Payments Upon Termination of Employment, Disability, Death or Change in Control” for additional information regarding the treatment of the equity awards granted to the NEOs following a termination of their employment or a change in control of the Company.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 73

Outstanding Equity Awards

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2012

	Option Awards (1)					Stock Awards
Name	Date of Option Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Jeffrey L. Bewkes						653,691	$31,266,041	323,712	$15,483,145
	2/14/2003	216,642	—	$21.43	2/13/2013
	2/13/2004	204,607	—	$35.89	2/12/2014
	2/18/2005	252,750	—	$37.32	2/17/2015
	3/3/2006	288,857	—	$36.14	3/2/2016
	3/2/2007	219,098	—	$41.48	3/1/2017
	12/17/2007	457,355	—	$34.65	12/16/2017
	3/7/2008	722,140	—	$30.99	3/6/2018
	2/20/2009	505,500	168,497	$15.27	2/19/2019
	2/8/2010	310,498	310,499	$26.92	2/7/2020
	2/7/2011	104,058	312,176	$36.11	2/6/2021
	2/15/2012	—	328,587	$37.48	2/14/2022
John K. Martin, Jr.						173,870	$8,316,202	123,500	$5,907,005
	2/13/2004	31,293	—	$35.89	2/12/2014
	2/18/2005	23,591	—	$37.32	2/17/2015
	3/3/2006	34,374	—	$36.14	3/2/2016
	6/21/2006	14,443	—	$35.79	6/20/2016
	1/2/2008	39,141	—	$34.08	1/1/2018
	3/7/2008	115,303	—	$30.99	3/6/2018
	2/20/2009	144,432	48,140	$15.27	2/19/2019
	2/8/2010	95,807	95,808	$26.92	2/7/2020
	2/7/2011	35,753	107,261	$36.11	2/6/2021
	2/15/2012	—	147,429	$37.48	2/14/2022
Paul T. Cappuccio						111,893	$5,351,842	89,022	$4,257,922
	2/13/2004	48,144	—	$35.89	2/12/2014
	2/18/2005	74,622	—	$37.32	2/17/2015
	3/3/2006	82,084	—	$36.14	3/2/2016
	3/2/2007	54,258	—	$41.48	3/1/2017
	3/7/2008	69,182	—	$30.99	3/6/2018
	2/20/2009	—	28,885	$15.27	2/19/2019
	2/8/2010	57,484	57,485	$26.92	2/7/2020
	2/7/2011	30,253	90,759	$36.11	2/6/2021
	2/15/2012	—	94,286	$37.48	2/14/2022
Gary L. Ginsberg						28,281	$1,352,680	24,278	$1,161,217
	4/15/2010	17,822	17,822	$32.89	4/14/2020
	2/7/2011	8,250	24,753	$36.11	2/6/2021
	2/15/2012	—	25,714	$37.48	2/14/2022

74 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

	Option Awards (1)					Stock Awards
Name	Date of Option Grant	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Olaf Olafsson						78,087	$3,734,901	45,072	$2,155,794
	2/13/2004	48,144	—	$35.89	2/12/2014
	2/18/2005	55,365	—	$37.32	2/17/2015
	3/3/2006	60,901	—	$36.14	3/2/2016
	3/2/2007	40,393	—	$41.48	3/1/2017
	3/7/2008	51,898	—	$30.99	3/6/2018
	2/20/2009	63,016	24,071	$15.27	2/19/2019
	2/8/2010	47,903	47,904	$26.92	2/7/2020
	2/7/2011	16,501	49,506	$36.11	2/6/2021
	2/15/2012	—	44,571	$37.48	2/14/2022

(1)	The stock option awards become exercisable in installments of 25% on each of the first four anniversaries of the date of grant, assuming continued employment and subject to accelerated vesting upon the occurrence of certain events.

(2)	This column presents the number of shares of Common Stock as of December 31, 2012 represented by (i) unvested RSU awards and (ii) the following PSU awards that were no longer subject to performance criteria but had not yet vested as of December 31, 2012: (A) the PSUs with a 2010-2012 performance period (the “2010 PSUs”) and (B) the Upfront PSUs. This column does not include the amount of any fractional shares for which the grantees will receive cash payment upon vesting.

•

The RSU awards vest equally on each of the third and fourth anniversaries of the date of grant, assuming continued employment and subject to accelerated vesting upon the occurrence of certain events. The RSU awards granted in 2012 were subject to a one-year Section 162(m) Performance Condition, which the Compensation Committee certified in early 2013 as having been achieved.

•

The 2010 PSU awards vested on February 8, 2013 and the Upfront PSUs vested on February 15, 2013. The number of unvested 2010 PSUs reflects 157.8% of the target PSUs based on the Company’s 78.9th percentile TSR ranking relative to the other companies in the S&P 500 Index for the 2010-2012 performance period. The number of unvested Upfront PSUs reflects 157.2% of the target Upfront PSUs based on the Company’s 78.6th percentile TSR ranking relative to the TSR of the other companies in the S&P 500 Index for the 2008-2012 sub-performance period. The number of Upfront PSUs that would vest was based on the highest performance level achieved during the following sub-performance periods: (i) 1/1/2008 to 12/31/2010, (ii) 1/1/2008 to 12/31/2011 and (iii) 1/1/2008 to 12/31/2012.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 75

The vesting dates for the unvested RSU awards and unvested PSU awards that were no longer subject to any performance criteria as of December 31, 2012 are as follows:

Name	Number of RSUs That Have Not Vested	Number of PSUs That Have Not Vested	Date of Grant	Vesting Dates
Jeffrey L. Bewkes		189,198	1/1/2008	2/15/2013
	48,143		2/20/2009	2/20/2013
	96,285		2/8/2010	2/8/2013 and 2/8/2014
		151,937	2/8/2010	2/8/2013
	74,745		2/7/2011	2/7/2014 and 2/7/2015
	93,383		2/15/2012	2/15/2015 and 2/15/2016
John K. Martin, Jr.	20,653		2/20/2009	2/20/2013
	34,434		2/8/2010	2/8/2013 and 2/8/2014
		54,336	2/8/2010	2/8/2013
	24,292		2/7/2011	2/7/2014 and 2/7/2015
	40,155		2/15/2012	2/15/2015 and 2/15/2016
Paul T. Cappuccio	12,397		2/20/2009	2/20/2013
	20,660		2/8/2010	2/8/2013 and 2/8/2014
		32,601	2/8/2010	2/8/2013
	20,555		2/7/2011	2/7/2014 and 2/7/2015
	25,680		2/15/2012	2/15/2015 and 2/15/2016
Gary L. Ginsberg	6,405		4/15/2010	4/15/2013 and 4/15/2014
		9,266	4/15/2010	2/8/2013
	5,606		2/7/2011	2/7/2014 and 2/7/2015
	7,004		2/15/2012	2/15/2015 and 2/15/2016
Olaf Olafsson	10,350		2/20/2009	2/20/2013
	17,217		2/8/2010	2/8/2013 and 2/8/2014
		27,168	2/8/2010	2/8/2013
	11,212		2/7/2011	2/7/2014 and 2/7/2015
	12,140		2/15/2012	2/15/2015 and 2/15/2016

(3)	Calculated using the NYSE closing sale price of $47.83 per share of Common Stock on December 31, 2012, the last trading day of 2012. These columns do not include the value of any fractional shares for which the grantees will receive cash payment upon vesting.

(4)	This column presents the number of shares of Common Stock represented by the PSUs granted in 2011 and 2012, all of which remained subject to performance criteria and had not vested as of December 31, 2012. This column does not include the amount of any fractional shares for which the grantees will receive cash payment upon vesting. The number of shares presented reflects the assumption, in accordance with SEC guidance, that the PSUs granted in 2011 and 2012 will vest based on the achievement of the maximum performance level. The actual value, if any, realized by an NEO from PSUs will depend on the actual performance level achieved by the Company for the applicable performance period. The PSU awards granted in 2012 were subject to the one-year Section 162(m) Performance Condition, which the Compensation Committee certified in early 2013 as having been achieved.

The number of target PSUs granted and their respective vesting dates for the PSUs that remained subject to performance criteria as of December 31, 2012 are as follows:

Name	Number of Target PSUs That Have Not Vested	Date of Grant	Performance Period	Vesting Date
Jeffrey L. Bewkes	74,745	2/7/2011	1/1/2011 to 12/31/2013	2/7/2014
	87,111	2/15/2012	1/1/2012 to 12/31/2014	2/15/2015
John K. Martin, Jr.	24,292	2/7/2011	1/1/2011 to 12/31/2013	2/7/2014
	37,458	2/15/2012	1/1/2012 to 12/31/2014	2/15/2015
Paul T. Cappuccio	20,555	2/7/2011	1/1/2011 to 12/31/2013	2/7/2014
	23,956	2/15/2012	1/1/2012 to 12/31/2014	2/15/2015
Gary L. Ginsberg	5,606	2/7/2011	1/1/2011 to 12/31/2013	2/7/2014
	6,533	2/15/2012	1/1/2012 to 12/31/2014	2/15/2015
Olaf Olafsson	11,212	2/7/2011	1/1/2011 to 12/31/2013	2/7/2014
	11,324	2/15/2012	1/1/2012 to 12/31/2014	2/15/2015

76 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

Option Exercises and Stock Vesting

The following table sets forth as to each of the NEOs information regarding exercises of stock options and the vesting of RSU and PSU awards during 2012.

OPTION EXERCISES AND STOCK VESTED DURING 2012

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)(3)	Value Realized on Vesting(4)
Jeffrey L. Bewkes	72,215	$875,802	174,275	$6,570,168
John K. Martin, Jr.	14,443	$297,090	104,540	$3,902,479
Paul T. Cappuccio	57,772	$1,538,659	53,226	$1,997,349
Gary L. Ginsberg	—	—	—	—
Olaf Olafsson	—	—	43,750	$1,642,401

(1)	The value realized on exercise was calculated based on the difference between the exercise price of the stock options and the same-day sale prices of the underlying shares of Common Stock that were sold following exercise.

(2)	The RSU awards that vested in 2012 reflect the vesting of the second 50% installment of the RSUs awarded to Mr. Martin on January 2, 2008, the second 50% installment of the RSUs awarded to Messrs. Martin, Cappuccio and Olafsson on March 7, 2008, and the first 50% installment of the RSUs awarded to the NEOs (other than Mr. Ginsberg) on February 20, 2009. The aggregate number of shares received from the vesting, net of shares withheld for taxes, was: 24,616 shares for Mr. Bewkes, 24,927 shares for Mr. Martin, 10,309 shares for Mr. Cappuccio, and 8,264 shares for Mr. Olafsson.

(3)	The PSU awards that vested in 2012 reflect the vesting of the PSUs that were awarded to Messrs. Bewkes, Martin, Cappuccio and Olafsson on February 20, 2009. The number of shares acquired on vesting is equal to 131.0% of the applicable target number of PSUs based on the Company’s TSR relative to the TSR of other companies in the S&P 500 Index for the 2009-2011 performance period.

Name	Target Number of PSUs	Number of Shares Acquired on Vesting	Number of Shares Received Net of Shares Withheld for Taxes
Jeffrey L. Bewkes	96,285	126,133	62,664
John K. Martin, Jr.	41,305	54,109	26,882
Paul T. Cappuccio	24,793	32,478	16,136
Olaf Olafsson	20,700	27,117	13,472

(4)	The value realized on vesting of the RSU and PSU awards was calculated based on the closing sale price of Common Stock on the NYSE Composite Tape on the applicable vesting date. Some of the awards vested on non-trading days, and the value realized was calculated based on (i) the average of the closing sale prices on the trading day immediately prior to and after the vesting date (with respect to the RSUs that vested on January 2, 2012) or (ii) the closing sale price on the trading day immediately prior the vesting date (with respect to the RSUs and PSUs that vested on February 20, 2012).

Pension Plans

Time Warner Pension Plan.    Eligible employees (including executive officers) of the Company and certain of its subsidiaries are participants in the Time Warner Pension Plan (the “Pension Plan”), which has been amended at various times. Because of certain grandfathering provisions, Mr. Bewkes’ pension benefits under the Pension Plan will be determined based on amounts that he would have received under the provisions of (i) the Pension Plan prior to amendments made to the Pension Plan in 2000 (the “Old Pension Plan”), (ii) the Pension Plan as amended in 2000 or (iii) the Pension Plan as amended in 2008, whichever produces the greatest benefit. The pension benefits of Messrs. Martin, Cappuccio and Olafsson will be determined in accordance with the provisions of the Pension Plan as amended in 2008. As a result of an amendment made to the Pension Plan in 2010 (as described below), Mr. Ginsberg does not accrue any benefits under the Pension Plan.

Effective after June 30, 2010, the accrual of benefit service under the Pension Plan was frozen, so that a participant’s benefit under the Pension Plan will not increase due to additional service after that date. The Pension Plan became closed to new hires and employees who were not participants of the Pension Plan at June 30, 2010. Further, effective

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 77

after December 31, 2013, “average annual compensation” under the Pension Plan will also be frozen, so that a participant’s benefit will not grow due to any future pay increases after that date. Accordingly, a participant will not be able to earn any additional benefits under the Pension Plan after December 31, 2013.

Average Annual Compensation.    Under the Old Pension Plan, “average annual compensation” is defined as the highest average annual compensation for any five consecutive full and partial calendar years of employment, which includes regular salary, overtime and shift differential payments, and non-deferred bonuses paid according to a regular program. Following an amendment to the Pension Plan in 2000, the term “average annual compensation” only covers full calendar years of employment.

Normal Retirement and Vesting.    Amounts accrued are payable generally at 65 years of age with five years of service. Eligible employees become vested in all benefits under the Pension Plan on the earlier of five years of service or certain other events.

Plan	How the Benefit is Calculated
Old Pension Plan	•	The benefit formula is expressed as a lifetime monthly annuity equal to the sum of (i) 1 2/3% of the participant’s “average annual compensation” for each year of service up to 30 years and (ii) 1/2% of the participant’s “average annual compensation” for each year of service over 30 years, divided by 12.

	•	Benefits are reduced by a Social Security offset determined by a formula that takes into account benefit service of up to 35 years, covered compensation up to the average Social Security wage base and a disparity factor based on the age at which Social Security benefits are payable.
Pension Plan as amended in 2000	For the benefit earned from the date of the Pension Plan amendment in 2000 to before July 1, 2008, the benefit formula is expressed as a lifetime monthly annuity equal to the sum of (i) 1.25% of the participant’s “average annual compensation” up to the participant’s applicable average Social Security wage base and (ii) 1.67% of the participant’s “average annual compensation” above such average Social Security wage base, multiplied by years of benefit service up to 30 years, and divided by 12.

78 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

Plan	How the Benefit is Calculated
Pension Plan as amended in 2008	•

For the benefit earned on or after July 1, 2008, the benefit formula is expressed as a fixed lump sum amount equal to the sum of (i) 10% of the participant’s “average annual compensation” up to the participant’s applicable average Social Security wage base and (ii) 13% of the participant’s “average annual compensation” above such average Social Security wage base, multiplied by the participant’s years of benefit service up to 30 years.

•

Upon retirement, a participant will receive the greater of (i) the benefit calculated by applying the formula under the Pension Plan as amended in 2000 to the participant’s benefit service through June 30, 2008 and the formula, as amended in 2008, after that date and (ii) the benefit calculated by applying the formula as amended in 2008 to the participant’s entire benefit service.

	•	Participants will receive a transition enhancement to the above formula based on their age and/or period of service with the Company. The transition enhancement for the NEOs will be as follows:

		¡	Because the sum of age and years of service with the Company for Mr. Bewkes equaled 65 or more as of July 1, 2008, if he were to receive benefits under the Pension Plan as amended in 2008, he would receive (i) 13% of his “average annual compensation” up to his applicable average Social Security wage base and (ii) 16% of his “average annual compensation” above such average Social Security wage base, multiplied by his years of benefit service up to 30 years. In addition, because he accrued more than 20 years of benefit service as of June 30, 2008, he may receive credit for each additional year of benefit service from July 1, 2008 through June 30, 2010 above the 30-year cap for benefit service.

		¡	Because the sum of age and years of service with the Company for each of Messrs. Martin, Cappuccio and Olafsson equaled 50 or more as of July 1, 2008, each would receive (i) 12% of his “average annual compensation” up to his applicable average Social Security wage base and (ii) 15% of his average annual compensation above such average Social Security wage base, multiplied by his years of benefit service up to 30 years.

Early Retirement.    Under the Pension Plan, participants may elect early retirement and receive a reduced pension generally at 55 years of age with at least 10 years of service. To elect early retirement and receive their full pension, participants must (1) be at least 60 years old (under the Old Pension Plan) or 62 years old (following the Pension Plan as amended in 2000) and (2) have completed at least 10 years of service. As of December 31, 2012, Mr. Bewkes was the only NEO eligible to elect early retirement under the Pension Plan.

Form of Benefit Payment.    A participant may elect the form of benefit payment at the time of retirement. The benefits under the Pension Plan are generally payable as (i) a single life annuity (based on the formulas as described above), (ii) a 50%, 75% or 100% joint and survivor annuity (based on the single life annuity amount but reduced to take into account the ages of the participant and the beneficiary at the time the annuity payments begin and the percentage of the monthly benefit that the beneficiary would receive), (iii) a life annuity that is guaranteed for 5, 10 or 20 years (based on the single life annuity amount but actuarially adjusted to take into account the applicable guaranteed payment period), or (iv) a lump sum, provided that spousal consent is required with respect to the election of payment forms under (i), (iii) and (iv).

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 79

Time Warner Excess Benefit Pension Plan.    The Time Warner Excess Benefit Pension Plan (the “Excess Plan”) provides for payments by the Company of additional pension benefits to eligible employees of the Company in excess of the federal limitations on the amount of compensation eligible for the calculation of benefits and the amount of benefits derived from employer contributions that may be paid to participants under the Pension Plan. The formula used to calculate the participant’s benefit under the Pension Plan as amended in 2008 applies to the Excess Plan, except that the participant’s benefit under the Excess Plan is based on the benefit that the participant would have received under the Pension Plan if the participant’s eligible compensation (including any deferred bonuses) were limited to $250,000 in 1994 (increased 5% per year thereafter to a maximum of $350,000) and the payment restrictions under the Pension Plan did not apply.

Similar to the Pension Plan, the accrual of benefit service under the Excess Plan was frozen effective June 30, 2010, so that a participant’s benefit under the Excess Plan will not increase due to additional years of service, and “average annual compensation” under the Excess Plan will also be frozen effective December 31, 2013, so that a participant’s benefit will not grow due to any future pay increases after that date. Each of the NEOs other than Mr. Ginsberg participates in the Excess Plan. Because of certain grandfathering provisions, Mr. Bewkes’ pension benefits under the Excess Plan will be determined based on amounts that he would have received under the provisions of the Old Pension Plan, the Pension Plan as amended in 2000 or the Pension Plan as amended in 2008, whichever produces the greatest benefit, if his eligible compensation were limited (as described above) and there were no payment restrictions.

Form of Benefit Payments.    The benefits under the Excess Plan are payable only as a lump sum, unless the participant elected to receive monthly installments over 10 years by the applicable deadline. Effective May 1, 2008, any distribution from the Excess Plan will be paid or will commence generally on the first day of the month following six calendar months after the participant separates from service, subject to the requirements of Section 409A of the Code.

Pension Benefits Table.    Set forth in the table below is each NEO’s years of credited service and the present value of his accumulated benefit under each of the pension plans pursuant to which the NEO would be entitled to a retirement benefit, in each case, computed as of December 31, 2012, which is the same pension plan measurement date used for financial statement reporting purposes with respect to the Company’s audited financial statements for the year ended December 31, 2012.

PENSION BENEFITS FOR FISCAL YEAR 2012

Name	Plan Name	Number of Years of Credited Service(2)	Present Value of Accumulated Benefit(3)	Payments During 2012
Jeffrey L. Bewkes (1)	Pension Plan	30.3	$1,654,460	—
	Excess Plan	30.3	$793,140	—
John K. Martin, Jr.	Pension Plan	13.1	$249,110	—
	Excess Plan	13.1	$163,980	—
Paul T. Cappuccio	Pension Plan	9.4	$225,910	—
	Excess Plan	9.4	$145,240	—
Gary L. Ginsberg	—	—	—	—
Olaf Olafsson	Pension Plan	10.7	$244,610	—
	Excess Plan	10.7	$158,540	—

(1)	The amounts shown in the table for Mr. Bewkes reflect the estimated annual benefits payable under the provisions of the Pension Plan as amended in 2000, which would have produced the greatest benefit as of December 31, 2012.

(2)	Effective June 30, 2010, the accrual of benefit service under the Pension Plan and the Excess Plan was frozen so that a participant’s benefit under the plans will no longer increase due to additional service after such date.

80 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

(3)	The amounts under this column were calculated based on the terms of the Pension Plan and the Excess Plan (including the grandfathering provisions with respect to Mr. Bewkes) in effect on December 31, 2012. The present values also reflect the assumptions that (i) the benefits will be payable at the earliest retirement age at which unreduced benefits are payable (which, under the Pension Plan, is at age 60 for Mr. Bewkes and age 65 for Messrs. Martin, Cappuccio and Olafsson), (ii) the benefits are payable as a lump sum, (iii) the maximum annual covered compensation is $350,000 and (iv) no joint and survivor annuity will be payable (which would, on an actuarial basis, reduce benefits to the employee but provide benefits to a surviving beneficiary). The present values of accumulated benefits under the Pension Plan and the Excess Plan were calculated using a 4.02% discount rate, 4.02% lump sum rate and the RP-2000 Mortality Table. The foregoing assumptions are consistent with the assumptions used for these plans in the calculation of the Company’s benefit obligations as of December 31, 2012, as disclosed in Note 13 to the Company’s consolidated financial statements included in the 2012 Form 10-K.

Deferred Compensation

Time Warner Supplemental Savings Plan.    In 2010, the Company adopted the Time Warner Supplemental Savings Plan (the “Supplemental Savings Plan”), which is a nonqualified deferred compensation plan that is generally available to U.S. salaried employees of the Company (including each of the NEOs) whose eligible compensation exceeds the compensation limit established by the Internal Revenue Service for tax-qualified defined contribution plans. Commencing in 2011, eligible employees were permitted to defer receipt of their “eligible compensation” (consisting of base salary, bonus, commissions and overtime, if any), except that participants could not defer any bonus received in 2011 for 2010 service. The Company matches up to the first 6% of deferred eligible compensation between the compensation limit for tax-qualified plans ($250,000 in 2012) and $500,000. The Company match provides 133 1/3% on the first 3% of amounts deferred and 100% on the next 3% of amounts deferred for a maximum Company match of 7%. Participants may defer eligible compensation above $500,000, but there is no Company match on these deferrals. The Company may also make discretionary awards under the Supplemental Savings Plan. During 2012, each of the NEOs except Mr. Bewkes participated in the Supplemental Savings Plan.

Participants are 100% vested in the Company match after two years of service (with prior service counting toward vesting), subject to acceleration following certain events such as death, disability, the attainment of age 65 or a change in control of the Company, in each case while employed at the Company. Participants are able to select among “investment crediting rates” that track the same third-party investment vehicles (other than a self-directed brokerage account) offered under the Time Warner Savings Plan, which is the Company’s tax-qualified defined contribution plan. Participants may change their investment crediting rate elections at any time for future deferrals and generally once during each calendar month for any existing balance in the Supplemental Savings Plan. Participants may elect to receive their vested Supplemental Savings Plan account balances in the form of a lump sum or in 120 monthly installments, except that account balances of $100,000 or less will be paid in a lump sum. In the event of the death of a participant, a lump sum payment will be made to the participant’s named beneficiary or estate.

Time Warner Inc. Deferred Compensation Plan.    The Time Warner Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) generally permitted employees of the Company whose annual cash compensation exceeded certain dollar thresholds to defer receipt of all or a portion of their annual bonus until a specified future date. Mr. Bewkes is the only NEO who participated in the Deferred Compensation Plan. As a result of the Company’s adoption of the Supplemental Savings Plan in 2010, compensation earned after December 31, 2010 is not eligible for deferral under the Deferred Compensation Plan. For compensation that has been deferred, participants may change their investment crediting rate elections, which track the same third-party investment vehicles (other than a self-directed brokerage account) offered under the Time Warner Savings Plan, generally once during each calendar quarter.

Participants elected to receive either (i) an “in-service distribution” in the form of a lump sum during a specified calendar year that is at least three years from the year the deferred compensation would have been payable or (ii) a “termination distribution” (subject to the restrictions of Section 409A of the Code), in the form of a lump sum or two to 10 annual installments commencing in the year following the participant’s termination of employment with the Company. In the event of the death of a participant, a lump sum payment will be made to the participant’s named beneficiary or estate.

Individual Deferred Compensation Accounts.    Prior to 2001, while Mr. Bewkes was an executive officer of the Company’s Home Box Office division, pursuant to his employment agreement then in place, payments of deferred compensation for Mr. Bewkes were made to separate, non-current individual deferred compensation accounts

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 81

maintained in a grantor trust or comparable amounts were credited under the Deferred Compensation Plan. The individual accounts maintained in the grantor trust are invested in certain eligible securities by a third-party investment advisor designated by the trustee (subject to approval by Mr. Bewkes). Beginning January 2001, the Company stopped making these contributions, but existing individual accounts in the grantor trust continue to be invested and the amounts credited to the Deferred Compensation Plan continue to track the crediting rate selections. Earnings on the individual accounts are based on the earnings of the actual investments selected by the investment advisor, adjusted for taxes on realized income computed as if each account were a stand-alone corporation conducting 40% of its business in New York City. Each individual account is reduced by such taxes on a net operating profit basis or credited with a tax benefit in the event the account sustains a net operating loss. Subject to the restrictions of Section 409A of the Code, the accrued amount for Mr. Bewkes will be paid to him bi-weekly for a period of 10 years following his termination of employment.

NONQUALIFIED DEFERRED COMPENSATION

FOR FISCAL YEAR 2012

Name	Deferred Compensation Arrangement	Executive Contributions in 2012(1)	Registrant Contributions in 2012(2)	Aggregate Earnings (Loss) in 2012(3)	Aggregate Withdrawals/ Distributions (4)	Aggregate Balance at December 31, 2012(5)
Jeffrey L. Bewkes	Deferred Compensation Plan	—	—	$374,896	—	$1,428,553
	Individual Deferred Account	—	—	$(4,439)	—	$3,066,076
John K. Martin, Jr	Supplemental Savings Plan	$ 15,000	$17,499	$2,972	$(445)	$52,104
Paul T. Cappuccio	Supplemental Savings Plan	$ 15,000	$17,499	$904	$(519)	$50,464
Gary L. Ginsberg	Supplemental Savings Plan	$ 15,000	$17,499	$5,953	$(523)	$70,664
Olaf Olafsson	Supplemental Savings Plan	$114,432	$17,499	$4,914	$(525)	$194,509

(1)	These amounts represent compensation deferred by the NEOs and are reported as salary and/or non-equity incentive plan compensation for 2012 in the Summary Compensation Table for Fiscal Year 2012.

(2)	These amounts represent the Company match and are reported as “All Other Compensation” for 2012 in the Summary Compensation Table for Fiscal Year 2012.

(3)	None of the amounts is required to be reported as compensation in the Summary Compensation Table for Fiscal Year 2012 because there were no above-market earnings on the deferred compensation.

(4)	These amounts reflect deductions taken from the applicable NEOs’ account balances to satisfy employment tax withholding liabilities resulting from the Company match.

(5)	None of the amounts reported in this column for Mr. Bewkes was reported as compensation in the Company’s Summary Compensation Table for prior years because he was not an NEO at the times he made the deferrals. Of the amounts reported in this column for Messrs. Martin, Cappuccio, Ginsberg and Olafsson, the following amounts were previously reported as 2011 compensation in the Summary Compensation Table for Fiscal Year 2011: (i) $17,850 for Mr. Martin, (ii) $17,850 for Mr. Cappuccio, (iii) $35,700 for Mr. Ginsberg and (iv) $57,658 for Mr. Olafsson.

82 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

Employment Agreements

The Company has entered into employment agreements with each of the NEOs, and the material terms of the employment agreements are described below. See also “Executive Compensation – Potential Payments Upon Termination of Employment, Disability, Death or Change in Control.”

Jeffrey L. Bewkes

New Employment Agreement Effective January 1, 2013. On November 20, 2012, the Company entered into an amended and restated employment agreement (the “Employment Agreement”) with Mr. Bewkes, which amended and superseded the existing employment agreement between the Company and Mr. Bewkes (the “Prior Employment Agreement”). For a discussion of the Compensation Committee’s rationale for approving a new employment agreement with Mr. Bewkes, see the “Proxy Statement Summary” beginning on page 1.

The Employment Agreement became effective on January 1, 2013 and extended the term of Mr. Bewkes’ employment from December 31, 2012 to December 31, 2017. Mr. Bewkes’ base salary and the target bonus of his annual discretionary cash bonus have not increased under the Employment Agreement and remain $2.0 million and $10.0 million, respectively. The target value of annual long-term incentive compensation was increased to $16.0 million under the Employment Agreement. The Employment Agreement provides for participation in other Company benefit plans, and the same cash payment relating to standard group universal life (GUL) insurance coverage and split-dollar life insurance benefits described below under the Prior Employment Agreement.

The Employment Agreement no longer provides for a “gross-up” payment for federal excise taxes under section 4999 of the Code, with respect to payments to Mr. Bewkes upon a termination of his employment following a transaction that constitutes a change in control under the Code. Instead, consistent with the employment agreements with the Company’s other executive officers, the Employment Agreement provides that if any amounts or benefits payable by the Company constituting “parachute payments” under Section 280G of the Code would exceed the “safe harbor” amount under Section 280G of the Code, Mr. Bewkes would not receive any tax gross-ups. Instead, any “parachute payments” under Section 280G of the Code would receive a “best net” approach, as described under “Executive Compensation – Potential Payments Upon Termination of Employment, Disability, Death or Change in Control” below.

Consistent with the Prior Agreement, if Mr. Bewkes’ employment is terminated before the term of employment ends in December 2017 either by the Company without cause or due to a material breach by the Company, Mr. Bewkes will be paid base salary and an amount equivalent to his average bonus for a two-year period. The average bonus equivalent would be calculated based on the average of the two highest bonuses paid to Mr. Bewkes during the prior three years. If Mr. Bewkes’ employment is terminated by the Company without cause or by Mr. Bewkes due to a material breach by the Company after the term of employment ends in December 2017, Mr. Bewkes will be paid salary and average bonus through the date of the termination and will not receive any severance payments.

Employment Agreement in Effect During 2012. On December 11, 2007, the Company entered into the Prior Employment Agreement with Mr. Bewkes, which became effective on January 1, 2008. In January 2010, consistent with the terms of the agreement, the Compensation Committee approved an increase in Mr. Bewkes’ annual salary from $1.75 million to $2.0 million, and the Compensation Committee also approved an increase in the target amount of his annual cash bonus and his annual long-term incentive compensation from $8.5 million to $10.0 million each.

The Prior Employment Agreement provided that, following a termination without cause or due to material breach by the Company, Mr. Bewkes would have a two-year severance period, during which he generally would be treated as an employee of the Company. Following any change in control of the Company, he would receive an additional payment from the Company only if amounts or benefits provided to him by the Company would be considered “parachute payments” under Section 280G of the Code and the total value of such payments would exceed 110% of the “safe harbor” amount under Section 280G. As stated below under “Executive Compensation – Potential Payments Upon Termination of Employment, Disability, Death or Change in Control,” a change in control of the Company, together with a termination of Mr. Bewkes’ employment on December 31, 2012, would not have resulted in any excise tax under Section 4999 of the Code and thus, no tax gross-up payment by the Company.

The Prior Employment Agreement also provided for a cash payment equal to the premium for coverage under a GUL insurance program in an amount equal to twice his salary, minus $50,000. The agreement also confirmed the

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 83

obligation under Mr. Bewkes’ prior employment agreements to provide him with life insurance benefits in the amount of $4.0 million through a split-dollar life insurance policy, under which the Company would be entitled to recover the total amount of premiums paid by the Company or its subsidiaries following Mr. Bewkes’ death or on the earlier surrender of such policy by Mr. Bewkes. The split-dollar life insurance policy for Mr. Bewkes has a benefit amount of $4.1 million. Starting in 2003, the Company stopped paying the premiums on the split-dollar life insurance policy due to restrictions under the Sarbanes-Oxley Act of 2002.

In connection with the entry into the Prior Employment Agreement, Mr. Bewkes was awarded options to purchase 457,355 shares of Common Stock on December 17, 2007 and 120,355 target PSUs on January 1, 2008, which options and PSUs have since fully vested in accordance with their respective vesting schedules.

John K. Martin, Jr.    On July 29, 2011, the Company entered into an amended and restated employment agreement with Mr. Martin, which became effective as of January 1, 2011 and has a term ending on December 31, 2013. The agreement provides for a minimum annual salary of $1.6 million, a cash bonus with a target of 300% of his salary, long-term incentive compensation with a target annual value of $4.3 million and participation in other Company benefit plans. In addition, the agreement provides for a cash payment equal to two times the premium that Mr. Martin would otherwise pay to obtain $3.0 million in GUL insurance coverage. Following a termination without cause or due to material breach by the Company, Mr. Martin would have a severance period of either (i) two years if the termination event occurs prior to December 31, 2013 or (ii) one year if the termination event occurs on or after December 31, 2013. Following any change in control of the Company, the agreement provides for a “best net” approach with respect to any “parachute payments” under Section 280G of the Code, as described under “Executive Compensation – Potential Payments Upon Termination of Employment, Disability, Death or Change in Control” below.

Paul T. Cappuccio.    On August 30, 2010, the Company entered into an amended and restated employment agreement with Mr. Cappuccio, which became effective as of July 1, 2010 and has a term ending on December 31, 2013. The agreement provides for a minimum annual salary of $1.25 million, a cash bonus with a target of 200% of his salary, long-term incentive compensation with a target annual value of $2.75 million and participation in Company benefit plans. In addition, the agreement provides for a cash payment equal to two times the premium that Mr. Cappuccio would otherwise pay to obtain $3.0 million in GUL insurance coverage. Following a termination without cause or due to material breach by the Company, Mr. Cappuccio would have a two-year severance period. Mr. Cappuccio’s agreement also provides for a “best net” approach with respect to any “parachute payments” following a change in control of the Company.

Gary L. Ginsberg.    On February 17, 2010, the Company entered into an employment agreement with Mr. Ginsberg, which has an effective date of April 1, 2010 and has a term ending on December 31, 2013. The agreement provides for a minimum annual salary of $800,000, a cash bonus with a target of 200% of his salary, long-term incentive compensation with a target annual value of $750,000 and participation in Company benefit plans. In addition, the agreement provides for a cash payment equal to two times the premium that Mr. Ginsberg would otherwise pay to obtain $3.0 million in GUL insurance coverage. Following a termination without cause or due to material breach by the Company, Mr. Ginsberg would have a two-year severance period. Mr. Ginsberg’s agreement also provides for a “best net” approach with respect to any “parachute payments” following a change in control of the Company.

Olaf Olafsson.    On December 23, 2011, the Company entered into an amended and restated employment agreement with Mr. Olafsson, which became effective as of August 1, 2011 and has a term ending on July 31, 2014. The agreement provides for a minimum annual salary of $800,000, a cash bonus with a target of 150% of his salary, long-term incentive compensation with a target annual value of $1.3 million and participation in Company benefit plans. In addition, the agreement provides for a cash payment equal to two times the premium that Mr. Olafsson would otherwise pay to obtain $3.0 million in GUL insurance coverage. Following a termination without cause or due to material breach by the Company, Mr. Olafsson would have a severance period of either (i) two years if the termination event occurs prior to July 31, 2014 or (ii) one year if the termination event occurs on or after July 31, 2014. Mr. Olafsson’s agreement also provides for a “best net” approach with respect to any “parachute payments” following a change in control of the Company.

Other Restrictive Covenants.    Each NEO’s employment agreement provides that he is subject to restrictive covenants that obligate such NEO, among other things: (i) not to disclose any of the Company’s confidential matters, (ii) not to

84 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

hire certain of the Company’s employees for one year following a termination of employment and (iii) not to compete with the Company by providing services to, serving in any capacity for or owning certain interests in competitors of the Company while employed and for one year following the executive officer’s retirement, voluntary termination of employment, a termination of employment by the Company with or without cause or the termination of employment by the executive officer due to a material breach by the Company, except that Mr. Bewkes’ employment agreement provides for different non-competition obligations. Mr. Bewkes’ Employment Agreement, which became effective January 1, 2013, provides that he will be restricted from competing with the Company by providing services to, serving in any capacity for, or owning certain interests in an entity that competes with the Company for 12 months following the termination of his employment prior to the end of the term of employment. Mr. Bewkes will have no non-competition obligations if his employment terminates after the end of the term of employment. Mr. Bewkes’ Prior Employment Agreement provided that (i) if Mr. Bewkes retired or his employment were terminated by the Company for cause, the non-competition period would be 12 months and (ii) if Mr. Bewkes’ employment were terminated by the Company without cause or if he terminated his employment due to a material breach by the Company, the non-competition period would have been the shorter of two years or to the date he commenced full-time employment with another for-profit entity, but not less than 12 months.

Potential Payments Upon Termination of Employment, Disability, Death or Change in Control

The payments and benefits that the NEOs would receive following a termination of their employment, disability, death or a change in control of the Company are generally governed by the terms of the NEOs’ employment agreements and their equity award agreements. The following is a summary of the payments and benefits that the NEOs would receive following each of the foregoing events.

Termination without Cause or Due to the Company’s Material Breach of Employment Agreement.

•	Payment for Service through Termination Date. Following termination of employment, each NEO would receive his salary and pro rata annual bonus through the effective date of termination.

•

Severance Payments. During the applicable severance period, each NEO would receive: (i) continued payment of his salary (payable on the Company’s normal payroll payment dates) and average annual bonus (payable annually in a lump sum in respect of each year of the severance period), (ii) continued participation in certain of the Company’s group benefit plans (consisting of $50,000 of basic life, medical, dental and accidental death and dismemberment insurance coverage), and (iii) certain other payments and benefits, as described in footnote (5) of the table below. During the severance period, none of the NEOs would be eligible to participate in any disability programs or accrue any benefit service or make any contributions or deferrals under the Company’s qualified or nonqualified retirement plans. See footnote (2) of the table below for the definition of “average annual bonus.”

•	Equity Awards. None of the NEOs would receive any new equity awards during the severance period. With respect to the equity awards held by the NEOs as of December 31, 2012:

¡

Because Mr. Bewkes satisfied the requirements for retirement treatment of equity awards, i.e., at least age 55 with 10 years of service with the Company or its affiliates, all of his outstanding RSUs granted prior to 2012 would vest upon his termination and all of his outstanding RSUs granted in 2012 would vest upon the later of his termination date and the certification by the Compensation Committee that the Section 162(m) Performance Condition has been achieved. His outstanding stock options would continue to vest during his severance period and any stock options that remain outstanding at the end of his severance period would vest at such time.

¡

All of the other NEOs’ outstanding RSUs granted prior to 2012 and stock options would continue to vest during their respective severance periods. An additional portion of the next installment of any then-outstanding RSUs would vest pro rata (based on the number of days from the grant date or last vesting date through the end of the severance period and the vesting schedule) on the scheduled vesting date, except that a prorated portion of the RSUs granted in 2012 would vest at the later of the beginning of the severance period and the Compensation Committee’s certification that the Section 162(m) Performance Condition had been satisfied. For the purposes of the table below, we have taken into account that the Compensation Committee certified in early 2013 that the Section 162(m) Performance Condition for the RSUs granted in 2012 was achieved. Any unvested options and RSUs would be forfeited.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 85

¡	See footnote (4) of the table below for a description of the treatment of outstanding PSUs.

•	Conditions to Payments and Benefits.

¡

If any NEO were to obtain employment (other than with a not-for-profit or governmental entity), the NEO would continue to receive as severance the salary and bonus payments described above but (i) outstanding RSUs granted prior to 2012 would cease vesting during the severance period and (ii) any stock options that would have vested prior to the end of the severance period would vest with a shorter time period to exercise the stock options. If the NEO were to accept full-time employment with any affiliate of the Company, the salary and bonus payments to the NEO would immediately cease. The calculations in the table below assume that none of the NEOs become employed by a new employer or return to work for the Company or an affiliate after December 31, 2012.

¡	Certain payments would be subject to suspension of payment for six months following the separation from service if required under Section 409A of the Code.

¡

Receipt of the payments and benefits would be conditioned on the NEO’s execution of a release of claims against the Company. If the NEO does not execute a release of claims, the NEO would receive a severance payment determined in accordance with the Company’s policies.

Retirement

•

Retirement Benefits. No NEO was eligible for normal retirement, and only Mr. Bewkes was eligible to elect early retirement, under the Company’s pension plans on December 31, 2012. Information regarding the NEOs’ pension retirement benefits is provided in the Pension Benefits Table and the accompanying narrative.

•

Equity Awards. With respect to the equity awards held by the NEOs as of December 31, 2012, Mr. Bewkes was the only NEO eligible for retirement treatment of equity awards as of December 31, 2012. Upon Mr. Bewkes’ retirement, all of his outstanding RSUs and stock options would vest (except that his RSUs granted in 2012 would vest only when and provided the Compensation Committee certifies that the Section 162(m) Performance Condition has been met) unless he continues to serve on the Board of Directors, in which case such RSUs and stock options would remain outstanding and be subject to the regular vesting date and performance conditions. For the purposes of the table below, we have assumed that if Mr. Bewkes retired from his position as Chairman and CEO on December 31, 2012, he would also resign from the Board on such date so that all of his outstanding RSUs (other than his RSUs granted in 2012) and stock options would vest upon his retirement. Mr. Bewkes’ RSUs granted in 2012 would vest in early 2013 after the Compensation Committee has certified that the Section 162(m) Performance Condition has been achieved. See footnote (4) of the table below for a description of the treatment of Mr. Bewkes’ PSUs following his retirement.

•	Other Benefits. See footnote (5) of the table below.

Change in Control

•

Tax Gross-Ups. Mr. Bewkes’ Employment Agreement that became effective on January 1, 2013 does not provide for any tax gross-up payments as a result of a change in control of the Company. Instead, the Employment Agreement provides that any “parachute payments” under Section 280G of the Code would receive a “best net” approach, which is the same approach set forth in the employment agreements for the other NEOs. Under this approach, if any amounts or benefits payable by the Company constituting “parachute payments” under Section 280G of the Code would exceed the “safe harbor” amount under Section 280G of the Code, the Company’s payment either would be reduced to equal the safe harbor amount or would be paid to the NEO in full, whichever would result in the executive receiving the greater amount on a net after-tax basis. Thus, commencing in 2013, none of the employment agreements for the NEOs provide for any tax gross-up payments to them as a result of a change in control of the Company.

Under Mr. Bewkes’ Prior Employment Agreement, he would receive an additional payment from the Company only if amounts or benefits provided to him by the Company would be considered “parachute payments” under Section 280G of the Code and the total value of such payments would exceed 110% of the “safe harbor” amount under Section 280G. If the total amount of payments to Mr. Bewkes would not exceed 110% of the “safe harbor”

86 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

amount, then the amounts payable under his Prior Employment Agreement would be reduced so that the total amount of payments equaled the “safe harbor” amount. If the amount payable to Mr. Bewkes would exceed 110% of the “safe harbor” amount, then the Company would pay a gross-up amount equal to the amount of the excise tax, plus any additional taxes that would be owed as a result of the excise tax payment. A change in control of the Company, together with a termination of Mr. Bewkes’ employment on December 31, 2012, would not have resulted in any excise tax under Section 4999 of the Code and, thus, no tax gross-up payment by the Company.

•	Equity Awards. Pursuant to the terms of the NEOs’ equity award agreements, the vesting of their equity awards held as of December 31, 2012 would be as follows:

¡

Stock options would become fully exercisable upon the earliest of (i) the first anniversary of the change in control, (ii) the original vesting date with respect to each portion of the stock options, and (iii) the termination of the NEO’s employment by the Company other than for “cause” or due to the death or disability of the executive or by the executive for “good reason” (as such terms are defined in the option agreements).

¡

RSUs would vest in full upon the earliest of (i) the first anniversary of the change in control, (ii) the original vesting date with respect to each portion of the RSU, and (iii) the termination of the NEO’s employment other than for “cause” or due to the death or disability of the executive or by the executive for “good reason” (as such terms are defined in the RSU agreements).

¡	See footnote (4) of the table below for a description of the treatment of PSUs following a change in control of the Company.

•	Other Benefits. See footnote (5) of the table below.

Disability

•

Prior to Disability Period. Under the NEOs’ employment agreements, the NEO’s disability period would not commence until six months of disability have occurred. The NEO would continue to receive his salary during the six months of disability and thereafter receive a pro rata bonus for the year in which the disability occurred. The calculations in the table below assume that the requisite six months of disability had passed as of December 31, 2012 so that the disability period would commence on January 1, 2013. As determined pursuant to their respective employment agreements, the disability periods for the NEOs would be as follows:

¡	Messrs. Bewkes, Martin, Cappuccio and Ginsberg: January 1, 2013 through December 31, 2013 (one year), and

¡	Mr. Olafsson: January 1, 2013 through July 31, 2014 (one year and 7 months).

•

During Disability Period. Each NEO would receive the following payments and benefits during his disability period: (i) continued payment of 75% of such NEO’s salary (payable on the Company’s normal payroll payment dates) and 75% of such NEO’s average annual bonus (payable annually in a lump sum in each year of such NEO’s disability period), and (ii) certain other payments and benefits, as described in footnote (5) of the table below. Any payments of salary or bonus would be reduced by any amounts received by the NEO from workers’ compensation, Social Security or disability insurance policies maintained by the Company. See footnote (2) of the table below for the definition of “average annual bonus.”

•

Equity Awards. All RSUs and stock option awards would vest in accordance with the equity award agreements. See footnote (4) of the table below for a description of the treatment of PSUs following an NEO’s disability.

Death

•

Payment for Service through Date of Death. Pursuant to the NEOs’ employment agreements, each NEO’s estate or designated beneficiary would receive the NEO’s salary and a pro rata annual bonus through the date of death. Any other obligations by the Company to make payments under the NEO’s employment agreement would terminate.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 87

•

Equity Awards. Pursuant to the NEOs’ equity award agreements, all RSUs and stock option awards would vest immediately following an NEO’s death. See footnote (4) of the table below for a description of the treatment of PSUs following an NEO’s death.

POST-TERMINATION AND CHANGE IN CONTROL TABLE

The following table describes and quantifies the estimated dollar value of potential additional payments and other benefits that would be provided to the NEOs (or, in the case of death, to their respective estates or beneficiaries) under the NEOs’ respective employment agreements and equity award agreements following a termination of their employment or a change in control of the Company, in each case, assumed to have occurred on December 31, 2012.

The calculations exclude payments and benefits that are provided pursuant to plans or arrangements that do not discriminate in scope, terms or operation in favor of the NEOs and are available generally to all of the Company’s salaried employees, including any (i) balances under the Time Warner Savings Plan, (ii) medical and other group insurance coverage following disability and (iii) post-retirement medical benefits. The calculations also exclude payments and benefits to the extent they were earned but unpaid through the date of termination, including (i) the NEOs’ balances under the pension plans and nonqualified deferred compensation plans, which were fully vested as of December 31, 2012 and are disclosed in the Pension Benefits Table and the Nonqualified Deferred Compensation Table and (ii) the NEOs’ annual bonuses for 2012, which were earned but not paid as of December 31, 2012.

The values in the table below relating to stock options that would vest are based on the excess (if any) of the closing sale price of the Common Stock on December 31, 2012 ($47.83 per share) over the exercise price of the stock options. The values relating to RSUs and PSUs that would vest are based on the closing sale price of the Common Stock on December 31, 2012. With respect to the RSUs and PSUs granted in 2012, which were subject to the satisfaction of the Section 162(m) Performance Condition as of December 31, 2012, the table below takes into account that the Compensation Committee certified in early 2013 that the Section 162(m) Performance Condition was achieved. Dividend equivalents that would be paid on RSUs during the severance or disability period and retained distributions that would be accrued and paid on any shares earned from the vesting of PSUs, in each case, based on the regular quarterly cash dividends paid on the Common Stock while the equity awards are outstanding, are not included in the calculations below.

88 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

NEO	Base Salary Continuation(1)	Bonus Continuation(2)	Group Benefits Continuation(3)	Equity Awards: Stock Options and RSUs	Equity Awards: PSUs(4)	Other Benefits(5)
Jeffrey L. Bewkes
Termination without Cause/Material Breach	$4,000,000	$28,020,000	$25,430	$33,987,928	$7,741,572	$1,361,571
Retirement	—	—	—	$33,987,928	$6,509,424	$513,227
Change in Control	—	—	—	$33,987,928	$11,992,129	$1,149,648
Disability	$1,500,000	$10,507,500	—	$33,987,928	$6,294,619	$1,188,962
Death	—	—	—	$33,987,928	$5,725,490	—
John K. Martin, Jr.
Termination without Cause/Material Breach	$3,200,000	$13,177,000	$28,243	$9,828,227	$2,953,502	$67,236
Change in Control	—	—	—	$12,071,084	$4,586,084	—
Disability	$1,200,000	$4,941,375	—	$12,071,084	$2,331,330	$32,916
Death	—	—	—	$12,071,084	$2,021,152	—
Paul T. Cappuccio
Termination without Cause/Material Breach	$2,580,000	$6,812,500	$16,460	$6,441,189	$2,128,961	$77,514
Change in Control	$—	$—	—	$7,974,599	$3,297,879	—
Disability	$967,500	$2,554,688	—	$7,974,599	$1,731,064	$37,506
Death	$—	$—	—	$7,974,599	$1,574,563	—
Gary L. Ginsberg
Termination without Cause/Material Breach	$1,650,000	$4,500,000	$25,430	$1,313,809	$580,608	$71,970
Change in Control	$—	$—	—	$1,731,993	$899,443	—
Disability	$618,750	$1,687,500	—	$1,731,993	$472,130	$33,348
Death	$—	$—	—	$1,731,993	$429,466	—
Olaf Olafsson
Termination without Cause/Material Breach	$1,680,000	$3,001,625	$25,430	$4,508,023	$1,077,897	$71,970
Change in Control	—	—	—	$5,262,400	$1,667,641	—
Disability	$995,400	$1,778,463	—	$5,262,400	$999,073	$55,200
Death	—	$—	—	$5,262,400	$828,320	—

(1)	“Base Salary Continuation” reflects the payment by the Company of (i) 100% of the NEO’s base salary in effect immediately prior to the termination of employment during his severance period or (ii) 75% of such base salary during his disability period, as applicable. The amounts shown for disability do not reflect any reductions for other sources of disability payments received by the NEO.

(2)

“Bonus Continuation” reflects the payment by the Company of (i) 100% of the NEO’s average annual bonus during his severance period or (ii) 75% of such average annual bonus during his disability period, as applicable. “Average Annual Bonus” is defined in the NEOs’ employment agreements as the average of the NEO’s two largest regular annual bonus amounts received in the most recent five calendar years (with respect to Mr. Bewkes under his Prior Employment Agreement) or three calendar years (with respect to the other NEOs) through the effective date of termination.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 89

(3)	“Group Benefits Continuation” reflects the cost to the Company of the NEO’s continued participation in the Company’s group benefit plans (consisting of medical and dental insurance coverage, $50,000 of basic life insurance coverage, and accidental death and disability insurance coverage) during his severance period. The table excludes the cost of providing these group benefits to the NEOs during their respective disability periods, because these benefits are available generally to all of the Company’s salaried employees during a disability period under the Company’s benefit programs.

(4)	This column includes the aggregate intrinsic value of (i) the PSUs granted in 2011 having a 2011-2013 performance period (the “2011 PSUs”) and (ii) the PSUs granted in 2012 having a 2012-2014 performance period (the “2012 PSUs”). The table does not include the intrinsic value of the PSUs granted in 2010 having a 2010-2012 performance period, because none of the events set forth in the table would have enhanced the value or significantly accelerated the vesting of those PSUs. The following summary describes the treatment of PSUs held by the NEOs as of December 31, 2012.

Termination without Cause/Material Breach	Except with respect to Mr. Bewkes, the 2011 PSUs and 2012 PSUs would vest after the applicable performance period has ended based on the actual performance achieved and prorated based on the number of days from the grant date through the end of the severance period during the performance period, provided that, with respect to the 2012 PSUs, the Section 162(m) Performance Condition has been achieved. The PSUs granted to Mr. Bewkes are subject to the same terms except that they would vest after the performance period has ended without any proration. Because the actual performance levels that will be achieved with respect to these PSUs are not yet known, their intrinsic values were calculated assuming the vesting of the target number of shares underlying the PSUs.

Retirement	Among the NEOs, only Mr. Bewkes satisfied the requirements for retirement treatment for the PSUs. Mr. Bewkes’ outstanding PSUs would vest after the applicable performance period has ended based on the actual performance achieved. The 2011 PSUs would be prorated based on the number of days from the grant date through the retirement date during the performance period, and the 2012 PSUs would vest without any such proration as long as the Section 162(m) Performance Condition has been achieved and Mr. Bewkes does not engage in prohibited competitive activity during the performance period. Because the actual performance levels that will be achieved with respect to these PSUs are not yet known, their intrinsic values were calculated assuming the vesting of the target number of shares underlying the PSUs.

Change in Control	The 2011 PSUs would vest immediately based on (i) the actual performance achieved through the date of the change in control, and (ii) the assumed achievement of target performance for the remainder of the performance period. The 2012 PSUs would immediately vest based on (i) an EPS Factor determined from the sum of the Adjusted EPS achieved for 2012 and the budgeted Adjusted EPS for 2013 and 2014, and (ii) a TSR Modifier based on the Company’s TSR percentile for the period from January 1, 2012 through the last fiscal quarter completed in 2012.

Disability	The 2011 PSUs and 2012 PSUs would vest after the applicable performance period has ended based on the actual performance achieved and prorated based on the number of days from the grant date through the end of the disability period during the performance period. Because the actual performance levels that will be achieved with respect to these PSUs are not yet known, their intrinsic values were calculated assuming the vesting of the target number of shares underlying the PSUs.

Death	The 2011 PSUs would vest immediately based on the actual performance achieved as of the date of death and prorated based on the number of days from the grant date through the date of death during the performance period. For the 2011 PSUs, their intrinsic values were calculated based on the Company’s actual performance as of December 31, 2012. For the 2012 PSUs, because the date of death would have occurred prior to the first anniversary of the grant date, the PSUs’ intrinsic values were calculated based on (i) an EPS Factor of 100% and (ii) a TSR Modifier based on the Company’s TSR percentile for the period from January 1, 2012 through the last fiscal quarter completed in 2012, and prorated based on the number of days from the grant date through the date of death.

(5)	The following summary explains the components of the “Other Benefits” amounts for each NEO:

(a)	Mr. Bewkes:

•	Termination without Cause/Material Breach: Equal to the sum of (i) $1,149,648 representing the present value of the

90 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

cost to the Company for maintaining his split-dollar life insurance policy for the estimated duration of his life (based on the assumption that Mr. Bewkes would no longer serve as an executive officer or a director of the Company after December 31, 2012), (ii) $125,000 for the cost of providing comparable office space and secretarial support for one year after termination (based on the maximum allowance for this benefit), (iii) $60,000 for the reimbursement of financial services for the severance period (based on an allowance of $30,000 per year) and (iv) $26,923 equal to the premiums for GUL insurance coverage with a value equal to twice his salary, minus $50,000 for the severance period.

•

Retirement or Change in Control:    Benefit would consist solely of the Company’s maintenance of Mr. Bewkes’ split-dollar life insurance policy for the estimated duration of his life. The present value of the cost to the Company for maintaining this policy is based on the following assumptions: (i) for the retirement scenario, the assumption that the Company would recommence its payment of premiums following the annual meeting for the year in which Mr. Bewkes would reach age 72, which is the mandatory retirement age for the Company’s directors under the Corporate Governance Policy and (ii) for the change in control scenario, the assumption that Mr. Bewkes would no longer serve as an executive officer or a director of the Company after December 31, 2012 such that the Company would resume its payment of premiums on January 1, 2013.

•

Disability:    Equal to the sum of (i) $1,149,648 representing the present value of the cost to the Company for maintaining his split-dollar life insurance policy for the estimated duration of his life (based on the assumption that Mr. Bewkes would no longer serve as an executive officer or a director of the Company after December 31, 2012), (ii) $30,000 for the reimbursement of financial services for the disability period (based on an allowance of $30,000 per year) and (iii) $9,314 equal to the premiums for GUL insurance coverage with a value equal to twice his salary, minus $50,000 for the disability period.

The amounts relating to Mr. Bewkes’ split-dollar life insurance policy reflect the time value of money with respect to the premiums that the Company estimates it would pay from when Mr. Bewkes no longer serves as an executive officer or director of the Company until the date of his death (based on the RP-2000 Mortality Table). The actual premium amounts that the Company will pay, which the Company is entitled to recover following Mr. Bewkes’ death or on the earlier surrender of the policy by Mr. Bewkes, will depend on when Mr. Bewkes is no longer an executive officer or director of the Company and the length of his life.

(b)	Messrs. Martin, Cappuccio, Ginsberg and Olafsson: Following a termination without cause or due to material breach by the Company or disability, each of Messrs. Martin, Cappuccio, Ginsberg and Olafsson would receive (i) reimbursement of up to $30,000 per year during his severance period or disability period, as applicable, for financial services and (ii) cash payments equal to two times the premiums that the NEO would pay for $3.0 million in GUL insurance coverage during his severance period or disability period, as applicable.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 91

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no such filings were required, the Company believes that during 2012, its officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements in a timely manner.

OTHER PROCEDURAL MATTERS

Procedures for Submitting Stockholder Proposals

Proposals for Inclusion in the Proxy Statement.    Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in the Company’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the Company in a timely manner. To be included for the 2014 annual meeting of stockholders, proposals from stockholders must be received by the Company no later than December 9, 2013, and must otherwise comply with the requirements of Rule 14a-8.

Proposals not Included in the Proxy Statement.    In addition, the Company’s By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in the Company’s proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Corporate Secretary of the Company not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at the Company’s 2014 annual meeting of stockholders, such a proposal must be received by the Company on or after January 23, 2014 but no later than February 22, 2014. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present the proposal at such meeting, the Company is not required to present the proposal for a vote at the meeting.

Procedures for Submitting Director Recommendations and Nominations

Submitting Director Recommendations to the Nominating Committee.    The Nominating Committee has adopted a policy statement regarding its consideration of director candidates recommended by stockholders. It is the Nominating Committee’s policy to apply the same criteria in reviewing director candidates, regardless of whether the candidate is proposed by a stockholder or is identified through another source. If a stockholder would like the Nominating Committee to consider an individual as a candidate for election to the Board of Directors, the stockholder must submit a written notice (containing the information specified in the policy statement to the Nominating Committee) by no later than September 1 of the year prior to the annual stockholders meeting at which the candidate would seek to be elected. The Policy Statement Regarding Director Nominations may be found on the Company’s corporate governance webpage at www.timewarner.com/governance.

Stockholder Nominations Submitted to Stockholders.    The Company’s By-laws provide that stockholders may nominate persons for election as directors at the Company’s stockholders meeting by (i) giving timely written notice to the Company containing the stockholder nomination and all information specified in the By-laws about the proponent and each nominee and (ii) appearing or sending a qualified representative to present such nomination at the stockholders

92 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

meeting. The Company’s By-laws require that, to be timely and proper, notice of a nomination by a stockholder must be delivered to or mailed to and received at the Company’s principal executive offices as follows:

•

Annual Stockholders Meetings.    For elections to be held at an annual meeting of the stockholders, at least 90 days and no more than 120 days before the first anniversary of the date of the annual meeting of stockholders for the prior year. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder must be delivered or received no earlier than the 120th day before the annual meeting and no later than the close of business on the later of the 90th day prior to the annual meeting or the 10th day after the day on which the date of such meeting is first publicly announced.

•

Special Stockholders Meetings.    For elections to be held at a special meeting of the stockholders, no earlier than the 90th day before the special meeting and no later than the close of business on the later of the 60th day before the special meeting or the 10th day after the day on which the date of the special meeting and the names of the nominees to be elected at the meeting are first publicly announced.

•

Other Circumstances.    If the number of directors to be elected to the Board at an annual meeting of the stockholders is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board at least 90 days before the first anniversary of the date of the prior year’s annual meeting, a stockholder’s notice will also be timely with respect to nominees for any new positions if it is delivered to or mailed to and received by the Company not later than the 10th day after the public announcement is made.

Address. All recommendations or nominations by stockholders, whether or not to be included in the Company’s proxy materials, should be sent to the attention of the Corporate Secretary of the Company at One Time Warner Center, New York, NY 10019-8016.

Communicating with the Board of Directors

The Company’s independent directors have adopted a policy statement that sets forth how stockholders may communicate with directors. Pursuant to that policy statement, stockholders, employees and others interested in communicating with the Company’s Chairman of the Board should write to the address below:

Jeffrey L. Bewkes

Chairman of the Board and Chief Executive Officer

c/o Office of the Corporate Secretary

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

Stockholders and other interested parties who wish to communicate directly with the Board, any of the Board’s committees, the non-employee directors as a group or any individual non-employee director should write to the address below:

[Name of Director or Director Committee/Group]

c/o Office of the Corporate Secretary

Time Warner Inc.

One Time Warner Center

New York, NY 10019-8016

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 93

INFORMATION ABOUT THIS PROXY STATEMENT AND THE ANNUAL MEETING

How many votes do I have?

Every holder of Common Stock on the record date will be entitled to one vote per share on all matters properly presented at the Annual Meeting. On March 25, 2013, there were 934,164,517 shares of Common Stock outstanding and entitled to vote at the Annual Meeting.

What does it mean to vote by proxy?

By submitting your proxy, you authorize the persons named in the proxy (Paul T. Cappuccio, Karen Magee and John K. Martin, Jr.) to vote your shares at the Annual Meeting in accordance with your instructions. All shares entitled to vote and represented by properly executed proxies received prior to the Annual Meeting, and not revoked, will be voted as instructed on those proxies. The Board does not currently know of any other matters to be presented at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have discretion to vote on those matters in accordance with their own judgment to the same extent you would be entitled to vote. They may also vote your shares to adjourn the Annual Meeting and will be authorized to vote your shares at any adjournments or postponements of the meeting. In accordance with the Company’s By-laws, the Annual Meeting may be adjourned, including by the Chairman, to permit the solicitation of additional proxies. You may not appoint more than three persons to act as your proxy at the Annual Meeting.

May I change or revoke my proxy after I submit my proxy or voting instructions?

Yes, you may change your proxy at any time before it is exercised by either:

•

Filing with the Corporate Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed new proxy, in either case dated later than the prior proxy relating to the same shares; or

•	Attending the Annual Meeting and voting in person (although attendance at the Annual Meeting without voting will not revoke a proxy).

The written notice of revocation or subsequent proxy should be delivered to Time Warner Inc., One Time Warner Center, New York, NY 10019-8016, Attention: Corporate Secretary, or hand delivered to the Corporate Secretary before the taking of the vote at the Annual Meeting.

If you are a beneficial owner and hold shares through a broker or other nominee, you must contact your broker or nominee to revoke any prior voting instructions.

What if I submit my proxy card or voting instruction form but do not indicate how I am voting?

•

If you sign and return your proxy card or voting instruction form without indicating your instructions for voting, your Common Stock will be voted FOR each of the Company proposals described as Proposals 1, 2, 3 and 4 in this Proxy Statement.

•

If you hold an interest in the Time Warner Inc. Stock Fund under the Time Warner Savings Plan and you sign and return your voting instruction card without indicating your instructions for voting, Fidelity Management Trust Company, as Trustee, will vote your proportionate interest in the Common Stock held in the Time Warner Inc. Stock Fund FOR each of the Company proposals described as Proposals 1, 2, 3 and 4 in this Proxy Statement. If you do not provide any voting instructions via the Internet or by telephone and do not return a signed voting instruction card, your interest will be voted in the same proportion as other participants’ interests in the Time Warner Savings Plan for which Fidelity has received voting instructions. If you hold interests attributable to accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan and the WCI Employee Stock Ownership Plan, your interests attributable to such accounts will not be voted.

94 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the Common Stock outstanding and entitled to vote at the Annual Meeting constitutes a quorum and is necessary for the conduct of business at the Annual Meeting.

What are broker discretionary votes and “non-votes”?

If you are a beneficial owner of shares held in street name and do not provide the bank or broker that holds your shares with specific voting instructions, then under NYSE rules, the bank or broker will have discretion to vote your shares on certain proposals, such as Proposal 2. These votes are also called “discretionary votes.” If the bank or broker does not have discretion to vote your shares with respect to certain proposals, such as Proposals 1, 3 and 4, and you do not provide the bank or broker with specific voting instructions, your shares will be counted as a “broker non-vote” on those proposals.

How are abstentions and broker “non-votes” counted?

Abstentions and broker “non-votes” are not included in the tabulation of the voting results on proposals requiring approval of a majority of the votes cast and, therefore, do not have the effect of votes in opposition. Each of the proposals included in this Proxy Statement require approval of a majority of the votes cast. Abstentions and broker “non-votes” have the effect of a vote “against” any proposals requiring the affirmative vote of holders of a majority of the outstanding shares of Common Stock entitled to vote, but none of the proposals included in this Proxy Statement require such a voting standard. Broker “non-votes” and shares with respect to which a stockholder abstains are included as “present” in determining whether a quorum is present at the Annual Meeting.

How can I find the voting results?

The Company will disclose the final results of the voting in a Current Report on Form 8-K filed with the SEC within four business days of the Annual Meeting.

What does it mean if I receive more than one Notice of Internet Availability of Proxy Materials or set of proxy materials?

It means you have multiple accounts at the transfer agent and/or with banks and brokers. Please submit proxies or voting instructions for all of your Common Stock.

I share the same address with another Time Warner stockholder. Why has our household received only one Notice of Internet Availability of Proxy Materials or set of proxy materials?

The SEC’s rules permit the Company to deliver a single Notice of Internet Availability of Proxy Materials or a single set of proxy materials to one address shared by two or more of the Company’s stockholders. This practice is intended to reduce the Company’s printing and postage costs. The Company has delivered only one Notice of Internet Availability of Proxy Materials or one set of proxy materials to stockholders who hold their shares through a bank, broker or other holder of record and share a single address, unless the Company received contrary instructions from any stockholder at that address.

If you have received only one copy of the Notice of Internet Availability of Proxy Materials or set of proxy materials and wish to receive a separate copy for each stockholder in your household or if you have received multiple notices or sets of proxy materials and wish to receive only one, please notify your bank, broker or other holder of record, or Broadridge Financial Solutions, Inc. at (800) 542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Who will bear the cost of solicitation?

Time Warner will bear all expenses of the solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Materials and the proxy materials. In addition to solicitation by the use of the mail, directors, officers and employees of Time Warner may solicit proxies and voting instructions by telephone or other means of communication. Such directors, officers and employees will not be paid additional compensation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Time Warner has retained Georgeson Inc. at an estimated cost of $25,000 plus reimbursement of expenses to assist in its solicitation of

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | 95

proxies. Time Warner has also agreed to pay the reasonable expenses of banks, brokerage firms and other nominees for mailing the Notices of Internet Availability of Proxy Materials and proxy materials to beneficial owners of shares held of record by such banks, brokerage firms and other nominees.

BY ORDER OF THE BOARD OF DIRECTORS,

PAUL F. WASHINGTON

    Corporate Secretary

April 8, 2013

96 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

Annex A

NON-GAAP FINANCIAL MEASURES

Definitions

“Adjusted Operating Income (Loss)” is defined as Operating Income (Loss) excluding the impact of noncash impairments of goodwill, intangible and fixed assets; gains and losses on operating assets; gains and losses recognized in connection with pension plan curtailments, settlements or termination benefits; external costs related to mergers, acquisitions or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; and amounts related to securities litigation and government investigations.

“Adjusted Divisional Pre-Tax Income” is defined as Adjusted Operating Income plus Income (loss) from investments in unconsolidated joint ventures.

“Adjusted EPS” is defined as Diluted Net Income per Common Share attributable to Time Warner Inc. common shareholders excluding noncash impairments of goodwill, intangible and fixed assets and investments; gains and losses on operating assets, liabilities and investments; gains and losses recognized in connection with pension plan curtailments, settlements or termination benefits; external costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, to the extent such costs are expensed; amounts related to securities litigation and government investigations; and amounts attributable to businesses classified as discontinued operations, as well as the impact of taxes and noncontrolling interests on the above items.

For periods ending on or after July 1, 2012, “Free Cash Flow” is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, contingent consideration payments made in connection with acquisitions, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. For periods ending prior to that date, “Free Cash Flow” is defined as Cash Provided by Operations from Continuing Operations plus payments related to securities litigation and government investigations (net of any insurance recoveries), external costs related to mergers, acquisitions, investments or dispositions, to the extent such costs are expensed, and excess tax benefits from equity instruments, less capital expenditures, principal payments on capital leases and partnership distributions, if any. A change to the definition of Free Cash Flow for periods prior to July 1, 2012 to adjust for contingent consideration payments made in connection with acquisitions would have had no impact on the reported Free Cash Flow for such periods.

Reconciliation of Adjusted Operating Income to Operating Income

(In millions; Unaudited)

	Year Ended December 31,
	2012	2011	2010	2009	2008	2007
Adjusted Operating Income	$6,126	$5,864	$5,400	$4,618	$4,193	$4,366
Asset impairments	(186)	(44)	(20)	(85)	(7,213)	(34)
Gain (loss) on operating assets, net	9	7	70	(33)	(3)	6
Other(1)	(31)	(22)	(22)	(30)	(21)	(171)

Operating Income(2)	$5,918	$5,805	$5,428	$4,470	$(3,044)	$4,167

(1)	For 2012, Other includes gains and losses recognized in connection with pension plan curtailments, settlements or termination benefits; external costs related to mergers, acquisitions or dispositions; and amounts related to securities litigation and government investigations. For 2011, Other includes external costs related to mergers, acquisitions or dispositions; and amounts related to securities litigation and government investigations. For 2010, 2009, 2008 and 2007, Other includes only amounts related to securities litigation and government investigations.

(2)	There were no pension plan curtailments, settlements or termination benefits in 2011. For years ended December 31, 2010, 2009 and 2008, Operating Income includes gains and (losses) recognized in connection with pension plan curtailments, settlements or termination benefits of $2 million, $5 million and $0, respectively; and external costs related to mergers, acquisitions or dispositions of $23 million, $2 million and $6 million, respectively. In 2007, there were no pension plan curtailments, settlements or termination benefits, and any external costs related to mergers, acquisitions or dispositions were not material.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | A-1

Reconciliation of Adjusted EPS to Diluted Net Income Per Common Share

(Unaudited)

	Year Ended December 31,
	2012	2011	2010	2009	2008	2007
Diluted net income per common share	$3.09	$2.71	$2.25	$1.75	$(4.27)	$1.51
Less Impact of items affecting comparability on diluted net income per common share	(0.19)	(0.18)	(0.16)	(0.08)	(5.69)	(0.08)

Adjusted diluted net income per common share	$3.28	$2.89	$2.41	$1.83	$1.42	$1.59

Reconciliation of Cash Provided by Operations from Continuing Operations to Free Cash Flow

(In millions; Unaudited)

	Year Ended December 31,
	2012	2011	2010	2009	2008
Cash provided by operations from continuing operations	$3,476	$3,448	$3,314	$3,386	$4,292
Add payments related to securities litigation and government investigations	3	8	22	30	21
Add external costs related to mergers, acquisitions, investments or dispositions and contingent consideration payments	33	14	—	21	—
Add excess tax benefits from equity instruments	83	22	7	1	3
Less capital expenditures	(643)	(772)	(631)	(547)	(682)
Less principal payments on capital leases	(11)	(12)	(14)	(18)	(17)

Free Cash Flow	$2,941	$2,708	$2,698	$2,873	$3,617

Reconciliation of Return on Invested Capital

(In millions; Unaudited)

Reconciliation of Operating Income to NOPAT

	Year Ended December 31,
	2012	2011
Operating Income	$5,918	$5,805
Asset impairments	186	44
(Gain) Loss on Operating Assets	(9)	(7)
Other operating income items (1)	31	22

Adjusted Operating Income	6,126	5,864
Add Amortization expense	248	269

Adjusted Operating Income before amortization expense	6,374	6,133
Less Income taxes(2)	(2,167)	(2,024)

Add equity income (loss), net of taxes	(46)	(40)

NOPAT (3)	$4,161	$4,069

A-2 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

Reconciliation of Total Assets to Capital Employed

	Year Ended December 31,
	2012	2011	2010
Total Assets	$68,304	$67,801	$66,707
Less:
Deferred tax assets	(474)	(663)	(581)
Total current liabilities of continuing operations less debt due within one year	(9,080)	(8,899)	(8,800)
Excess cash(4)	(1,341)	(1,976)	(2,163)

Capital employed	57,409	56,263	55,163
Less Purchase Price Adjustments (5)	(35,060)	(35,292)	(35,528)
Capital employed excluding PPA	$22,349	$20,971	$19,635

Average Capital Employed(6)	$56,836	$55,713

Average Capital Employed excluding PPA(6)	$21,660	$20,303

ROIC(7)	7%	7%
ROIC excluding PPA(7)	19%	20%

(1)	Other includes gains and losses recognized in connection with pension plan curtailments, settlements or termination benefits; external costs related to mergers, acquisitions or dispositions; and amounts related to securities litigation and government investigations.

(2)	Calculated using the Company’s adjusted effective tax rate — 34% for 2012 and 33% for 2011. The Company’s adjusted effective tax rate reflects the impact of the items affecting comparability on the Company’s Net income attributable to Time Warner Inc. shareholders as set forth below.

	2012			2011
	Actual	Adjustments	As Adjusted	Actual	Adjustments	As Adjusted
Income from continuing operations before income taxes	4,542	(284)	4,826	4,366	(232)	4,598
Income tax provision	(1,526)	100	(1,626)	(1,484)	43	(1,527)
Effective Tax rate	34%	35%	34%	34%	19%	33%

	Year Ended December 31,
	2012	2011
Items Affecting Comparability
Asset impairments	$(186)	$(44)
Gains on operating assets, net	9	7
Other(1)	(31)	(22)

Impact on Operating Income	(208)	(59)
Investment gains (losses), net	(73)	(168)
Amounts related to separation of Time Warner Cable Inc.	4	(5)
Amounts related to the disposition of Warner Music Group	(7)	—

Pretax impact	(284)	(232)
Income tax impact of above items	100	43
Impact of items affecting comparability on net income attributable to Time Warner Inc. shareholders	$(184)	$(189)

(3)	Net operating profit after taxes (“NOPAT”) represents the Adjusted Operating Income before amortization expense, net of tax at the Company’s adjusted effective tax rate plus the equity income (loss), net of taxes from the Company’s investments accounted for under the equity method.

(4)	Excess cash represents the amount of cash in excess of $1.5 billion.

(5)	Purchase Price Adjustments (“PPA”) reflects the net outstanding goodwill and intangible assets recognized in connection with the 2001 Historic AOL/Historic Time Warner merger and the 2003 Time Warner Entertainment Company, L.P. restructuring.

(6)	Average Capital Employed and Average Capital Employed excluding PPA are calculated using the respective amounts at December 31, 2012, 2011 and 2010 divided by two.

(7)	Return on Invested Capital (“ROIC”) is calculated as NOPAT divided by Average Capital Employed and ROIC excluding PPA is calculated as NOPAT divided by Average Capital Employed excluding PPA.

Note: Revenue and market capitalization data on page 59 and TSR data in this Proxy Statement were provided by FactSet.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | A-3

Annex B

TIME WARNER INC.

2013 STOCK INCENTIVE PLAN

1.	Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining employees, directors and advisors and to motivate such employees, directors and advisors to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such employees, directors and advisors will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	Definitions

The following capitalized terms used in the Plan have the respective meanings set forth in this Section:

(a) “Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.

(b) “Affiliate” means any entity that is consolidated with the Company for financial reporting purposes or any other entity designated by the Board in which the Company or an Affiliate has a direct or indirect equity interest of at least 20%, measured by reference to vote or value.

(c) “Award” means an Option, SAR, award of Restricted Stock, or Other Stock-Based Award granted pursuant to the Plan.

(d) “Board” means the Board of Directors of the Company.

(e) “Change in Control” means the occurrence of any of the following events:

(i) any “Person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Act (other than the Company or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the “Beneficial Owner” within the meaning of Rule 13d-3 promulgated under the Act of 30% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors; excluding, however, any circumstance in which such beneficial ownership resulted from any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or by any corporation controlling, controlled by, or under common control with, the Company;

(ii) a change in the composition of the Board since the Effective Date, such that the individuals who, as of such date, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Company subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-12 of Regulation 14A promulgated under the Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any person or entity other than the Board shall not be deemed a member of the Incumbent Board;

(iii) a reorganization, recapitalization, merger, consolidation or similar form of corporate transaction, or the sale, transfer, or other disposition of all or substantially all of the assets of the Company to an entity that is not an Affiliate (each of the foregoing events, a “Corporate Transaction”) involving the Company, unless securities representing 60% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company or the corporation resulting from such Corporate Transaction, including a corporation that, as a result of such transaction owns all or substantially all of the Company’s assets (or the direct or indirect parent of such corporation), are held immediately subsequent to such transaction by the person or persons

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | B-1

who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of the Company immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

(iv) the liquidation or dissolution of the Company, unless such liquidation or dissolution is part of a transaction or series of transactions described in clause (iii) above that does not otherwise constitute a Change in Control.

(f) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.

(g) “Committee” means the Compensation and Human Development Committee of the Board or its successor, or such other committee of the Board to which the Board has delegated power to act under or pursuant to the provisions of the Plan or a subcommittee of the Compensation and Human Development Committee (or such other committee) established by the Compensation and Human Development Committee (or such other committee).

(h) “Company” means Time Warner Inc., a Delaware corporation.

(i) “Effective Date” means the date the Board approves the Plan.

(j) “Employment” means (i) a Participant’s employment if the Participant is an employee of the Company or any of its Affiliates or (ii) a Participant’s services as a non-employee director, if the Participant is a non-employee member of the Board or the board of directors of an Affiliate; provided, however that unless otherwise determined by the Committee, a change in a Participant’s status from employee to non-employee (other than a director of the Company or an Affiliate) shall constitute a termination of employment hereunder.

(k) “Fair Market Value” means, on a given date, (i) if there is a public market for the Shares and the Shares are listed on the New York Stock Exchange (“NYSE”), the closing sale price of the Shares on such date as reported on the NYSE Composite Tape, or, if the Shares are no longer listed on the NYSE, then the closing price of the Shares on such date as reported by such other national securities exchange or quotation system on which the Shares then have their primary listing or quotation; provided that, if no sale of Shares shall have been reported on such date, then the immediately preceding date on which sales of the Shares have been so reported shall be used, and (ii) if there is no public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith.

(l) “ISO” means an Option that is also an incentive stock option granted pursuant to Section 6(d).

(m) “Option” means a stock option granted pursuant to Section 6.

(n) “Option Price” means the price for which a Share can be purchased upon exercise of an Option, as determined pursuant to Section 6(a).

(o) “Other Stock-Based Awards” means awards granted pursuant to Section 9.

(p) “Participant” means an employee, prospective employee, director or advisor of the Company or an Affiliate who is selected by the Committee to participate in the Plan.

(q) “Performance-Based Awards” means certain Other Stock-Based Awards granted pursuant to Section 9(b).

(r) “Plan” means the Time Warner Inc. 2013 Stock Incentive Plan, as amended from time to time.

(s) “Plan Share Limit” has the meaning set forth in Section 3.

(t) “Restricted Stock” means any Share granted under Section 8.

(u) “Section 162(m)” means Section 162(m) of the Code and the Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(v) “Section 409A” means Section 409A of the Code and the Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date.

(w) “Shares” means shares of common stock of the Company, $.01 par value per share.

B-2 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

(x) “SAR” means a stock appreciation right granted pursuant to Section 7.

(y) “Subsidiary” means a subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto), of the Company.

(z) “Substitute Awards” has the meaning set forth in Section 4(c).

(aa) “Unrestricted Pool” means a number of Shares equal to 5% of the Plan Share Limit.

3.	Shares Subject to the Plan

Subject to adjustment as provided in Section 10, the total number of Shares available for issuance under the Plan (the “Plan Share Limit”) shall be equal to 35,000,000, of which, no more than 30,000,000 may be issued in the form of Restricted Stock or Other Stock-Based Awards payable in Shares and no more than 3,000,000 may be issued with respect to ISOs. The maximum aggregate number of Shares with respect to which Awards may be granted during a calendar year, net of any Shares which are subject to Awards (or portions thereof) which, during such year, terminate or lapse without payment of consideration, shall be equal to 1.5% of the number of Shares outstanding on December 31 of the preceding calendar year. The maximum number of Shares with respect to which Awards may be granted during a calendar year to any Participant shall be 2,500,000 in the case of Options or SARs, 1,000,000 in the case of Restricted Stock and 1,000,000 in the case of Other Stock-Based Awards; provided that the maximum number of Shares with respect to which Awards may be granted during a calendar year to any Participant shall be 2,500,000. In the case of Awards that are settled in cash based on the Fair Market Value of a Share, the maximum aggregate amount of cash that may be paid pursuant to Awards granted in a calendar year to any Participant shall be equal to the Fair Market Value of a Share as of the relevant grant date multiplied by the maximum number of Shares with respect to which Awards may be granted during a calendar year to any Participant.

The number of Shares available for issuance under the Plan shall be reduced by the full number of Shares covered by Awards granted under the Plan (including, without limitation, the full number of Shares covered by any SAR, regardless of whether any such SAR or other Award covering Shares under the Plan is ultimately settled in cash or by delivery of Shares); provided, however, that the number of Shares covered by Awards (or portions thereof) that are forfeited or that otherwise terminate or lapse without the payment of consideration in respect thereof shall again become available for issuance under the Plan; and provided further that any Shares that are forfeited after the actual issuance of such Shares to a Participant under the Plan shall not become available for re-issuance under the Plan.

4.	Administration

(a) The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “independent directors” within the meaning of the rules of the NYSE or, if the Shares are no longer listed on the NYSE, the rules of such other national securities exchange or quotation system on which the Shares then have their primary listing or quotation, “non-employee directors” within the meaning of Rule 16b-3 under the Act and, to the extent required by Section 162(m), “outside directors” within the meaning thereof. In addition, to the extent permitted or not prohibited by the Delaware General Corporation Law, the Committee may delegate the authority to grant Awards under the Plan to any employee or group of employees of the Company or an Affiliate; provided that such delegated authority shall not include the authority to grant Awards to any individual who is subject to Section 16 of the Act and any grants made pursuant to such delegated authority are consistent with guidelines established by the Committee from time to time.

(b) The Committee shall have the full power and authority to make, and establish the terms and conditions of, any Award to any person eligible to be a Participant, consistent with the provisions of the Plan, and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions, subject to Sections 8(a) and 9(a)).

(c) Subject to the restrictions on “repricing” of Options and SARs as set forth in Section 5(b), Awards may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or any of its Affiliates or a company acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines (“Substitute Awards”). The number of Shares underlying any Substitute Awards shall be counted against the Plan Share Limit; provided, however, that Substitute Awards issued

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | B-3

in connection with the assumption of, or in substitution for, outstanding awards previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall not be counted against the Plan Share Limit; provided further, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding stock options intended to qualify for special tax treatment under Sections 421 and 422 of the Code that were previously granted by an entity that is acquired by the Company or any of its Affiliates or with which the Company or any of its Affiliates combines shall be counted against the maximum aggregate number of Shares available for ISOs under the Plan.

(d) The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, and may delegate such authority, as it deems appropriate. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their successors).

(e) The Committee shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the exercise, grant, vesting or payout of an Award. Unless the Committee specifies otherwise, the Participant may elect to pay a portion or all of such withholding taxes by (a) delivery of Shares or (b) having Shares withheld by the Company with a Fair Market Value equal to the minimum statutory withholding rate from any Shares that would have otherwise been received by the Participant.

5.	Limitations

(a) No Award may be granted under the Plan after August 31, 2017, but Awards granted prior to such date may extend beyond that date.

(b) Notwithstanding any provision herein to the contrary, the repricing of an Option or SAR, once granted hereunder, is prohibited without the prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option or SAR to lower its exercise price other than a decrease in exercise price that occurs as a result of an adjustment made in connection with a change in capitalization or similar change in the outstanding Shares pursuant to Section 10(a) below; (ii) any other action that is treated as a “repricing” under U.S. generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option or SAR at a time when its exercise price is greater than the Fair Market Value of the underlying Shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change in the outstanding Shares permitted under Section 10(a) below. Any such cancellation and exchange described in clause (iii) (other than in connection with a change permitted under Sections 10(a) and 10(b) below) will be considered a “repricing” regardless of whether it is treated as a “repricing” under U.S. generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.

(c) With respect to any Awards granted to a Participant who is a non-employee member of the Board at the time of grant, such Awards shall be made pursuant to formulas established by the Board in advance of such grant. Any such Awards shall be made at the time such a Participant first becomes a member of the Board and, thereafter, on an annual basis at or following the annual meeting of stockholders. Such formulas may include any one or more of the following: (i) a fixed number of Options or SARs or a number of Options determined by reference to a fixed dollar amount (calculated based on the Fair Market Value of a Share on the date of grant and the Black-Scholes methodology for valuing Options and SARs), (ii) a fixed number of Shares of Restricted Stock or a number of Shares of Restricted Stock determined by reference to a fixed dollar amount (calculated based on the Fair Market Value of a Share on the date of grant), and (iii) Other Stock-Based Awards determined either by reference to a fixed number of Shares or to a fixed dollar amount (calculated based on the Fair Market Value of a Share on the date of grant).

6.	Terms and Conditions of Options

Options granted under the Plan shall be, as determined by the Committee, nonqualified or incentive stock options for federal income tax purposes, as evidenced by the related Award agreements, and shall be subject to the foregoing

B-4 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine, and as evidenced by the related Award agreement:

(a) Option Price. The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted.

(b) Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted, except as may be provided pursuant to Section 15.

(c) Exercise of Options. Except as otherwise provided in the Plan or in an Award agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of this Section 6, the exercise date of an Option shall be the date a notice of exercise is received by the Company, together with provision for payment of the full purchase price in accordance with this Section 6(c). The purchase price for the Shares as to which an Option is exercised shall be paid to the Company, as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by check); (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; (iii) partly in cash and partly in such Shares or (iv) if there is a public market for the Shares at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Shares are issued to the Participant.

(d) ISOs. The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). No ISO may be granted to any Participant who, at the time of such grant, owns more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. ISOs may be granted only to employees of the Company or any Subsidiary. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (i) within two years after the date of grant of such ISO or (ii) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other person) due to the failure of an Option to qualify for any reason as an ISO.

(e) Attestation. Wherever in the Plan or any agreement evidencing an Award a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and/or shall withhold such number of Shares from the Shares acquired by the exercise of the Option, as appropriate.

7.	Terms and Conditions of SARs

(a) Grants. The Committee may grant (i) a SAR independent of an Option or (ii) a SAR in connection with an Option, or a portion thereof. A SAR granted pursuant to clause (ii) of the preceding sentence (A) may be granted at the time the related Option is granted or at any time prior to the exercise or cancellation of the related Option, (B) shall cover the same number of Shares covered by the Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 7 (or such additional limitations as may be included in an Award agreement).

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | B-5

(b) Terms. The exercise price per Share of a SAR shall be an amount determined by the Committee but in no event shall such amount be less than 100% of the Fair Market Value of a Share on the date the SAR is granted; provided, however, that notwithstanding the foregoing in the case of a SAR granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each SAR granted independent of an Option shall entitle a Participant upon exercise to an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the exercise price per Share, times (ii) the number of Shares covered by the SAR. Each SAR granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefor an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one Share over (B) the Option Price per Share, times (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered. Payment shall be made in Shares or in cash, or partly in Shares and partly in cash (any such Shares valued at such Fair Market Value), all as shall be determined by the Committee. SARs may be exercised from time to time upon actual receipt by the Company of written notice of exercise stating the number of Shares with respect to which the SAR is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for SARs, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of Shares will be rounded downward to the next whole Share. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares covered by SARs until the Shares are issued to the Participant.

(c) Limitations. The Committee may impose, in its discretion, such conditions upon the exercisability of SARs as it may deem fit, but in no event shall a SAR be exercisable more than ten years after the date it is granted, except as may be provided pursuant to Section 15.

8.	Restricted Stock

(a) Grant. Subject to the provisions of the Plan, the Committee shall determine the number of Shares of Restricted Stock to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Stock may be forfeited to the Company, and the other terms and conditions of such Awards. Notwithstanding any other provision of the Plan, (i) Awards of Restricted Stock that are subject to time-based vesting, but not performance-based vesting (other than an Award of Restricted Stock relating to Shares in the Unrestricted Pool) shall not fully vest until the completion of a vesting period of at least three years from the date of grant, subject to earlier vesting in whole or in part in the event of a Change in Control or the death, disability or other termination of the Participant’s Employment, and (ii) Awards of Restricted Stock that are subject to vesting upon the attainment of performance objectives shall have a minimum performance period of one year. An Award of Restricted Stock that relates to Shares in the Unrestricted Pool shall be subject to vesting over such period as the Committee shall specify.

(b) Transfer Restrictions. Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the Plan or the applicable Award agreement. Shares of Restricted Stock may be evidenced in such manner as the Committee shall determine in its sole discretion. If certificates representing Shares of Restricted Stock are registered in the name of the applicable Participant, the Company may, at its discretion, retain physical possession of such certificates until such time as all applicable restrictions have lapsed. After the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall deliver a certificate or other evidence of ownership of the Shares to the Participant.

(c) Dividends. Dividends paid on any Shares of Restricted Stock may be paid directly to the Participant, withheld by the Company subject to vesting of the Shares of Restricted Stock pursuant to the terms of the applicable Award agreement, or may be reinvested in additional Shares of Restricted Stock, as determined by the Committee in its sole discretion; provided that, for Shares of Restricted Stock that are subject to vesting upon the attainment of a performance goal, dividends may be withheld and paid only with respect to those Shares of Restricted Stock for which the Committee certifies that the performance goal has been met and the Restricted Stock vests. Unless the applicable Award agreement provides otherwise and subject to Section 19, dividends that have been withheld until the Shares of Restricted Stock have vested shall be paid within 60 days after the certification is made by the Committee.

(d) Performance-Based Grants. Notwithstanding anything to the contrary herein, certain Shares of Restricted Stock granted under this Section 8 may, at the discretion of the Committee, be granted in a manner that is intended to be

B-6 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

deductible by the Company under Section 162(m). The restrictions applicable to such Restricted Stock shall lapse based wholly or partially on the attainment of written performance goals approved by the Committee for a performance period of not less than one year established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates. The performance goals, which must be objective, shall be based on one or more of the criteria set forth in Section 9(b) below. The criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the extent consistent with Section 162(m), the performance goals may be calculated with such adjustments as the Committee deems appropriate in its sole discretion to exclude the effects of extraordinary, unusual or nonrecurring items and to reflect other factors that the Committee deems appropriate, including without limitation, (i) gains or losses on the disposition of a business, (ii) changes in tax or accounting regulations or laws, (iii) the effects of a merger or acquisition, (iv) asset write-downs, (v) litigation judgments or settlements, and (vi) restructuring or severance charges. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify prior to the release of the restrictions on the Shares. No such restrictions shall lapse for such performance period until such certification is made by the Committee. Unless the Committee otherwise provides in an Award agreement, any related dividend equivalents that have vested shall be paid within 60 days after such certification is made by the Committee.

9.	Other Stock-Based Awards

(a) Generally. The Committee, in its sole discretion, may grant or sell Awards of Shares and Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Shares (“Other Stock-Based Awards”), including, but not limited to, Shares awarded as a bonus and not subject to any restrictions or conditions, Shares in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, restricted stock units, performance stock units, dividend equivalent units, stock equivalent units, and deferred stock units. Such Other Stock-Based Awards shall be in such form, and dependent on such conditions, as the Committee shall determine, including, without limitation, the right to receive, or vest with respect to, one or more Shares (or the equivalent cash value of such Shares) upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives. Other Stock-Based Awards may be granted alone or in addition to any other Awards granted under the Plan. Subject to the provisions of the Plan, the Committee shall determine the number of Shares to be awarded to a Participant under (or otherwise related to) such Other Stock-Based Awards; whether such Other Stock-Based Awards shall be settled in cash, Shares or a combination of cash and Shares; and all other terms and conditions of such Awards (including, without limitation, the vesting provisions thereof and provisions ensuring that all Shares so awarded and issued shall be fully paid and non-assessable). Notwithstanding any other provision of the Plan, (i) Other Stock-Based Awards settled in Shares that are subject to time-based vesting, but not performance-based vesting (other than an Award that relates to Shares in the Unrestricted Pool), shall not fully vest until the completion of a vesting period of at least three years from the date of grant, subject to earlier vesting in whole or in part in the event of a Change in Control or the death, disability or other termination of the Participant’s Employment, and (ii) Other Stock-Based Awards settled in Shares that are subject to vesting upon the attainment of performance objectives shall have a minimum performance period of one year, and dividend equivalents for such Other Stock-Based Awards that are subject to the attainment of performance objectives may be accrued and paid only with respect to the Shares for which the performance objective is certified by the Committee as having been achieved. Other Stock-Based Awards that are subject to time-based vesting, but not performance-based vesting, and that relate to Shares in the Unrestricted Pool shall be subject to vesting over such period as the Committee shall specify. Unless the applicable Award agreement provides otherwise and subject to Section 19, Other Stock-Based Awards shall be settled within 60 days following the end of the year in which such Awards vest.

(b) Performance-Based Awards. Notwithstanding anything to the contrary herein, certain Other Stock-Based Awards granted under this Section 9 may be granted in a manner which is intended to be deductible by the Company under Section 162(m) (“Performance-Based Awards”). A Participant’s Performance-Based Award shall be determined based on the attainment of written performance goals approved by the Committee for a performance period of not less

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | B-7

than one year established by the Committee (i) while the outcome for that performance period is substantially uncertain and (ii) no more than 90 days after the commencement of the performance period to which the performance goal relates. The performance goals, which must be objective, shall be based on one or more of the following criteria: (i) operating income before depreciation and amortization (“OIBDA”), including adjusted OIBDA; (ii) operating income, including adjusted operating income; (iii) net income, including adjusted net income; (iv) earnings per share, including adjusted earnings per share; (v) return on stockholders’ equity; (vi) revenues or sales; (vii) free cash flow; (viii) return on invested capital, including adjusted return on invested capital; (ix) total stockholder return; (x) cash flow from operations; (xi) stock price; (xii) margins; (xiii) reductions in expenses; and (xiv) completion or progress on the achievement of significant transactions, acquisitions, divestitures, and/or projects or processes. The foregoing criteria may relate to the Company, one or more of its Affiliates or one or more of its or their divisions or units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices, or any combination thereof, all as the Committee shall determine. In addition, to the extent consistent with Section 162(m), the performance goals may be calculated with such adjustments as the Committee deems appropriate in its sole discretion to exclude the effects of extraordinary, unusual or nonrecurring items and to reflect other factors that the Committee deems appropriate, including without limitation, (i) gains or losses on the disposition of a business, (ii) changes in tax or accounting regulations or laws, (iii) the effects of a merger or acquisition, (iv) asset write-downs, (v) litigation judgments or settlements, and (vi) restructuring or severance charges. The Committee shall determine whether, with respect to a performance period, the applicable performance goals have been met with respect to a given Participant and, if they have, shall so certify and ascertain the amount of the applicable Performance-Based Award. No Performance-Based Awards will be paid for such performance period until such certification is made by the Committee. The amount of the Performance-Based Award actually paid to a given Participant may be less than the amount determined by the applicable performance goal formula, at the discretion of the Committee. Except as otherwise provided in an Award agreement and subject to Section 19, the amount of the Performance-Based Award determined by the Committee for a performance period shall be paid to the Participant within 60 days following such determination by the Committee.

10.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:

(a) Generally. In the event of any change in the outstanding Shares (including, without limitation, the value thereof) after the Effective Date by reason of any Share dividend or split, reorganization, recapitalization, merger, consolidation, combination, spin-off, combination or exchange of Shares or other corporate exchange, or any distribution to holders of Shares other than regular cash dividends, or any transaction similar to the foregoing, the Committee in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable (subject to Section 19), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Awards (including limits established for Options or SARs, Restricted Stock or Other Stock-Based Awards) may be granted during a calendar year to any Participant, (iii) the Option Price of any Option or exercise price of any SAR and/or (iv) any other affected terms of such Awards.

(b) Change in Control. In the event of a Change in Control after the Effective Date, the Committee may (subject to Section 19), but shall not be obligated to, (A) accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an Award, (B) cancel Awards for fair value (as determined in the sole discretion of the Committee) which, in the case of Options and SARs, may equal the excess, if any, of the value of the consideration to be paid in the Change in Control transaction to holders of the same number of Shares subject to such Options or SARs (or, if no consideration is paid in any such transaction, the Fair Market Value of the Shares subject to such Options or SARs) over the aggregate Option Price of such Options or exercise price of such SARs, (C) provide for the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted hereunder as determined by the Committee in its sole discretion, (D) provide that for a period of at least 30 days prior to the Change in Control, Options shall be exercisable as to all Shares subject thereto and that upon the occurrence of the Change in Control, such Options shall terminate and be of no further force and effect or (E) take such other action with respect to Awards as the Committee shall determine to be appropriate in its discretion.

B-8 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

11.	No Right to Employment or Awards

The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the Employment of a Participant and shall not lessen or affect the Company’s or any Affiliate’s right to terminate the Employment of such Participant. No Participant or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

12.	Successors and Assigns

The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

13.	Nontransferability of Awards

Unless otherwise determined by the Committee (and subject to the limitation that in no circumstances may an Award may be transferred by the Participant for consideration or value), an Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. An Award exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

14.	Amendments or Termination

The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation shall be made (a) without the approval of the stockholders of the Company, (i) if such action would (except as is provided in Section 10(a) of the Plan) increase the total number of Shares reserved for the purposes of the Plan or increase the maximum number of Shares of Restricted Stock or Other Stock-Based Awards that may be awarded hereunder, or the maximum number of Shares for which Awards may be granted to any Participant, (ii) if stockholder approval for such action is otherwise required by (A) any applicable law or regulation, (B) the rules of the NYSE or, if the Shares are not then listed on the NYSE, the rules of such other national securities exchange or quotation system on which the Shares then have their primary listing or quotation or (C) Section 162(m) (taking into consideration the exception provided by Treas. Reg. § 1.162-27(f)(iii)(4)), or (iii) to change the class of individuals eligible to receive ISOs; (b) without the consent of a Participant, if such action would diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Plan; or (c) to Section 5(b) of the Plan, relating to repricing of Options or SARs, to permit such repricing, without the prior approval of the Company’s stockholders; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws.

15.	International Participants

With respect to Participants who reside or work outside the United States of America and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code, the Committee may, in its sole discretion, amend the terms of the Plan or Awards with respect to such Participants in order to address differences in local law or tax policies or to obtain more favorable tax or other treatment for a Participant, the Company or an Affiliate.

16.	Other Benefit Plans

All Awards shall constitute a special incentive payment to the Participant and shall not be taken into account in computing the amount of salary or compensation of the Participant for the purpose of determining any benefits under any pension, retirement, profit sharing, bonus, life insurance or other benefit plan of the Company or under any agreement between the Company and the Participant, unless such plan or agreement specifically provides otherwise.

17.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws and, except as otherwise provided in the pertinent Award agreement, any and all disputes between a Participant and the Company or any Affiliate relating to an Award shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York.

Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement  | B-9

18.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date, subject to the approval of the stockholders of the Company.

19.	Section 409A

It is intended that the provisions of the Plan comply with Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

No Participant or the creditors of a Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to any Participant or for the benefit of any Participant under the Plan may not be reduced by, or offset against, any amount owing by any such Participant to the Company or any of its Affiliates.

Notwithstanding any other provisions in the Plan or any Award agreement to the contrary, in the event that it is reasonably determined by the Company that, as a result of Section 409A, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A. If, at the time of a Participant’s separation from service (within the meaning of Section 409A), (A) such Participant shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (B) the Company shall make a good faith determination that an amount payable pursuant to an Award constitutes deferred compensation (within the meaning of Section 409A), the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant. To the extent any amount made under the Plan to which Section 409A applies is payable in two or more installments, each installment payment shall be treated as a separate and distinct payment for purposes of Section 409A.

Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to any Award as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on such Participant or for such Participant’s account in connection with an Award (including any taxes and penalties under Section 409A), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold such Participant harmless from any or all of such taxes or penalties.

B-10 | Time Warner Inc. Notice of 2013 Annual Meeting of Stockholders and Proxy Statement

From the Hartsfield-Jackson Atlanta International Airport and the South:

Take I-75/85 north to the Andrew Young International Blvd. (Exit 248C). Turn left onto Andrew Young International Blvd. Turn left onto Centennial Olympic Park Drive. Pass Philips Arena on the right and turn right onto Andrew Young International Blvd. The International Plaza Parking Deck (Red Deck) is on the right, directly across from the Georgia Dome stadium. After parking, follow the directions below to reach the meeting location.

From the North:

Take I-75/85 south to Williams Street (Exit 249C). Williams Street bears to the right. Go five blocks on Williams and make a right onto Andrew Young International Blvd. Go one block and make a left onto Centennial Olympic Park Drive. Pass Philips Arena on the right and turn right onto Andrew Young International Blvd. The International Plaza Parking Deck (Red Deck) is on the right, directly across from the Georgia Dome stadium. After parking, follow the directions below to reach the meeting location.

From the West:

Take I-20 east to Spring Street (Exit 56B). Turn left onto Spring Street, left onto Marietta Street and left onto Centennial Olympic Park Drive. Pass Philips Arena on the right and turn right onto Andrew Young International Blvd. The International Plaza Parking Deck (Red Deck) is on the right, directly across from the Georgia Dome stadium. After parking, follow the directions below to reach the meeting location.

From the East:

Take I-20 west to Spring Street (Exit 56B). Turn right onto Spring Street, left onto Marietta Street and left onto Centennial Olympic Park Drive. Pass Philips Arena on the right and turn right onto Andrew Young International Blvd. The International Plaza Parking Deck (Red Deck) is on the right, directly across from the Georgia Dome stadium. After parking, follow the directions below to reach the meeting location.

Directions From the International Plaza Parking Deck (Red Deck) to the Omni Hotel:

To walk to the meeting location from the parking facility, exit the Red Deck on the International Blvd. level, cross to the north side of the street (toward the Georgia World Congress Center). Proceed east on Andrew Young International Blvd. to the Omni Hotel. Upon entering the Omni Hotel, take the elevators or escalators in the North Tower of the hotel to the 4th floor to the Grand Ballroom.

Directions to Time Warner’s Annual Meeting

Omni Hotel (North Tower) at CNN Center in Atlanta, Georgia

002CSN 8697

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 23, 2013.
Vote by Internet
• Go to www.envisionreports.com/TWX
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees in Proposal 1.

1. Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
01 - James L. Barksdale	☐	☐	☐	02 - William P. Barr	☐	☐	☐	03 - Jeffrey L. Bewkes	☐	☐	☐
04 - Stephen F. Bollenbach	☐	☐	☐	05 - Robert C. Clark	☐	☐	☐	06 - Mathias Döpfner	☐	☐	☐
07 - Jessica P. Einhorn	☐	☐	☐	08 - Fred Hassan	☐	☐	☐	09 - Kenneth J. Novack	☐	☐	☐
10 - Paul D. Wachter	☐	☐	☐	11 - Deborah C. Wright	☐	☐	☐

B	Proposals — The Board of Directors recommends a vote FOR Proposals 2, 3 and 4.

	For	Against	Abstain		For	Against	Abstain
2. Ratification of Appointment of Independent Auditors.	☐	☐	☐	3. Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐
4. Approval of the Time Warner Inc. 2013 Stock Incentive Plan.	☐	☐	☐

In their discretion, the proxies are authorized to vote on such other matters as may properly come before the meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — TIME WARNER INC.	+

Proxy Solicited on Behalf of the Board of Directors of

Time Warner Inc. for the Annual Meeting of Stockholders on May 23, 2013

The undersigned hereby acknowledges receipt of the Time Warner Inc. Notice of Annual Meeting and Proxy Statement and hereby constitutes and appoints Paul T. Cappuccio, Karen Magee and John K. Martin, Jr., and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Annual Meeting of Stockholders of Time Warner Inc. on Thursday, May 23, 2013, and any adjournment or postponement thereof, and to vote on the matters indicated all the shares of Common Stock that the undersigned would be entitled to vote if personally present.

This proxy when properly executed will be voted in the manner directed herein. If this proxy is executed but no direction is made, this proxy will be voted FOR all nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

Please mark, date and sign this Proxy Card below and return it promptly in the enclosed reply envelope. To vote by telephone or the Internet, see the instructions on the reverse side.

Continued and to be voted on reverse side.

D	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - D ON BOTH SIDES OF THIS CARD.	+

TIME WARNER INC. ONE TIME WARNER CENTER NEW YORK, NY 10019

You must provide instructions to the Trustee by May 20, 2013 for your instructions to be tabulated. You may issue instructions by telephone or the Internet until 11:59 P.M. (Eastern Time) on that day. If you are sending instructions by mail, the Trustee must receive your executed instruction card by 5:00 P.M. (Eastern Time) on May 20, 2013. If you submit your instructions by telephone or the Internet, there is no need to mail back your instruction card. If you do not provide instructions to the Trustee, the Trustee will vote your interests as required by the terms of the Plan and described on the reverse side of the card.

You may send your voting instructions to the Trustee via the Internet, telephone or mail, as follows:

PROVIDE VOTING INSTRUCTIONS BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 20, 2013. Have your voting instruction card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

PROVIDE VOTING INSTRUCTIONS BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 20, 2013. Have your voting instruction card in hand when you call and then follow the instructions.

PROVIDE VOTING INSTRUCTIONS BY MAIL

Mark, sign and date your voting instruction card and return it in the postage-paid envelope we have provided or return it to Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M54651-P35589 KEEP THIS PORTION FOR YOUR RECORDS
THIS VOTING INSTRUCTION CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

TIME WARNER INC.

Instructions to Vote on Directors - The Board of Directors recommends a vote FOR all nominees in Proposal 1.
1.	Election of Directors.
	Nominees:		For	Against	Abstain	Instructions to Vote on Proposals - The Board of Directors recommends a vote FOR Proposals 2, 3 and 4.		For	Against	Abstain
	1a. James L. Barksdale		☐	☐	☐
	1b. William P. Barr		☐	☐	☐	2.	Ratification of Appointment of Indenpendent Auditors.	☐	☐	☐
	1c. Jeffrey L. Bewkes		☐	☐	☐	3.	Advisory Vote to Approve Named Executive Officer Compensation.	☐	☐	☐
	1d. Stephen F. Bollenbach		☐	☐	☐	4.	Approval of the Time Warner Inc. 2013 Stock Incentive Plan.	☐	☐	☐
	1e. Robert C. Clark		☐	☐	☐
	1f. Mathias Döpfner		☐	☐	☐
	1g. Jessica P. Einhorn		☐	☐	☐
	1h. Fred Hassan		☐	☐	☐
	1i. Kenneth J. Novack		☐	☐	☐		Please indicate if you plan to attend this meeting.	☐	☐
	1j. Paul D. Wachter		☐	☐	☐			Yes	No
	1k. Deborah C. Wright		☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

SUBMIT YOUR CONFIDENTIAL VOTING INSTRUCTIONS

BY TELEPHONE, INTERNET OR MAIL

TIME WARNER SAVINGS PLAN

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Time Warner Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions on the reverse side to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

Please fold and detach card at perforation before mailing.

M54652-P35589

Time Warner Inc.

CONFIDENTIAL VOTING INSTRUCTIONS

Instructions solicited by Fidelity Management Trust Company on behalf of the Board of Directors for the Time Warner Inc. Annual Meeting of Stockholders on May 23, 2013.

The undersigned hereby instructs Fidelity Management Trust Company (“Fidelity”), as Trustee, to vote as specified on the reverse side by proxy at the Annual Meeting of Stockholders of Time Warner Inc. to be held on May 23, 2013, and at any adjournment thereof, the undersigned’s proportionate interest in the shares of Time Warner Inc. Common Stock held in the Time Warner Inc. Stock Fund under the Time Warner Savings Plan (the “Plan”).

Under the provisions of the Trust relating to the Plan, Fidelity, as Trustee, is required to request your confidential instructions as to how your proportionate interest in the shares of Time Warner Inc. Common Stock held in the Time Warner Inc. Stock Fund under the Plan (an “interest”) is to be voted at the Annual Meeting of Stockholders on May 23, 2013. Your instructions to Fidelity will not be divulged to anyone at Time Warner Inc. If Fidelity does not receive your instructions on or prior to 5:00 P.M. (Eastern Time) via a voting instruction card or 11:59 P.M. (Eastern Time) via telephone or the Internet on May 20, 2013, your interest, if any, attributable to (a) accounts transferred from the Time Incorporated Payroll-Based Employee Stock Ownership Plan (“PAYSOP”) and the WCI Employee Stock Ownership Plan (“WCI ESOP”) will not be voted and (b) the remainder of the Plan accounts, if any, will be voted at the Annual Meeting in the same proportion as other participants’ interests in the Plan for which Fidelity has received voting instructions (excluding PAYSOP and WCI ESOP accounts). If this card is signed but no direction is made, Fidelity will vote the undersigned’s proportionate interest FOR all nominees listed and FOR Proposals 2, 3 and 4.

(PLEASE SIGN AND DATE ON THE REVERSE SIDE)